   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 30, 1999


                                                      REGISTRATION NO. 333-93235

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                   BOLT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7373                            13-3905544
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL              (IRS EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                         304 HUDSON STREET -- 7TH FLOOR
                               NEW YORK, NY 10013
                                 (212) 620-5900
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                DANIEL A. PELSON
                      PRESIDENT & CHIEF EXECUTIVE OFFICER
                                   BOLT, INC.
                         304 HUDSON STREET -- 7TH FLOOR
                               NEW YORK, NY 10013
                                 (212) 620-5900
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                WITH COPIES TO:

              JOHN R. POMERANCE, ESQ.                          WINTHROP B. CONRAD, JR., ESQ.
              PETER S. LAWRENCE, ESQ.                              DAVIS POLK & WARDWELL
            MINTZ, LEVIN, COHN, FERRIS,                            450 LEXINGTON AVENUE
              GLOVSKY AND POPEO, P.C.                               NEW YORK, NY 10017
               ONE FINANCIAL CENTER                                   (212) 450-4000
                 BOSTON, MA 02111
                  (617) 542-6000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
---------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion)


Issued December 30, 1999


                                              Shares

                                 BOLT.COM LOGO
                                  COMMON STOCK

                            ------------------------

Bolt, Inc. is offering shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate
that the initial public offering price will be between $          and
$          per share.

                            ------------------------

We have applied to list our common stock on the Nasdaq National Market under the symbol "BOLT."

                            ------------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS.   SEE "RISK FACTORS" BEGINNING ON
PAGE 6.

                            ------------------------

                              PRICE $     A SHARE

                            ------------------------

                                                                          UNDERWRITING
                                                              PRICE TO    DISCOUNTS AND    PROCEEDS
                                                               PUBLIC      COMMISSIONS     TO BOLT
                                                              --------    -------------    --------
Per Share...................................................     $            $               $
Total.......................................................  $               $            $

Bolt has granted the underwriters the right to purchase up to an additional shares of common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on
            , 2000.

                            ------------------------

MORGAN STANLEY DEAN WITTER
                              THOMAS WEISEL PARTNERS LLC
                                                  J. P.  MORGAN  &  CO.
                    , 2000

                           [DESCRIPTION OF GRAPHICS]

     The inside front cover displays a large text box in the lower right-hand corner with the language "2000:" followed by the Bolt logo. Above the logo appears a series of text boxes, which read from top to bottom: "1969:
Woodstock", "1978: the roller rink", "1983: MTV", and "1991: the mall".

     The graphics consist of a two-page fold-out containing a sample of our website homepage, quotes from several registered users, or members, samples of click-through pages and applications available on our website and other statistics concerning our website.

     The left column of the fold-out has three quotes from members of our site which state: "I have met a lotta people here. It's da bomb diggity shish boom snap"; "On Bolt, we can be open and honest with each other, give advice, and learn more about people all over" and "I would much rather come to Bolt than watch TV". The left column also contains a sample of a user profile page which is accessed from our homepage containing certain information regarding a member. Additionally, the left column contains a sample of the homepage for our e-commerce store, which can be accessed from our homepage.

     The graphic to the right of the left column at the top of the fold-out contains our logo as well as the phrase "Bolt empowers teens to express their opinions, meet new friends, and find the products and services they're interested in." It also contains the following phrases: "Metrics: 1.5 million registered members, 141 million page views per month", 6.1 million users sessions per month".

     The lower left corner of the fold-out contains a sample view of the Bolt homepage, which features links to the various components of the site ("members", "notes", "email", and "homepages" among others), as well as the "Quote of the Day", "Hot Stuff from the Store!", "Daily Poll", "About Face", and "New Features" from the sample view displayed homepage.

     To the right of the view of the homepage is a sample of our "About Face" page, which is accessed from our homepage containing question and answer series presented by Neutrogena, a sample of the "integrated sponsorships" section of the site. Above the graphic of the "About Face" page an example of "member-created content" appears, featuring a link from the "Style & Looks" page. Above the "Style & Looks" page appears a quote from a member; "The first day I was on Bolt I made three friends in about an hour. That normally doesn't happen for me because I'm a shy person."

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    6
Special Note Regarding Forward-Looking
  Statements..........................   16
Use of Proceeds.......................   17
Dividend Policy.......................   17
Capitalization........................   18
Dilution..............................   19
Pro Forma Statement of Operations
  Data................................   20
Selected Financial Data...............   21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   22

                                        PAGE
                                        ----
Business..............................   32
Management............................   46
Certain Transactions..................   52
Principal Stockholders................   54
Description of Capital Stock..........   56
Shares Eligible for Future Sale.......   59
Underwriters..........................   61
Legal Matters.........................   63
Experts...............................   63
Where You Can Find Additional
  Information.........................   63
Index to Financial Statements.........  F-1

                            ------------------------

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

     UNTIL                , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS THAT BUY, SELL OR TRADE BOLT'S COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     "Bolt," our logo, "Bolt Notes" and other trademarks of Bolt, Inc. mentioned in this prospectus are the property of Bolt, Inc. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

                 (This page has been left blank intentionally.)

                               PROSPECTUS SUMMARY

     This summary highlights the most important features of this offering and the information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

                                   BOLT, INC.

     Our Web site, Bolt.com, is a leading online destination that targets 15-20 year old teens. We feature teen-focused content generated primarily by our members, a platform for teens to interact with other teens and tools that allow our members to personalize their user experience. Our site enables members to create and actively participate in what we believe is one of the most teen-relevant environments found anywhere.

     We have designed Bolt.com to facilitate communication among teens, to empower them to express their opinions and ideas as a community and to shop in an online store that our members help create. While the growth of our site to date has been driven largely by word-of-mouth, we are also building brand awareness through relationships with America Online, MSN Hotmail, Yahoo! and Lycos. As a result, our member base has grown to more than 1.5 million as of December 1, 1999 from about 340,000 as of December 1, 1998. According to Media Metrix, in October 1999, Bolt.com was the seventh "stickiest" site of all the sites on the Internet, as measured by minutes per user per month. According to Nielsen I/PRO, we had over 141 million page views and over 6 million user sessions in October 1999 as compared to 28 million page views and 1.4 million user sessions in December 1998. Bolt.com generates revenues through advertising and sponsorship fees, product sales and transactional fees and we expect to generate revenues from market research fees in the future.

     Advertisers and retailers have increasingly sought access to a rapidly growing teen audience. The growth in the number of 10 to 24 year olds is expected to outpace the growth in the general population by nearly 10% over the next ten years. Advertisers have turned to the Internet to reach teens because teens have adopted this medium as a primary form of entertainment, communication and information gathering. We believe there is a significant opportunity to advertise and sell products and services to teens online because teens possess substantial disposable income. eMarketer, a market research firm, estimates that online commerce sales to 13 to 17 year olds will increase to $1.4 billion in 2002 from $161 million in 1999.

     Bolt.com is a site that empowers our teen audience to express opinions and ideas regarding the ever-changing issues and trends that impact their lives. Our members communicate on our site and provide content for our site using their chosen Bolt Member IDs. This ensures anonymity and encourages frank and open discussion. Our members provide most of the content of Bolt.com, unlike other sites where the non-teen staff or third parties generate most of the content. Because our teen audience determines significant portions of Bolt.com's content, we believe we deliver a continually relevant experience. Our more than 1.5 million members can also use our personalized tools, such as email, instant messaging, personal diaries and personal calendars, to help them manage their lives, making the site more valuable to them the more they use it. In addition, in September 1999, we launched the online Bolt Store, which offers more than 1,000 products based on what our members have told us they want to buy. We expect this to be an increasingly important aspect of our business.

     We have developed a site that we believe is highly desirable to advertisers for the following reasons:

     - Audience. We provide a highly-targeted, growing, and demographically-focused audience.

     - Size. We have a large and active user base, as demonstrated by the over 141 million page views and over 6 million user sessions in October 1999.

     - Contextual Relevance and Targeting. Marketers can target their messages in a way that is particularly relevant to the interests of our members.

     - Member Loyalty. According to Media Metrix, in October 1999, Bolt.com was the seventh stickiest site of all the sites on the Internet, as measured by minutes per user per month.

     Our goal is to be the leading media company focusing on teens. We intend to achieve this goal by continuing to build brand awareness, continuing to develop and extend our relationships with strategic partners and advertisers, enhancing our online features, expanding our e-commerce offerings and expanding our international presence.

     We currently have strategic relationships that are designed to increase our brand awareness and drive significant new teen traffic to our site. Our partners include:

     - America Online. We are the only teen community partner for the AOL branded service's teen message boards and teen chat rooms. We will provide management of AOL's teen community tools, including its teen message boards and teen chat rooms. In return, we will receive brand exposure because we are entitled to establish and maintain a linked, customized, user-generated content environment at aol.bolt.com, and all teen-focused message boards, chat rooms, and teen community areas within the AOL service, including aol.bolt.com, will be Bolt branded.

     - MSN Hotmail. We provide teen content for the MSN Hotmail WebCourier Newsletter Program. The Bolt newsletter is delivered twice per week to over 1.9 million Hotmail users who elected to receive our content when they registered with Hotmail. We also advertise on the MSN Shopping Channel, MSN Hotmail and the MSN service targeted to teens.

     - Ford Motor Company. On November 17, 1999, we entered into a partnership with Ford Motor Company to develop Cars.bolt.com, a co-branded destination on our site, which will feature auto-related content geared towards teens. Cars.bolt.com will provide features like personalized classified ads, an automotive dictionary, teen-focused buyer guides, information on how to buy or lease a car and an interactive driver's education seminar.

                            ------------------------

     We were incorporated in Delaware on August 15, 1996 as Concrete Media, Inc. On February 16, 1999, we changed our name to Bolt Media, Inc., and on November 17, 1999, we changed our name to Bolt, Inc. Our principal executive offices are located at 304 Hudson Street, 7th Floor, New York, New York 10013 and our telephone number at that address is (212) 620-5900. Our World Wide Web site address is www.bolt.com. The information on our Web site is not incorporated by reference into this prospectus.

                                  THE OFFERING

Common stock offered in this
  offering....................             shares

Common stock to be outstanding
after this offering...........             shares

Use of proceeds...............   To expand our marketing and promotion
                                 activities, to launch international operations, to expand and upgrade our technology infrastructure, to expand our staff and for working capital and other general corporate purposes, including possible acquisitions of or investments in complementary businesses, products or technologies. See "Use of Proceeds."

Proposed Nasdaq National
Market symbol.................   BOLT

     The information above does not include:

     - 2,593,600 shares of common stock issuable upon the exercise of stock options outstanding as of December 6, 1999 at a weighted average exercise price of $.82 per share; and

     - 47,900 shares of common stock issuable upon the exercise of warrants outstanding as of December 6, 1999 at a weighted average exercise price of $1.27 per share.

                            ------------------------

     Unless otherwise indicated, all information contained in this prospectus:

     - Assumes that the underwriters do not exercise their over-allotment option;

     -  Reflects a 4-for-1 split of our common stock on November 17, 1999; and

     - Reflects the automatic conversion of all of our outstanding shares of preferred stock into a total of 11,956,621 shares of common stock upon completion of this offering.

                             SUMMARY FINANCIAL DATA

     The following table summarizes our financial data for the period from August 15, 1996 (date of inception) through December 31, 1996, for the years ended December 31, 1997 and 1998 and for the nine months ended September 30, 1998 and 1999, which have been derived from our financial statements and the notes to those financial statements. The summary balance sheet data as of September 30, 1999 are presented (1) on an actual basis, (2) on a pro forma basis to give effect to:

     - our sale of a total of 3,787,801 shares of our Series C Convertible Preferred Stock for $10.25 per share on November 17, 1999, November 23, 1999 and December 6, 1999, and

     - the conversion of all of our outstanding preferred stock into a total of 11,956,621 shares of common stock upon the completion of this offering and (3) on a pro forma basis as adjusted to give effect to the receipt of the
estimated proceeds from our sale of      shares of common stock in this offering
at an assumed initial public offering price of $     per share, after deducting
the underwriting discounts and commissions and estimated offering expenses payable by us.

     We were originally incorporated as Concrete Media, Inc. in August 1996. Our original business consisted of three divisions:

     - our Bolt subsidiary, which provided online content and community created by and focused toward teens;

     - our "Girls On" division, which provided online entertainment and related content written by and focused toward young women; and

     - our custom publishing division, which provided Web site development services to third party non-advertising customers.

We also provided, and continue to provide, custom publishing and production services to our advertising customers in connection with advertising and product presentation on Bolt.com.

     In late 1998 and early 1999, Concrete Media was reorganized. On December 30, 1998, we sold our custom publishing division and on January 29, 1999, we sold our Girls On division. Accordingly, the statement of operations data for the periods presented reflect the business of Bolt together with the business of the custom publishing division and the Girls On division until they were sold. The pro forma statement of operations data for the year ended December 31, 1998 and for the nine months ended September 30, 1998 have been prepared as though the sales of the custom publishing division and Girls On division occurred on January 1, 1998. Our results of operations for the nine months ended September 30, 1999 include the results of operations of Girls On for the month of January 1999, which include revenues of $38,000 and direct expenses of $25,000.

     For a more detailed explanation of these financial data, see "Selected Financial Data," our financial statements and the notes to those financial statements located elsewhere in this prospectus.

                               PERIOD FROM
                                AUGUST 15,
                                   1996
                                 (DATE OF
                                INCEPTION)           YEAR ENDED           PRO FORMA
                                 THROUGH            DECEMBER 31,          YEAR ENDED
                               DECEMBER 31,   ------------------------   DECEMBER 31,
                                   1996          1997          1998          1998
                               ------------   -----------   ----------   ------------
                                  (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Bolt revenues................   $       --    $        32   $      404    $      404
Revenues related to the Girls
  On and custom publishing
  divisions..................           19            446        2,281            --
                                ----------    -----------   ----------    ----------
        Total revenues.......           19            478        2,685           404
                                ----------    -----------   ----------    ----------
Costs and expenses:
  Production and
    technology...............           15            810        1,138           336
  E-commerce.................           --             --           --            --
  Sales and marketing........            1            287          630           332
  General and
    administrative...........           51            549        1,327           289
  Depreciation and
    amortization.............            4             25           75            15
  Stock-based compensation...           --             --           --            --
                                ----------    -----------   ----------    ----------
        Total costs and
          expenses...........           71          1,671        3,170           972
                                ----------    -----------   ----------    ----------
Loss from operations.........          (52)        (1,193)        (485)         (568)
Other income (expense):
  Interest income (expense),
    net......................           --             42          (53)           --
  Gain on sale of Girls On...           --             --           --            --
                                ----------    -----------   ----------    ----------
Net loss.....................   $      (52)   $    (1,151)  $     (538)   $     (568)
                                ==========    ===========   ==========    ==========
Basic loss per share.........   $     (.01)   $      (.26)  $     (.12)   $     (.13)
                                ==========    ===========   ==========    ==========
Weighted average number of
  shares of common stock
  outstanding................    4,400,000      4,400,000    4,368,850     4,368,850
                                ==========    ===========   ==========    ==========


                                                 PRO FORMA
                                NINE MONTHS     NINE MONTHS     NINE MONTHS
                                   ENDED           ENDED           ENDED
                               SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                   1998            1998            1999
                               -------------   -------------   -------------
                               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Bolt revenues................   $      184      $      184      $     1,885
Revenues related to the Girls
  On and custom publishing
  divisions..................        1,606              --               38
                                ----------      ----------      -----------
        Total revenues.......        1,790             184            1,923
                                ----------      ----------      -----------
Costs and expenses:
  Production and
    technology...............          813             223            2,389
  E-commerce.................           --              --              235
  Sales and marketing........          393             161            2,782
  General and
    administrative...........          967             221              999
  Depreciation and
    amortization.............           50               8              211
  Stock-based compensation...           --              --            1,256
                                ----------      ----------      -----------
        Total costs and
          expenses...........        2,223             613            7,872
                                ----------      ----------      -----------
Loss from operations.........         (433)           (429)          (5,949)
Other income (expense):
  Interest income (expense),
    net......................          (30)             --              115
  Gain on sale of Girls On...           --              --            1,436
                                ----------      ----------      -----------
Net loss.....................   $     (463)     $     (429)     $    (4,398)
                                ==========      ==========      ===========
Basic loss per share.........   $     (.11)     $     (.10)     $     (1.46)
                                ==========      ==========      ===========
Weighted average number of
  shares of common stock
  outstanding................    4,400,000       4,400,000        3,009,720
                                ==========      ==========      ===========

                                                                     AS OF SEPTEMBER 30, 1999
                                                              ---------------------------------------
                                                                                           PRO FORMA
                                                              ACTUAL      PRO FORMA       AS ADJUSTED
                                                              ------    --------------    -----------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents................................... $3,637        $42,335
Working capital.............................................  2,131         40,829
Total assets................................................  8,752         47,450
Capital lease obligations, less current portion.............    578            578
Redeemable convertible preferred stock......................  8,019             --
Stockholders' equity (deficiency)........................... (3,117)        43,600

     We calculate loss per common share by dividing the loss attributable to common shares by the weighted average number of shares outstanding. We do not include outstanding common stock options, outstanding warrants or the conversion of our outstanding convertible preferred stock in the loss per common share calculation as their effect is anti-dilutive. The Series B preferred stock has been recorded at its redemption value and classified as redeemable convertible preferred stock on our balance sheet as of September 30, 1999.

                                  RISK FACTORS

     This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

  WE HAVE A LIMITED HISTORY OPERATING OUR TEEN-FOCUSED WEB SITE, AND WE MAY FACE DIFFICULTIES ENCOUNTERED BY NEW COMPANIES IN NEW AND RAPIDLY EVOLVING INDUSTRIES

     We were founded in August 1996. Accordingly, you should consider the risks and uncertainties frequently encountered by companies with limited operating histories in new and rapidly evolving industries, such as the Internet and e-commerce. Some of these risks and uncertainties relate to our ability to:

     - implement and successfully execute our business strategy and sales and marketing initiatives;

     -  increase traffic to our Web site;

     - increase our brand recognition among our targeted teen audience and advertisers;

     -  increase sales in the Bolt Store;

     -  anticipate and adapt to our evolving market;

     -  enhance and expand our products and services;

     -  respond effectively to competitive developments;

     -  attract, retain and motivate qualified personnel; and

     -  effectively manage our anticipated growth.

Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for detailed information on our limited operating history.

  YOU SHOULD NOT RELY ON OUR HISTORICAL AND PRO FORMA FINANCIAL INFORMATION IN DECIDING WHETHER TO INVEST IN OUR COMMON STOCK, BECAUSE THIS INFORMATION WILL LIKELY NOT BE REPRESENTATIVE OF OUR RESULTS IN THE FUTURE

     The financial information included in this prospectus through December 1998 combines the operating results of our then-existing custom publishing division and "Girls On" division, which were sold in December 1998 and January 1999, respectively. This information does not reflect what our results of operations, financial position and cash flows would have been if we were only operating our teen-focused Web site during the periods presented, or what our results of operations, financial position and cash flows will be in the future. In addition, while we have also presented our financial information on a pro forma basis in an effort to reflect our results as if we were only operating our teen-focused Web site, this pro forma information does not reflect many significant changes that have occurred or may occur in our operations. Accordingly, you should not rely on our historical and pro forma information as an indication of our future operating results or financial performance.

  WE HAD AN ACCUMULATED DEFICIT OF $6.1 MILLION AS OF SEPTEMBER 30, 1999; WE EXPECT OUR LOSSES TO CONTINUE AND WE MAY NEVER BECOME PROFITABLE

     We have had substantial losses since our inception and our operating and net losses may increase in the future. Accordingly, we may never become or remain profitable. If our revenues fail to grow at anticipated rates, our operating expenses increase without an equal increase in our revenues or we fail to adjust operating expense levels accordingly, our business, results of operations and financial condition will suffer. As of September 30, 1999, we had an accumulated deficit of $6.1 million. Although we have experienced growth in

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

revenues, members and customers in recent periods, our growth in revenues may not continue at its current rate or increase in the future.

     We have not yet become profitable on a quarterly or annual basis, and we anticipate that we will continue to incur operating and net losses. The extent of these losses will depend, in part, on the amount of growth in our advertising revenues, e-commerce revenues and market research revenues. We expect that our operating expenses will increase significantly, especially in the areas of Web site development, sales and marketing and brand promotion, and, as a result, we will need to substantially increase our revenues to become profitable.

  WE EXPECT OUR RESULTS OF OPERATIONS TO FLUCTUATE AND THE PRICE OF OUR COMMON STOCK COULD FALL IF QUARTERLY RESULTS ARE LOWER THAN THE EXPECTATIONS OF SECURITIES ANALYSTS

     Our revenues and results of operations have fluctuated in the past and may vary from quarter to quarter in the future. If our quarterly results fall below the expectations of securities analysts, the price of our common stock could fall. A number of factors, many of which are outside our control, may cause variations in our results of operations, including:

     -  fluctuations in the demand for Internet advertising or e-commerce;

     -  changes in the level of traffic on our site; and

     - fluctuations in sales and marketing expenses and technology infrastructure costs.

     A substantial portion of our operating expenses is related to sales and marketing, product development, technology and infrastructure, which expenses cannot be adjusted quickly and are therefore relatively fixed in the short term. Our operating expense levels are based, in significant part, on our expectations of future revenues on a quarterly basis. As a result, if revenues for a particular quarter are below our expectations, we may not be able to reduce operating expenses proportionately for that quarter; this revenue shortfall would have a negative effect on our operating results and cash flow for that quarter, which would likely have a negative impact on the price of our common stock.

  WE MAY BE UNABLE TO SELL ADDITIONAL ADVERTISING OR MAINTAIN OUR CURRENT LEVEL OF ADVERTISING SALES, IN WHICH CASE OUR REVENUES WOULD BE ADVERSELY AFFECTED

     We currently derive substantially all of our revenues from the sale of advertisements on our Web site. We may be unable to sell additional advertising on our site or maintain our current level of advertising sales. Most of our advertisers have limited experience with the Internet as an advertising medium. Our ability to generate significant advertising revenues depends upon several factors, including:

     - the acceptance and effectiveness of the Internet as an advertising medium;

     -  the development of a large base of teen members on our Web site;

     -  the desirability of our member base to potential advertisers;

     - our ability to continue to develop and update effective advertising delivery and measurement systems; and

     - our ability to maintain and increase our advertising rates given the growing number of outlets for advertisers on the Internet.

  OUR SUCCESS DEPENDS UPON OUR ABILITY TO ATTRACT A SUFFICIENT NUMBER OF TEEN INTERNET USERS TO OUR WEB SITE; WE MAY NOT BE ABLE TO DO SO

     We must deliver original and compelling Internet content, community, shopping and personalized tools that attract a sufficient number of teen Internet users to our Web site. We may be unable, however, to anticipate, monitor or successfully respond to the rapidly changing consumer tastes and preferences of our targeted teen audience so as to attract enough users to our site. If we are unable to deliver content, community and services that attract, retain and expand a loyal member base, we will be unable to generate substantial advertising revenues or commerce revenues.

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

  WE HAVE ONLY RECENTLY LAUNCHED THE BOLT STORE; WE HAVE NO PRIOR EXPERIENCE IN CONDUCTING A DIRECT E-COMMERCE OPERATION AND OUR BUSINESS COULD BE HARMED IF THE BOLT STORE IS NOT SUCCESSFUL

     Prior to our launch of the Bolt Store in September 1999, we had no experience in conducting a direct e-commerce business. We may be unable to achieve or maintain any or all of the necessary components of a successful e-commerce operation, such as timely and efficient order processing and fulfillment and efficient customer support services. Our failure to successfully operate the Bolt Store could seriously harm our brand and our business.

  BECAUSE WE DEPEND ON THIRD PARTIES TO SUPPLY PRODUCTS AND SHIP ORDERS TO CUSTOMERS OF THE BOLT STORE AND FOR CUSTOMER SUPPORT, ANY FAILURE OF THESE PARTIES TO PROVIDE QUALITY SERVICES MAY SERIOUSLY HARM OUR BRAND AND BUSINESS

     We depend on third parties to provide services to customers of the Bolt Store, and the failure of these third parties to provide quality services could seriously harm our brand and business. Although we choose which products to offer in the Bolt Store based on input from our members, we have selected a number of third-party sources to supply the products from their warehouses and drop-ship orders to our customers after receiving order confirmation from us. In addition, we have outsourced the customer support function of the Bolt Store to a third party. Accordingly, we are dependent on these third-party warehouses for timely and accurate order fulfillment and upon our third-party customer support service for efficient and informative customer support services. Because these services are provided by third parties, we have limited control over the quality of these services.

  WE DEPEND ON THE SERVICES OF A NUMBER OF KEY PERSONNEL, AND A LOSS OF ANY OF THOSE PERSONNEL COULD DISRUPT OUR OPERATIONS AND RESULT IN REDUCED REVENUES

     Our success depends on the continued services and on the performance of our senior management and other key employees, in particular the services of Daniel
A. Pelson, our President and Chief Executive Officer. The loss of the services of Mr. Pelson or any of our other senior management or key employees could seriously impair our ability to operate and improve our products and services, which could reduce our revenues.

     In order to achieve our business objectives, we must hire additional personnel to fill certain key managerial positions. Our future success will depend upon the ability of our current executive officers to establish clear lines of responsibility and authority, to work effectively as a team, and to gain the trust and confidence of our other employees. We must also identify, attract, train, motivate and retain other highly skilled technical, managerial, marketing and sales personnel. We compete intensely for these personnel and we may be unable to achieve our personnel goals. Our failure to achieve any of these goals could seriously limit our ability to improve our operations and financial results.

  WE PLAN TO EXPAND OUR ADVERTISING SALES FORCE TO INCREASE THE EFFECTIVENESS OF OUR INTERNAL SALES ORGANIZATION, AND IF WE FAIL TO DO SO WE MAY FAIL TO ATTRACT SPONSORSHIP AND ADVERTISING REVENUES

     We believe we will need to substantially increase our sales force in the coming year in order to execute our business plan, but we may not be able to do so. We hired our Vice President of Ad Sales in May 1999, and our internal sales team currently has only nine members. We believe that the growth of our sponsorship and advertising revenues will depend on our ability to expand our sales force in order to establish an aggressive and effective internal sales organization. Our ability to increase our sales force involves a number of risks and uncertainties, including competition for these personnel and the length of time for new sales employees to become productive. If we do not develop an effective internal sales force, we may be unable to attract sponsorship and advertising revenues.

  GROWTH IN OUR OPERATION HAS AND WILL CONTINUE TO STRAIN OUR RESOURCES; OUR FAILURE TO MANAGE GROWTH EFFECTIVELY COULD HARM OUR BUSINESS

     If we are unable to successfully manage our growth, our business could be seriously harmed. We have recently experienced significant growth and are planning to further expand our business and operations. As of

December 6, 1999, we had 88 employees, compared to 16 employees as of January 1, 1999. This growth has placed, and our planned future growth is expected to place, a significant strain on our management and other resources. As part of this growth, we expect to implement new operational and financial systems, procedures and controls. Any problems in implementing these systems or controls could harm our operations. In addition, several members of our senior management joined us during the last year, including our:

     -  Chief Financial Officer;

     -  Vice President of Commerce;

     -  Chief Technology Officer;

     -  Vice President of Business Development;

     -  Vice President of Ad Sales; and

     -  Director of Business Intelligence.

As a result, our management team may have difficulty working together to successfully manage our anticipated growth.

  WE INTEND TO EXPAND OUR BUSINESS; IF WE ARE NOT SUCCESSFUL, OUR BUSINESS COULD BE SERIOUSLY HARMED

     If we are not successful in expanding our business, our brand and business could be seriously harmed. We may choose to expand our operations by promoting new or complementary products and services, increasing the breadth and depth of products and services offered or expanding our market presence through relationships with third parties or developing new Web sites. In addition, we may pursue the acquisition of new or complementary businesses or technologies, although we have no present understandings, commitments or agreements with respect to any material acquisitions or investments. However, we may not be able to successfully expand our business and operations in a cost-effective or timely manner, and we cannot be certain that any of these efforts would increase overall market acceptance. Furthermore, any new product, service or Web site that we launch that is not favorably received could damage our reputation or our brand recognition. Expansion of our operations in this manner could also require significant additional expenditures and would strain our management, financial and operating resources.

  WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY

     We may not be able to compete successfully in our targeted market. We expect to encounter intense competition primarily from:

     - other companies or Web sites that are primarily focused, or that have areas primarily focused, on targeting teens online;

     - e-commerce companies and traditional retailers of the products we sell through our Bolt Store;

     - traditional media companies that have made or may in the future make significant acquisitions of or investments in Internet companies; and

     - traditional forms of media, like newspapers, magazines, radio and television.

     The market for Internet traffic, registered users and Internet advertising is new and rapidly evolving, and competition is intense. With no substantial barriers to entry, we expect that competition will continue to intensify as new companies and traditional media companies enter this market. In addition, because the Internet and e-commerce are new and evolving, we also face intense competition for advertising revenues from traditional sources of advertising like print, radio, television and other more established media and competition for direct sales revenues from traditional retailers of products geared towards teens.

     Many of our existing and potential competitors have longer operating histories, greater name recognition, larger user and customer bases and significantly greater financial, technical and marketing resources than we do. This may enable them to respond more quickly to competitive developments, or to devote greater resources than we can to the development, promotion and sale of their products and services. Our competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, members, customers and partners. Our competitors may develop products and services that are equal or superior to the products and services offered by us or that achieve greater market acceptance than our products and services. In addition, current and potential competitors may establish cooperative relationships among themselves or with third parties to improve their ability to address the needs of our customers and members. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced revenues, loss of customers and reduced traffic to our Web site.

  WE MUST CONTINUE TO ESTABLISH AND MAINTAIN STRATEGIC ALLIANCES TO GENERATE TRAFFIC TO OUR SITE, WHICH WE MAY NOT BE ABLE TO DO

     If we do not continue to establish and maintain strategic alliances that drive traffic to our site, our business could be seriously harmed. We believe that strategic alliances with high-traffic Internet sites and leading Internet portals to ensure the visibility of our Web site and to generate additional traffic to our site are important to our future growth. We currently have relationships with America Online, Yahoo!, MSN Hotmail and Lycos. Our business could be seriously harmed if we do not establish and maintain additional relationships on commercially reasonable terms or if any of our relationships do not result in increased traffic and visibility. Many of our current alliances are based on short-term agreements. There is intense competition among Internet sites for online strategic relationships. We may not be able to enter into new or renewed relationships on commercially reasonable terms or at all. In addition, our existing online strategic relationships or any relationships that we enter into in the future may not generate enough additional traffic from teen users to our Web site or create sufficient brand visibility to justify the costs we incur for these relationships.

  OUR SYSTEMS ARE MANAGED BY A THIRD PARTY AND ANY SYSTEMS FAILURE MAY CAUSE INTERRUPTIONS OF OUR SERVICES, WHICH COULD IMPAIR OUR ADVERTISING REVENUES, OUR REPUTATION AND THE ATTRACTIVENESS OF OUR BRAND

     The performance of our server and networking hardware and software infrastructure is critical to our business and reputation and our ability to attract Internet users and advertisers to our site. Substantially all of our computer and communications hardware and software required for Internet access is currently housed at Exodus Communications, Inc. in New Jersey. We are dependent on the services of this provider, and its systems and operations are vulnerable to damage or interruption from computer viruses, fire, power loss, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. We do not presently have a formal disaster recovery plan and may not carry sufficient business interruption insurance to compensate us for losses that may occur. If systems failures were sustained or repeated, our revenues, our reputation and the attractiveness of our brand could be impaired. In addition, because we have incorporated third-party software into our systems and we depend upon a third party provider to afford members access to our products and services, we are limited in our ability to prevent systems failures.

  WE MAY NOT BE ABLE TO SUCCESSFULLY EXPAND INTO INTERNATIONAL MARKETS

     If our revenues associated with our planned expansion into international markets are not adequate to offset investments in international activities, our business could be seriously harmed. Although we currently operate primarily in the United States, we plan to expand globally. However, we may experience difficulty in managing international operations because of distance, as well as language and cultural differences, and we may not be able to successfully market and operate our site in foreign markets. There are also risks that are inherent in transacting business internationally, including:

     -  unexpected changes in regulatory requirements;

     -  export restrictions;

     -  trade barriers;

     -  difficulties in staffing and managing foreign operations;

     -  political instability;

     -  fluctuations in currency exchange; and

     -  potential adverse tax consequences.

  WE MAY BE LIABLE FOR LEGAL CLAIMS BASED ON THE NATURE AND CONTENT OF OUR SERVICES AND MEMBER-GENERATED INFORMATION

     The features that we offer on Bolt.com that enable our teen members to exchange information, buy products and services, and engage in various online activities may expose us to liability. Claims could be made against us for negligence, defamation, libel, copyright or trademark infringement, personal injury or other legal claims based on the nature and content of information that may be posted online by our members. The laws relating to the liability of providers of online services for the activities of their users are currently unsettled. In addition, we could be exposed to liability with respect to the selection of listings that may be accessible through our Web site, or through content and materials that may be posted by members on message boards or in clubs, chat rooms or other interactive community-building services. It is also possible that if any information provided through our services, including financial information, contains errors, third parties could make claims against us for losses incurred in reliance on this information. We offer Internet-based email services, which expose us to potential risks, including liabilities or claims resulting from unsolicited email, lost or misdirected messages, illegal or fraudulent use of email, or interruptions or delays in email service. Investigating and defending these claims is expensive, even to the extent these claims do not result in liability. Our insurance may not cover certain claims or, if coverage is available, it may be insufficient.

     In addition, we could be exposed to liability arising from the activities of users of our content or services or with respect to the unauthorized duplication or insertion of illegal or inappropriate material accessed directly or indirectly through our services. Several private lawsuits seeking to impose such liability upon content providers, online services companies and Internet access providers are currently pending. In addition, laws currently impose liability for, and in some cases prohibit, the transmission over the Internet of some types of information. These laws or similar laws enacted in the future could expose us to significant liabilities associated with our content or services.

     The imposition of potential liability for our content or services could require us to implement measures to reduce our exposure to this liability, which may require us to expend substantial resources, or to discontinue some content or service offerings. In addition, the increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could affect the growth of Internet use. We may not have adequate insurance to compensate us in the event we become liable for our content or services. Any liability in excess of our insurance could seriously harm our business and results of operations.

  PRIVACY CONCERNS AND GOVERNMENT REGULATIONS COULD IMPAIR OUR ABILITY TO OBTAIN INFORMATION ABOUT OUR MEMBERS, WHICH WOULD AFFECT OUR ABILITY TO TAILOR OUR ONLINE OFFERINGS TO OUR MEMBERS AND THE ABILITY OF ADVERTISERS TO CREATE TARGETED ADVERTISING CAMPAIGNS

     Our Web site captures information regarding our members in order to allow us to tailor our online offerings to them and assist advertisers in targeting their advertising campaigns. However, privacy concerns may cause members to resist providing the personal data necessary to support this tailoring capability. Even the perception of security and privacy issues, whether or not valid, may indirectly inhibit our ability to collect information regarding our members. In addition, the Federal Trade Commission has recently issued its final regulations under the Children's Online Privacy Protection Act of 1998, which will become effective on April 21, 2000. This Act contains provisions limiting and regulating the collection, use and/or disclosure of personal information obtained from children under the age of 13. Although we do not collect and use information from children under the age of 13, if we discover that members from whom we have collected information have misrepresented their age or that a child under 13 has posted personal information on our bulletin board or in any other public forum on our site, we will have to comply with the provisions of this Act. Further legislation or regulations regarding Internet privacy that affect the way we conduct our business may be adopted in the U.S. Other countries and political entities, like the European Union, have also adopted
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

legislation or regulatory requirements regarding the collection and use of personal data. If consumer privacy concerns are not adequately addressed or if we fail to comply with current or future regulatory requirements regarding privacy, our business and results of operations could be seriously harmed.

  WE MAY EXPEND SIGNIFICANT RESOURCES TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OR TO DEFEND CLAIMS OF INFRINGEMENT BY THIRD PARTIES, AND IF WE ARE NOT SUCCESSFUL WE MAY LOSE RIGHTS TO USE SIGNIFICANT MATERIAL OR BE REQUIRED TO PAY SIGNIFICANT FEES

     Our success depends on the protection of our original interactive content and on the goodwill associated with our trademarks and other proprietary intellectual property rights. A substantial amount of uncertainty exists concerning the application of copyright and trademark laws to the Internet and other digital media, and existing laws may not provide adequate protection of our content or our Internet addresses, commonly referred to as domain names. We have filed applications in the United States and other countries to register a number of our trademarks; however, we do not know whether or not registration will be granted.

     We have also invested resources in acquiring domain names in the United States and other countries for existing and potential future use. We may not, however, be entitled to use these names under applicable trademarks and similar laws and other desired domain names may not be available. Furthermore, enforcing our intellectual property rights could entail significant expense and could prove difficult or impossible. In addition, in the future third parties might bring claims of copyright or trademark infringement, patent violation or misappropriation of creative ideas or formats against us with respect to our content or any third-party content carried by us. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention, require us to enter into costly royalty or licensing arrangements or prevent us from using important technologies, ideas or formats.

  WE MAY NOT BE ABLE TO ADAPT AS INTERNET TECHNOLOGIES AND CLIENT DEMANDS CONTINUE TO EVOLVE

     To be successful, we must adapt to rapidly changing Internet technologies and continually enhance the features and services provided on our Web site, which we may not be able to do. We could incur substantial and unanticipated costs if we need to modify our Web site, software and infrastructure to incorporate new technologies demanded by our teen members and customers. We may use new technologies ineffectively or we may fail to adapt our Web site and network infrastructure to user requirements or emerging industry standards. If we fail to keep pace with the technological demands of our members and customers for new teen-focused services, products and enhancements, our business may be seriously harmed.

  WE MAY NEED ADDITIONAL FINANCING FOR OUR FUTURE CAPITAL NEEDS, WHICH WE MAY NOT BE ABLE TO OBTAIN

     Because of our expected negative cash flow, we may need to raise additional funds in the future, which we may not be able to do. Based on our current operating plans, we anticipate that the net proceeds from this offering, together with available funds, will be sufficient to meet our anticipated needs for at least the next 12 months. We may need additional financing sooner if we:

     -  decide to expand faster than planned;

     -  develop new or enhanced services or products ahead of schedule;

     -  need to respond more quickly than anticipated to competitive pressures;
        or

     -  decide to acquire complementary products, businesses or technologies.

We may not be able to raise additional funds on terms favorable to us, or at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs, which would seriously harm our business and results of operations. In addition, if we raise additional funds through the sale of equity or convertible debt securities, your percentage ownership will be reduced. These transactions may dilute the value of the stock outstanding. We may also have to issue securities that have rights, preferences and privileges senior to our common stock.

  PROBLEMS RELATED TO THE YEAR 2000 ISSUE COULD CAUSE SYSTEMS FAILURES THAT IMPAIR OUR OPERATIONS OR COULD BE EXPENSIVE TO CORRECT

     Systems failures related to the problem of computer systems and software products only accepting two digits to identify the year in any date may impair our operations. Systems or products with this problem may, for example, interpret the year 2000 as 1900. This could result in system failures, delays or miscalculations. Computer systems and software that have not been developed or enhanced recently may need to be upgraded or replaced to comply with Year 2000 requirements. Based on our Year 2000 assessment program, we believe that the portions of our computer systems that we developed are Year 2000 compliant. However, our computer system also uses licensed third-party equipment and software that may not be Year 2000 compliant. We are currently assessing the third-party equipment and software for Year 2000 compliance. The failure of our computer system or the computer systems of Internet service providers could cause us to incur significant expenses to remedy problems and could reduce our revenues. We have not incurred material costs to date complying with Year 2000 requirements. However, if we discover significant Year 2000 errors or defects, we could incur substantial costs and our operations could be seriously disrupted.

RISKS RELATED TO THE INTERNET INDUSTRY

  WE ARE DEPENDENT ON THE CONTINUED GROWTH AND DEVELOPMENT OF THE INTERNET AND ITS INFRASTRUCTURE, WHICH IS NOT CERTAIN

     We cannot be certain that growth in the Internet will continue or that a sufficient number of consumers will adopt and continue to use the Internet and other online services. Our future success depends on the continued growth in, and increased use of, the Internet. Internet usage may be inhibited for a number of reasons, including:

     -  inadequate Internet infrastructure;

     -  security concerns;

     -  inconsistent quality of service; or

     -  unavailability of cost-effective, high-speed service.

     We cannot be certain that the Internet infrastructure will be able to support the expected growth or that the performance and reliability of the Internet will not decline as result of this growth. In addition, Web sites, including ours, have experienced a variety of interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays occur frequently in the future, Web usage, including usage of our Web site, could grow more slowly than anticipated or decline.

  OUR FUTURE SUCCESS DEPENDS SIGNIFICANTLY ON THE ACCEPTANCE AND EFFECTIVENESS OF THE INTERNET AS AN ADVERTISING MEDIUM, WHICH IS UNCERTAIN

     Our future success depends significantly on increasing our online advertising revenues. We cannot be certain that the Internet advertising market will continue to emerge or will ever become sustainable, and if it does not, our advertising revenues may decline. Online advertising is new and rapidly evolving. It cannot yet be compared with traditional advertising media, like television and print, to gauge its effectiveness. As a result, there is significant uncertainty about the demand and market acceptance for online advertising. Many of our current or prospective clients have little experience using the Internet for advertising purposes. The adoption of online advertising, particularly by entities that have historically relied on traditional media for advertising, requires the acceptance of a new way of conducting business. These businesses may find online advertising to be less effective for promoting their products and services as compared to traditional advertising.

  THE SUCCESS OF THE BOLT STORE DEPENDS ON THE DEVELOPMENT OF THE E-COMMERCE MARKET, WHICH IS UNCERTAIN

     The success of the Bolt Store depends upon the widespread acceptance and use of the Internet as an effective medium of commerce by consumers, which cannot be assured. Rapid growth in the use of the Internet and commercial online services is a recent phenomenon. Demand for recently introduced services and products over the Internet and online services is subject to a high level of uncertainty. The development of the Internet and e-commerce as a viable commercial marketplace is subject to a number of factors, including the following:

     - e-commerce is at an early stage and buyers may be unwilling to shift their purchasing habits from traditional retailers to e-commerce retailers;

     - insufficient availability of telecommunications services or changes in telecommunications services could result in slower response times; and

     - adverse publicity and consumer concern about the security of e-commerce transactions could discourage its acceptance and growth.

  BREACHES OF SECURITY ON THE INTERNET MAY ADVERSELY AFFECT OUR BUSINESS BY SLOWING THE GROWTH OF SALES IN THE BOLT STORE AND ONLINE ADVERTISING AND EXPOSE US TO LIABILITY

     The need to securely transmit confidential information, including credit card and other personal information, over the Internet has been a significant barrier to e-commerce and communications over the Internet. Any well-publicized compromise of security could deter more people from using the Internet or from using it to conduct transactions that involve transmitting confidential information, like purchasing goods or services. Furthermore, decreased traffic and e-commerce sales as a result of general security concerns could cause advertisers to reduce their amount of online spending. To the extent that our activities involve the storage and transmission of proprietary information, like credit card information, security breaches could disrupt our business, damage our reputation and expose us to a risk of loss or litigation and possible liability. We could also be liable for claims based on the misuse of personal information, such as for unauthorized marketing purposes. We may need to spend a great deal of money and use other resources to protect against the threat of security breaches or to alleviate problems caused by these breaches.

  WE FACE RISKS ASSOCIATED WITH GOVERNMENT REGULATION OF AND LEGAL UNCERTAINTIES SURROUNDING THE INTERNET

     Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could increase our cost of doing business or otherwise adversely affect our business. Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. The law governing the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws governing intellectual property, copyright, privacy, obscenity, libel and taxation apply to the Internet. In addition, the growth and development of e-commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad. See "Business--Government Regulation" for a more detailed discussion on government regulation of the Internet.

RISKS ASSOCIATED WITH THIS OFFERING

  SUBSTANTIAL SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO FALL

     Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. Our current stockholders hold a substantial number of shares, which they will be able to sell in the public
market in the near future. All of the          shares sold in this offering will
be freely tradable. The remaining 14,973,965 shares outstanding are restricted securities as defined in Rule 144 of the Securities Act of 1933. Of these shares
about                shares will become freely tradable at various times within
180 days of the date of this prospectus,                shares will become
freely tradable on the date that is 180 days after the date of this prospectus
and                shares will become freely tradable at various times
thereafter. For a more detailed description of the eligibility of shares for sale into the public market following this offering, see "Shares Eligible for Future Sale."

  FUTURE ISSUANCES OF PREFERRED STOCK MAY DILUTE THE RIGHTS OF OUR COMMON STOCKHOLDERS

     Our board of directors will have the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, privileges and other terms of these shares. The board of directors may exercise this authority without the approval of the stockholders. The rights of the holders of common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future.

  ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND OUR CHARTER COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT

     Because we are a Delaware corporation, the anti-takeover provisions of Delaware law could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders. We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 will prohibit us from engaging in certain business combinations, unless the business combination is approved in a prescribed manner. Accordingly, Section 203 may discourage, delay or prevent someone from acquiring or merging with us. In addition, upon completion of this offering, our certificate of incorporation and bylaws will contain certain provisions that may make a third party acquisition of us difficult, including:

     - a classified board of directors, with three classes of directors each serving a staggered three-year term;

     -  the ability of the board of directors to issue preferred stock; and

     - the inability of our stockholders to call a special meeting or act by written consent.

  OUR STOCK PRICE MAY BE VOLATILE

     An active public market for our common stock may not develop or be sustained after this offering, and the market price might fall below the initial public offering price. Prior to this offering, you could not buy or sell our common stock publicly. The initial public offering price may bear no relationship to the price at which the common stock will trade upon completion of this offering. The initial public offering price will be determined based on negotiations between us and the representatives of the underwriters, based on factors that may not be indicative of future market performance. The market price of the common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

     -  quarterly variations in results;

     -  changes in financial estimates by securities analysts;

     -  changes in market valuation of Internet companies;

     - announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     -  additions or departures of key personnel;

     - any shortfall in revenues or net income or any increase in losses from levels expected by securities analysts;

     -  future sales of common stock; and

     - stock market price and volume fluctuations, which are particularly common among securities of Internet companies.

  OUR MANAGEMENT WILL HAVE BROAD DISCRETION AS TO THE USE OF PROCEEDS FROM THIS OFFERING

     Our management will have broad discretion as to the use of proceeds from this offering. While we currently intend to use the net proceeds of this offering as described in "Use of Proceeds," management may allocate the net proceeds among these purposes as it determines is necessary. In addition, market factors may require management to allocate all or portions of the net proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of proceeds from this offering. See "Use of Proceeds" for a more detailed discussion of the use of proceeds from this offering.

  YOU WILL EXPERIENCE IMMEDIATE DILUTION IN THE BOOK VALUE PER SHARE OF THE COMMON STOCK YOU PURCHASE

     Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on an assumed initial public offering price
of $     per share, if you purchase shares of common stock in this offering, you
will suffer immediate and substantial dilution of $     per share in the net
tangible book value of the common stock. See "Dilution" for a more detailed discussion of the dilution you will incur in this offering.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology like "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

     The net proceeds that we will receive from our sale of shares of common
stock in this offering are estimated to be $          million, after deducting
the estimated underwriting discounts and commissions and offering expenses
payable by us and assuming an initial public offering price of $     per share.
If the underwriters exercise their over-allotment option in full, we estimate
the net proceeds from this offering will be $          million.

     Our management will have broad discretion as to the use of proceeds from this offering. We currently intend to use the net proceeds of this offering as follows:

     - to expand our marketing and promotion activities to increase our brand awareness;

     -  to launch international operations;

     -  to expand and upgrade our technology infrastructure;

     - to expand our staff, particularly our sales and business development force; and

     - for working capital and general corporate purposes, including possible acquisitions of or investments in complementary businesses, products or technologies.

At the present time, we have no understandings, commitments or agreements with respect to any material acquisition. Our management may allocate the net proceeds among these purposes as they determine is necessary. Pending the use of the net proceeds of this offering for the purposes described above, we intend to invest these proceeds in short-term, interest-bearing, investment-grade securities.

     The foregoing discussion is based on our current business plans and we may allocate the net proceeds among these purposes as we determine is necessary. This determination will be based upon factors not yet known, including the time actually required to reach profitability, the availability of qualified personnel and the increase, if any, of the traffic to our Web site. In addition, these and other market factors may require us to allocate portions of the net proceeds for purposes other than those described above. See "Risk Factors--Risks Associated with This Offering -- Our management will have broad discretion as to the use of proceeds from this offering."

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We intend to retain any earnings to fund our future growth and the operation of our business. Therefore, we do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table shows our cash and cash equivalents, debt, capital lease obligations, stockholders' equity and capitalization as of September 30, 1999 (1) on an actual basis, (2) on a pro forma basis to give effect to:

     - our sale of a total of 3,787,801 shares of our Series C Convertible Preferred Stock for $10.25 per share on November 17, 1999, November 23, 1999 and December 6, 1999, and

     - the conversion of all of our outstanding preferred stock into a total of 11,956,621 shares of common stock upon the completion of this offering and (3) on a pro forma basis as adjusted to give effect to the receipt of the
estimated proceeds from our sale of        shares of common stock in this
offering at an assumed initial public offering price of $     per share, after
deducting the underwriting discounts and commissions and estimated offering expenses payable by us. This information should be read in conjunction with our financial statements and the notes to those financial statements appearing elsewhere in this prospectus.

                                                                     AS OF SEPTEMBER 30, 1999
                                                              ---------------------------------------
                                                                                          PRO FORMA
                                                               ACTUAL      PRO FORMA     AS ADJUSTED
                                                              ---------   -----------   -------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Cash and cash equivalents...................................   $ 3,637      $42,335        $
                                                               =======      =======        =======
Long-term debt:
  Note payable..............................................   $   297      $   297        $
  Capital lease obligations.................................       578          578
                                                               -------      -------        -------
    Total long-term debt....................................       875          875
                                                               -------      -------        -------
Redeemable convertible preferred stock:
  Series B-1, $.001 par value; 1,048,387 shares authorized,
    issued and outstanding actual; 1,048,347 shares
    authorized, no shares issued and outstanding pro forma;
    no shares authorized, issued and outstanding pro forma
    as adjusted.............................................     6,132           --
  Series B-2, $.001 par value; 268,818 shares authorized,
    issued and outstanding actual; 268,818 shares
    authorized, no shares issued and outstanding pro forma;
    no shares authorized, issued and outstanding pro forma
    as adjusted.............................................     1,887           --
  Series B-3, $.001 par value; no shares authorized, issued
    and outstanding actual; 1,975 shares authorized, no
    shares issued and outstanding pro forma; no shares
    authorized, issued and outstanding pro forma as
    adjusted................................................        --           --
  Series C, $.001 par value; no shares authorized, issued
    and outstanding actual; 4,400,000 shares authorized, no
    shares issued and outstanding pro forma; no shares
    authorized, issued and outstanding pro forma as
    adjusted................................................        --           --
                                                               -------      -------        -------
    Total redeemable convertible preferred stock............     8,019
                                                               -------      -------        -------
Stockholders' equity (deficiency):
  Common Stock, $.001 par value; 16,000,000 shares
    authorized, 4,438,544 shares issued and 3,017,344 shares
    outstanding, actual; 30,000,000 shares authorized,
    16,395,165 shares issued and 14,973,965 shares
    outstanding, pro forma; 50,000,000 shares authorized,
          shares issued and       shares outstanding pro
    forma as adjusted.......................................         4           16
  Series A-1 Convertible Preferred Stock, $.001 par value;
    600,000 shares authorized, issued and outstanding
    actual; 600,000 shares authorized, no shares issued and
    outstanding pro forma; no shares authorized, issued and
    outstanding pro forma as adjusted.......................         1           --
  Series A-2 Convertible Preferred Stock, $.001 par value;
    125,000 shares authorized, issued and outstanding
    actual; 125,000 shares authorized, no shares issued and
    outstanding pro forma; no shares authorized, issued and
    outstanding pro forma as adjusted.......................        --           --
Additional paid-in capital..................................     7,781       54,487
Warrants....................................................     1,521        1,521
Deferred financing costs....................................      (633)        (633)
Accumulated deficit.........................................    (6,139)      (6,139)
Deferred compensation.......................................    (4,876)      (4,876)
Note receivable from related party..........................      (315)        (315)
Treasury stock..............................................      (461)        (461)
                                                               -------      -------        -------
    Total stockholders' equity (deficiency).................    (3,117)      43,600
                                                               -------      -------        -------
         Total capitalization...............................   $ 5,777      $44,475        $
                                                               =======      =======        =======

     The outstanding share information is based on our shares outstanding as of September 30, 1999. This information excludes:

     - 2,593,600 shares of common stock issuable upon the exercise of stock options outstanding as of December 6, 1999 at a weighted average exercise price of $.82 per share; and

     - 47,900 shares of common stock issuable upon the exercise of warrants outstanding as of December 6, 1999 at a weighted average exercise price of $1.27 per share.

                                    DILUTION

     The pro forma net tangible book value of Bolt as of September 30, 1999, after giving effect to:

     - the sale of a total of 3,787,801 shares of our Series C Convertible Preferred Stock for $10.25 per share on November 17, 1999, November 23, 1999 and December 6, 1999, and

     - the conversion of all of our outstanding preferred stock into a total of 11,956,621 shares of common stock was $43.6 million or $2.91 per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.
Assuming the sale by us of        shares of common stock in this offering at an
assumed initial public offering price of $     per share, our pro forma net
tangible book value as of September 30, 1999 would have been $     million, or
$     per share of common stock. This represents an immediate increase in pro
forma net tangible book value of $     per share to our existing stockholders
and an immediate dilution in pro forma net tangible book value of $     per
share to new investors purchasing shares in this offering. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share.............           $
Pro forma net tangible book value per share as of September
30, 1999....................................................  $2.91
  Increase per share attributable to new investors..........
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................
                                                                       -----
Dilution per share to new investors.........................           $
                                                                       =====

     The following table summarizes, as of September 30, 1999 on a pro forma basis, the number of shares of stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors, based upon an assumed initial public offering price of $ per share for shares purchased in this offering, before deducting the estimated underwriting discounts and commissions and estimated offering expenses:

                                SHARES PURCHASED     TOTAL CONSIDERATION     AVERAGE
                                -----------------    -------------------      PRICE
                                NUMBER    PERCENT    AMOUNT     PERCENT     PER SHARE
                                ------    -------    -------    --------    ---------
Existing stockholders.........                 %     $               %        $
New investors.................
                                ------      ---      ------       ---
          Total...............              100%     $            100%
                                ======      ===      ======       ===

     These tables assume no exercise of any outstanding stock options or warrants to purchase common stock. As of December 6, 1999, there were:

     - 2,593,600 shares of common stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $.82 per share; and

     - 47,900 shares of common stock issuable upon the exercise of warrants outstanding at a weighted average exercise price of $1.27 per share.

To the extent these options or warrants are exercised, there will be further dilution to the new investors.

                     PRO FORMA STATEMENT OF OPERATIONS DATA

     The statement of operations data for the nine months ended September 30, 1998 and the year ended December 31, 1998 reflect the business of Bolt, together with the business of the custom publishing division, which provided Web site development services to third party non-advertising customers, and the Girls On division, which provided online entertainment and related content written by and focused toward young women. The custom publishing division was sold in December 1998 and the Girls On division was sold in January 1999. The pro forma statement of operations data for the nine months ended September 30, 1998 and the year ended December 31, 1998 reflect our results of operations as if the sales of the custom publishing division and the Girls On division occurred on January 1, 1998. The pro forma adjustments represent the operating results of the custom publishing division and the Girls On division for the year ended December 31, 1998. The pro forma statement of operations data are presented for informational purposes only and may not be indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the periods presented and should not be construed as being representative of future operating results.

                                                                                     PRO FORMA
                                                  NINE MONTHS                       NINE MONTHS
                                                     ENDED                             ENDED
                                                 SEPTEMBER 30,      PRO FORMA      SEPTEMBER 30,
                                                      1998         ADJUSTMENTS          1998
                                                 --------------    ------------    --------------
                                                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenues.................................    $    1,790         $1,606         $      184
                                                   ----------         ------         ----------
Costs and expenses:
  Production and technology....................           813            590                223
  Sales and marketing..........................           393            232                161
  General and administrative...................           967            746                221
  Depreciation and amortization................            50             42                  8
                                                   ----------         ------         ----------
          Total costs and expenses.............         2,223          1,610                613
                                                   ----------         ------         ----------
Loss from operations...........................          (433)            (4)              (429)
Interest expense, net..........................           (30)           (30)                --
                                                   ----------         ------         ----------
Net loss.......................................    $     (463)        $  (34)        $     (429)
                                                   ==========         ======         ==========
Basic loss per share...........................    $     (.11)                       $     (.10)
                                                   ==========                        ==========
Weighted average number of shares of common
  stock outstanding............................     4,400,000                         4,400,000
                                                   ==========                        ==========

                                                                                       PRO FORMA
                                                    YEAR ENDED                         YEAR ENDED
                                                   DECEMBER 31,       PRO FORMA       DECEMBER 31,
                                                       1998          ADJUSTMENTS          1998
                                                  --------------    -------------    --------------
                                                   (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenues..................................    $    2,685          $2,281         $      404
                                                    ----------          ------         ----------
Costs and expenses:
  Production and technology.....................         1,138             802                336
  Sales and marketing...........................           630             298                332
  General and administrative....................         1,327           1,038                289
  Depreciation and amortization.................            75              60                 15
                                                    ----------          ------         ----------
          Total costs and expenses..............         3,170           2,198                972
                                                    ----------          ------         ----------
Income (loss) from operations...................          (485)             83               (568)
Interest expense, net...........................           (53)            (53)                --
                                                    ----------          ------         ----------
Net income (loss)...............................    $     (538)         $   30         $     (568)
                                                    ==========          ======         ==========
Basic loss per share............................    $     (.12)                        $     (.13)
                                                    ==========                         ==========
Weighted average number of shares of common
  stock outstanding.............................     4,368,850                          4,368,850
                                                    ==========                         ==========

     We calculate loss per common share by dividing the loss attributable to common shares by the weighted average number of shares outstanding. We do not include outstanding common stock options, outstanding warrants or the conversion of our outstanding convertible preferred stock in the loss per common share calculation as their effect is anti-dilutive.

                            SELECTED FINANCIAL DATA

     The statement of operations data for the period from August 15, 1996 (date of inception) through December 31, 1996, for the years ended December 31, 1997 and 1998 and for the nine months ended September 30, 1999 and the balance sheet data as of December 31, 1997 and 1998 and September 30, 1999 have been derived from, and qualified by reference to, our audited financial statements included elsewhere in this prospectus which have been audited by Deloitte & Touche LLP. The statement of operations data for the nine months ended September 30, 1998 is derived from unaudited financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited financial statements have been prepared on a basis consistent with the audited financial statements which appear elsewhere in this prospectus and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and results of operations for the unaudited period. The historical results are not necessarily indicative of the operating results to be expected in the future. The selected financial data shown below should be read in conjunction with our financial statements and the notes to those financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere in this prospectus.

                                                          PERIOD FROM
                                                        AUGUST 15, 1996
                                                      (DATE OF INCEPTION)         YEAR ENDED             NINE MONTHS ENDED
                                                            THROUGH              DECEMBER 31,              SEPTEMBER 30,
                                                         DECEMBER 31,       -----------------------   -----------------------
                                                             1996              1997         1998         1998         1999
                                                      -------------------   ----------   ----------   ----------   ----------
                                                                  (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Bolt revenues.......................................      $       --        $       32   $      404   $      184   $    1,885
Revenues related to the Girls On and custom
  publishing divisions..............................              19               446        2,281        1,606           38
                                                          ----------        ----------   ----------   ----------   ----------
         Total revenues.............................              19               478        2,685        1,790        1,923
                                                          ----------        ----------   ----------   ----------   ----------
Costs and expenses:
  Production and technology.........................              15               810        1,138          813        2,389
  E-commerce........................................              --                --           --           --          235
  Sales and marketing...............................               1               287          630          393        2,782
  General and administrative........................              51               549        1,327          967          999
  Depreciation and amortization.....................               4                25           75           50          211
  Stock-based compensation..........................              --                --           --           --        1,256
                                                          ----------        ----------   ----------   ----------   ----------
         Total costs and expenses...................              71             1,671        3,170        2,223        7,872
                                                          ----------        ----------   ----------   ----------   ----------
Loss from operations................................             (52)           (1,193)        (485)        (433)      (5,949)
Other income (expense):
  Interest income (expense), net....................              --                42          (53)         (30)         115
  Gain on sale of Girls On..........................              --                --           --           --        1,436
                                                          ----------        ----------   ----------   ----------   ----------
Net loss............................................      $      (52)       $   (1,151)  $     (538)  $     (463)  $   (4,398)
                                                          ==========        ==========   ==========   ==========   ==========
Basic loss per share................................      $     (.01)       $     (.26)  $     (.12)  $     (.11)  $    (1.46)
                                                          ==========        ==========   ==========   ==========   ==========
Weighted average number of shares of common stock
  outstanding.......................................       4,400,000         4,400,000    4,368,850    4,400,000    3,009,720
                                                          ==========        ==========   ==========   ==========   ==========

                                                                  AS OF
                                                               DECEMBER 31,
                                                              --------------    AS OF SEPTEMBER 30,
                                                              1997     1998            1999
                                                              ----    ------    -------------------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $184    $  194          $ 3,637
Working capital (deficiency)................................   128      (130)           2,131
Total assets................................................   662     1,033            8,752
Capital lease obligations, less current portion.............    --       178              578
Redeemable convertible preferred stock......................    --        --            8,019
Stockholders' equity (deficiency)...........................   395      (630)          (3,117)

     We calculate loss per common share by dividing the loss attributable to common shares by the weighted average number of shares outstanding. We do not include outstanding common stock options, outstanding warrants or the conversion of our outstanding convertible preferred stock in the loss per common share calculation as their effect is anti-dilutive. The Series B preferred stock has been recorded at its redemption value and classified as redeemable convertible preferred stock on our balance sheet as of September 30, 1999.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the financial condition and results of operations of Bolt should be read in conjunction with "Selected Financial Data" and our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     Our Web site, Bolt.com, is a leading online destination that targets 15-20 year old teens. We feature teen-focused content generated primarily by our members, a platform for teens to interact with other teens and tools that allow our members to personalize their user experience. Our site enables members to create and actively participate in what we believe is one of the most teen-relevant environments found anywhere. We have designed Bolt.com to facilitate communication among teens, to empower them to express their opinions and ideas as a community and to shop in an online store our members help create.

     We were originally incorporated as Concrete Media, Inc. in August 1996. Our original business consisted of three divisions:

     - our Bolt subsidiary, which provided online content and community created by and focused toward teens;

     - our "Girls On" division, which provided online entertainment and related content written by and focused toward young women; and

     - our custom publishing division, which provided Web site development services to third party non-advertising customers.

We also provided, and continue to provide, custom publishing and production services to our advertising customers in connection with advertising and product presentation on Bolt.com.

     In late 1998 and early 1999, Concrete Media was reorganized. On December 30, 1998, we sold our custom publishing division and on January 29, 1999, we sold our Girls On division. Our results of operations set forth below have been presented to reflect both the combined business of Bolt and the custom publishing and Girls On divisions and the business of Bolt excluding our former custom publishing and Girls On divisions. Included in our results of operations for the nine months ended September 30, 1999 were Girls On revenues and direct expenses of $38,000 and $25,000, respectively, representing its results for the month of January just prior to its sale. As a result of the reorganization, we believe that our historical results of operations are not indicative of our business and prospects in the future. In addition, the results of operations of the business of Bolt excluding our former custom publishing and Girls On divisions is not indicative of our business and prospects going forward.

     We have a limited operating history and our prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. These risks include the failure to further develop brand awareness, the rejection of services provided to advertisers, strategic partners and vendors, as well as the inability to increase the levels of traffic to our Web site.

     We have continued to incur losses and negative cash flows from operations since our inception. These losses have been funded primarily through the issuance and sale of preferred equity securities. As of September 30, 1999, we had an accumulated deficit of $6.1 million. We plan to continue to make significant investments in marketing and technology to continue to build brand awareness, drive traffic to our site and build our member base. In addition, we plan to continue to incur costs in building new strategic alliances in an effort to increase our brand recognition. As a result, we expect to incur significant operating losses and negative cash flows from operations for the foreseeable future.

  REVENUES

     We currently derive revenues from two sources: (1) advertising and sponsorships and (2) e-commerce. We also intend to derive revenues in the near future from the sale of market research data.

     Advertising and sponsorships. Advertising revenues consist primarily of sales of banner advertisements and sponsorships. Advertising agreements are generally short-term and provide that we will guarantee a minimum number of impressions or page views to be delivered over a specified period of time for a fixed fee. Advertising revenues are generally recognized ratably based on impressions delivered over the period in which the advertisement is displayed. To the extent that the minimum number of impressions or page views is not met within the specified period of time, we defer recognition of revenue until the impressions or page views are achieved. Through September 30, 1999, we had not entered into any barter agreements that provided for an exchange of advertising space between our Web site and advertising space on a third party's Web site. In November 1999, however, we entered into an agreement with AOL that provides for our receipt of non-cash revenues for maintenance of the AOL branded teen channel.

     Sponsorship revenues are derived from contracts that generally range from three-to-12 months in length. Sponsorship agreements typically provide for the delivery of impressions and market research, as well as strategic placement of advertisements in contextually relevant areas of our site and the design and development of sites branded by both Bolt and the sponsor intended to enhance the promotional objective of the advertiser. Sponsorship revenues are recognized by us in the same manner that advertising revenues are recognized. Revenues from production services provided to customers that advertise on our site are recognized as earned over the life of the advertisement period.

     E-commerce. E-commerce revenues are derived from three sources: the sale of products directly to consumers from the Bolt Store, flat fees from companies who sell their products through our site and transaction fees received from companies who pay us based on products they sell from promotions and advertising on our site. Our members tell us what items they would like to see offered in the Bolt Store, in effect shifting the model of traditional retailing from promotion-based sales (a "push" model) to one where our members choose the products they want to buy (a "pull" model). Currently, the Bolt Store offers over 1,000 products, including apparel, games, technology, sporting gear and other items, and we expect to significantly increase the number of products we offer over the next year. Our users purchase products online and third-party fulfillment sources drop-ship the product directly to the consumer. We take title to inventory from the shipper; however, products generally are shipped the same day the order is fulfilled resulting in our having little, if any, inventory. We are responsible for the risk of cash collection and product returns from our customers. As of September 30, 1999, we had no inventory. To date, e-commerce product returns have been insignificant. E-commerce revenues represent the gross sales price of the product sold from the Bolt Store and is recognized at the time product is shipped. We expect that future e-commerce revenues will fluctuate from quarter to quarter due to seasonal fluctuations in consumer purchasing patterns. We expect that our e-commerce revenues, especially relating to the sale of products, in the third and fourth quarter of a given year will generally be higher than the first two quarters of the year due to the key back-to-school and holiday selling seasons.

     We also generate e-commerce revenues by charging transaction fees to retailers and e-commerce companies that wish to use our site to promote their products and services as well as to purchase premium positioning on our site. We facilitate contact between our members and many of these companies by providing a link from Bolt.com to their Web sites. Generally, these companies pay us either a flat fee, a fee based on retail sales to our members or a combination of the two. We recognize transaction fee revenues from these companies upon achievement of specified milestones or, in cases where we receive a flat fee, over the life of the contract.

     Market research. We have collected a tremendous amount of data about our members' preferences both directly, through member-generated profiles, poll responses and survey results, as well as implicitly, through click-stream analysis, purchasing history, and other site activity. We believe our ability to collect data and extract insights about teens' preferences, in the form of market research reports, will be an increasingly important source of revenues in the future. We are able to collect this valuable information relating to the teen demographic group and provide it to companies without compromising the actual identities of our members. Our members know and appreciate this fact, and because of it they tend to be very forthcoming about their likes, dislikes and opinions. To date, we have not recorded any market research revenues; however, reports have been prepared and provided to advertisers as a value-added service in connection with larger advertising contracts.

     Significant customers. Lids Corporation accounted for 25% of our total revenues for the nine months ended September 30, 1999. Our custom publishing division, which provided Web site development services to third party non-advertising customers, accounted for a large portion of our total revenues prior to the sale of this division in December 1998. Each of the following customers were custom publishing customers. Bertlesmann Buch, AG accounted for 52% of our total revenues in 1998. Overly Publishing Co. accounted for 15% of our total revenues and Tripod, Inc. accounted for 10% of our total revenues in 1997. Time, Inc. accounted for 81% of our total revenues and Winstar Media Company, Inc. accounted for 19% of our total revenues for the period August 15, 1996 (date of inception) through December 31, 1996.

  COSTS AND EXPENSES

     Costs and expenses consist of production and technology expenses, e-commerce expenses, sales and marketing expenses, general and administrative expenses, depreciation and amortization expenses and stock-based compensation.

     Production and technology. Production and technology expenses primarily include personnel costs related to technical operations, design activities, productions of the various channels and member-tools incorporated in our site, and the ongoing development and maintenance of our Web site.

     E-commerce. E-commerce expenses primarily include merchandising personnel costs and the actual costs of product purchased by us from our vendors.

     Sales and marketing. Sales and marketing expenses consist primarily of the costs of online distribution agreements, the costs of offline promotions and advertising, personnel-related costs and public relations costs. Online distribution agreements generally require a fixed monthly or quarterly fee paid by us in exchange for a guaranteed minimum number of impressions. The fixed fee is amortized as the guaranteed number of impressions is achieved. We expect to incur significant costs over the next twelve months in an effort to generate user traffic through the Bolt Store, including the issuance of store coupons and other marketing strategies.

     General and administrative. General and administrative costs primarily relate to personnel related costs, professional fees and facility costs.

     Depreciation and amortization. Depreciation and amortization expenses relate to computer equipment and fixtures owned by us and the related amortization of assets acquired through capital leases.

     Stock-based compensation. We have recorded total deferred stock-based compensation of $4.9 million as of September 30, 1999 in connection with stock options granted during that period. The deferred stock-based compensation amount represents the difference between the exercise price of stock option grants and the deemed fair value of our common stock on the date of grant. These amounts are amortized over the vesting periods of the applicable agreements, resulting in amortization of stock-based compensation totaling $1.3 million for the nine months ended September 30, 1999. The amortization expense relates to options awarded to employees in all operating expense categories. Deferred stock-based compensation that will be subsequently amortized as expense for the remainder of 1999 and for each of the next four fiscal years is estimated to be as follows:

PERIOD                                                            AMOUNT
------                                                        --------------
                                                              (IN THOUSANDS)
Three months ending December 31, 1999.......................      $1,835
Year ending December 31, 2000...............................       4,066
Year ending December 31, 2001...............................       1,854
Year ending December 31, 2002...............................         824
Year ending December 31, 2003...............................         147
                                                                  ------
          Total.............................................      $8,726
                                                                  ======

RESULTS OF OPERATIONS

  NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998

     Total revenues. Total revenues increased to $1.9 million for the nine months ended September 30, 1999 from $1.8 million for the nine months ended September 30, 1998. During the nine-month period ended September 30, 1998 we recognized $1.4 million of revenues related to the custom publishing division, which was sold on December 30, 1998, of which 80% came from one customer. Excluding the revenues from the custom publishing and Girls On divisions, our revenues increased to $1.9 million for the nine months ended September 30, 1999 from $184,000 for the same period in 1998. This increase was due to advertising and sponsorship revenues primarily due to a larger customer base. In the nine months ended September 30, 1999, one customer accounted for 25% of our total revenues.

     Production and technology expenses. Production and technology expenses increased to $2.4 million for the nine months ended September 30, 1999 from $813,000 for the nine months ended September 30, 1998. This increase was primarily due to significant increases in staff and the related personnel costs associated therewith. In addition, we incurred expenses of about $438,000 in external production and technology costs related to consultants. Excluding expenses from the custom publishing and Girls On divisions, our production and technology expenses increased to $2.4 million for the nine months ended September 30, 1999 from $223,000 for the nine months ended September 30, 1998. This increase was the result of the growth of the Bolt business, specifically related to salary and other personnel costs and the external consulting costs noted above.

     E-commerce expenses. E-commerce expenses of $235,000 related to the launch of the Bolt Store were incurred in the nine months ended September 30, 1999. To date, the expenses have consisted primarily of personnel expenses; however, we expect an increase in e-commerce expenses from the cost of products sold through the Bolt Store. Our custom publishing and Girls On divisions did not operate an e-commerce business.

     Sales and marketing expenses. Sales and marketing expenses increased to $2.8 million for the nine months ended September 30, 1999 from $393,000 for the nine months ended September 30, 1998. This increase was due in part to an increase in our sales and marketing staff and the related personnel costs. In addition, during 1999, we entered into online distribution agreements with major Internet companies, pursuant to which we pay flat fees, transaction fees or fees for a number of impressions over a period of time. For the nine months ended September 30, 1999, we recognized about $601,000 in expenses related to the costs of these agreements. Excluding expenses from the custom publishing and Girls On divisions, our sales and marketing expenses increased to $2.8 million from $161,000 for the nine months ended September 30, 1998. This increase was primarily the result of the growth in the Bolt advertising and sponsorship business. Approximately $2.0 million of this increase is attributable to the hiring of additional personnel and $601,000 is attributable to costs associated with online distribution agreements with major Internet companies.

     General and administrative expenses. General and administrative expenses increased to $1.0 million for the nine months ended September 30, 1999 from $967,000 for the nine months ended September 30, 1998. This increase was due to increased administrative staffing to support our growth. Prior to the sale of the custom publishing division and Girls On division, salary expenses related to general and administrative departments such as executive, finance and human resources were combined and not captured as direct expenses related to any one division. These costs have been allocated between Bolt and the custom publishing and Girls On divisions based on the overall headcount by department where direct expenses were identifiable by division. Excluding expenses from the custom publishing and Girls On divisions, our general and administrative expenses increased to $1.0 million from $221,000 for the nine months ended September 30, 1998. This increase was directly related to the growth of the Bolt business.

     Depreciation and amortization expenses. Depreciation and amortization expenses increased to $211,000 for the nine months ended September 30, 1999 from $50,000 for the nine months ended September 30, 1998. This increase was primarily the result of the addition of $2.2 million of equipment and software necessary for the launch of the Bolt Store and the expansion of our infrastructure. Excluding expenses from the custom publishing and Girls On divisions, our depreciation and amortization expenses increased to $211,000 from $8,000 for the nine months ended September 30, 1998. This increase was directly related to the growth of the Bolt business.

     Stock-based compensation expenses. Stock-based compensation expenses of $1.3 million for the nine months ended September 30, 1999 represent the difference between employee stock option grant prices and the deemed fair market values on the date of grant amortized over the vesting period of the options. At September 30, 1999, we had recorded $4.9 million of deferred stock-based compensation, which will be amortized over the vesting periods of the options, generally four years.

     Other income and expense. Other income and expense consists of interest income on cash equivalents and notes receivable, offset by interest expense on capital leases, short-term debt and notes payable. For the nine months ended September 30, 1999, we recorded a $1.4 million gain on the sale of Girls On, representing our contractual portion of the net proceeds from the acquirer of the Girls On property.

  YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Total revenues. Total revenues increased to $2.7 million for the year ended December 31, 1998 from $478,000 for the year ended December 31, 1997. The increase was primarily related to revenues of $2.0 million from our custom publishing division, which was sold on December 30, 1998. For the year ended December 31, 1998, 52% of our total revenues came from one customer. Excluding the revenues from the custom publishing and Girls On divisions, our revenues increased to $404,000 for the year ended December 31, 1998 from $32,000 for the same period in 1997. This increase was the result of a larger advertising and sponsorship customer base.

     Production and technology expenses. Production and technology expenses increased to $1.1 million for the year ended December 31, 1998 from $810,000 for the year ended December 31, 1997. The increase was primarily due to the addition of production and technology staff and related personnel costs.

     Sales and marketing expenses. Sales and marketing expenses increased to $630,000 for the year ended December 31, 1998 from $287,000 for the year ended December 31, 1997. This increase was due to an increase in staff and the related personnel costs as well as an increase in online distribution costs in 1998.

     General and administrative expenses. General and administrative expenses increased to $1.3 million for the year ended December 31, 1998 from $549,000 for the year ended December 31, 1997. The increase was due to increased administrative staffing to support our growth.

     Depreciation and amortization expenses. Depreciation and amortization expenses increased to $75,000 for the year ended December 31, 1998 from $25,000 for the year ended December 31, 1997. The increase was primarily due to the expansion of our infrastructure to support increases in personnel and the growth of the business.

     Other income and expense. For the year ended December 31, 1998, there was an increase in net interest expense of $95,000 as a result of interest paid on a convertible note payable and capital leases.

  YEAR ENDED DECEMBER 1997 COMPARED TO THE PERIOD FROM AUGUST 15, 1996 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1996

     Total revenues. Total revenues increased to $478,000 for the year ended December 31, 1997 from $19,000 for the period from August 15, 1996 through December 31, 1996. In 1996, we were recently formed and had only two custom publishing clients. In the following year we increased our custom publishing customer base and began generating advertising sponsorship revenues. Excluding the revenues from the custom publishing and Girls On divisions, our revenues were $32,000 for the year ended December 31, 1997, and we did not have any revenues in 1996.

     Production and technology expenses. Production and technology expenses increased to $810,000 for the year ended December 31, 1997 from $15,000 for the period from August 15, 1996 through December 31, 1996. In 1996, only one employee resided in the production department. The increase in 1997 was due to additions to the production and technology staff.

     Sales and marketing expenses. Sales and marketing expenses increased to $287,000 for the year ended December 31, 1997 from $1,000 for the period August 15, 1996 through December 31, 1996. This increase was related to new staff and marketing initiatives.

     General and administrative expenses. General and administrative expenses increased to $549,000 for the year ended December 31, 1997 from $51,000 for the period August 15, 1996 through December 31, 1996. The increase was due to increased administrative staffing to support our growth.

     Depreciation and amortization expenses. Depreciation and amortization expense increased to $25,000 for the year ended December 31, 1997 from $4,000 for the period August 15, 1996 through December 31, 1996. This increase reflects the growth in capital expenditures.

     Other income and expense. For the year ended December 31, 1997, there was an increase in net interest income of $42,000 as a result of interest earned on cash balances throughout the year.

SELECTED UNAUDITED QUARTERLY REVENUES

     The following summary sets forth our quarterly revenues for Bolt, which include advertising, sponsorship and e-commerce revenues. The information for each of these quarters has been prepared on substantially the same basis as the audited financial statements included elsewhere in this prospectus, and in the opinion of management, includes all adjustments necessary for a fair presentation of the results of operations for such periods. These results are not necessarily indicative of the results to be expected in the future, and the results of interim periods are not necessarily indicative of results for the entire year.

                                                              QUARTERLY REVENUES
                                                            FOR THE QUARTER ENDED
                                 ----------------------------------------------------------------------------
                                 MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,
                                   1998       1998       1998        1998       1999       1999       1999
                                 --------   --------   ---------   --------   --------   --------   ---------
                                                                (IN THOUSANDS)
Bolt revenues (advertising,
  sponsorships and
  e-commerce)..................     $5        $39        $141        $219       $272       $692       $921

     The significant increase in revenues for the three months ended June 30, 1999 and for the three months ended September 30, 1999 was in part due to an increase in revenues from two new advertisers during these periods as well as to a general increase in our advertiser base as we increased our sales force.

     Our revenues and operating results are likely to vary significantly from quarter to quarter in the future due to a number of factors, many of which are beyond our control. These factors include:

     - the ability to attract and retain new members, customers and advertisers;

     -  new sites, services or products introduced by us or our competitors;

     -  the timing and uncertainty of sales cycles;

     -  the mix of online advertisements sold;

     - seasonal weakness in advertising sales, which typically occurs in the first and third quarters;

     -  the level of Web and online services usage;

     -  the ability to attract, integrate and retain qualified personnel;

     - technical difficulties or system downtime affecting the Internet generally or the operation of our business; and

     - general economic conditions as well as economic conditions specific to Internet companies.

     Our revenues for the foreseeable future will be substantially dependent on advertising and sponsorships, many of which are short term and subject to cancellation without penalty until shortly before publication. In addition, we derive a significant portion of our revenues from sales of advertising to a limited number of customers. Accordingly, the loss of any advertising relationship, or the cancellation or deferral of advertising orders could harm our results in any one quarter. As a result of these and other factors, quarter-to-quarter comparisons of our operating results should not be relied upon as an indication of future performance.

LIQUIDITY AND CAPITAL RESOURCES

     We have funded our operations to date primarily through private sales of securities, which resulted in aggregate net proceeds of about $10.0 million from our inception through September 30, 1999. We had about $3.6 million of cash and cash equivalents as of September 30, 1999 as compared to $194,326 as of December 31, 1998. The increase in cash is primarily due to the $8.0 million raised through the sale of our Series B preferred stock and an increase in other financing activities of $1.2 million, offset by cash used in operating and investing activities of $3.9 million and $1.8 million, respectively.

     Net cash used in operating activities for the nine months ended September 30, 1999 increased to $3.9 million from $386,000 for the same period in 1998. This increase was primarily the result of the $4.4 million net loss for the nine months ended September 30, 1999. Included in the net loss for the nine months ended September 30, 1999 was a $1.4 million gain on the sale of Girls On and an increase in non-cash depreciation, amortization and stock-based compensation expenses totaling $1.5 million. In addition, we recorded a net increase in cash resulting from the net changes in operating assets and liabilities of about $411,000 for the nine months ended September 30, 1999 compared to the same period in the prior year. Net cash used in operating activities decreased to $348,000 in 1998 from $1.1 million in 1997, primarily due to the reduction in the net loss from $1.2 million in 1997 to $538,220 in 1998.

     Net cash used in investing activities increased to $1.8 million for the nine months ended September 30, 1999 from $55,000 for the same period in 1998. This increase was the result of $2.2 million of capital expenditures, primarily equipment and software, partially offset by $386,000 in cash proceeds received from the sale of Girls On. Capital expenditures since inception have been $43,000 for the period August 15, 1996 (date of inception) through December 31, 1996, $229,000 and $65,000 for the years ended 1997 and 1998, respectively, and $2.2 million for the nine months ended September 30, 1999.

     Net cash provided by financing activities for the nine months ended September 30, 1999 increased to $9.2 million from $500,000 for the same period in 1998. Of this increase, $8.0 million of net proceeds were received through the sale of Series B preferred stock, about $651,000 was received from Lighthouse Capital Partners III, L.P. as proceeds from the sale of equipment previously purchased by us, which is now being leased pursuant to a lease financing and revolving loan security agreement that we entered into with Lighthouse on August 23, 1999, and $500,000 of short-term borrowings was received under a loan and security agreement we entered into with Lighthouse in August 1999. Net cash provided from financing activities decreased to $423,000 in 1998 from $1.5 million in 1997 due to the $1.5 million of proceeds received from the sale of Series A preferred stock in 1997, partially offset by the proceeds received in 1998 from a convertible note of $500,000.

     During November and December 1999, we completed the sale of 3,787,801 shares of Series C preferred stock, resulting in net proceeds of about $38.7 million, after expenses. These proceeds will be used over the next twelve months to help fund our expected investment in strategically targeted online and offline marketing, to build brand awareness and drive additional traffic to our Web site. In addition, we plan to increase capital expenditures, primarily technical equipment and software, to significantly increase our marketing expenses and to increase our staff and infrastructure over the next several months.

     Our lease financing agreement with Lighthouse provides a lease line not to exceed $1,000,000 to fund eligible equipment purchases with an option to increase the line by $500,000. As of September 30, 1999, we had outstanding borrowings under the line of $651,023, bearing interest at 8%. In addition to the lease line, we entered into a loan and security agreement with Lighthouse. The agreement allows us to borrow up to $500,000 against certain eligible receivables. As of September 30, 1999, we had outstanding borrowings of the entire $500,000 under this agreement bearing interest at prime plus 1%. As additional consideration for these agreements, we have issued to Lighthouse a warrant to purchase 1,975 shares of Series B-3 preferred stock at an exercise price of $30.37 per share.

     We expect that the net proceeds from this offering and the proceeds received from the sale of Series C preferred stock, together with our available funds, will be sufficient to meet our operating and capital needs for the next 12 months, although there can be no assurance that we will not have additional capital needs prior to that time. If cash generated from our operations is insufficient to satisfy our business requirements, we may seek additional funding through public or private financings or other arrangements. Adequate funds may not be available when needed or may not be available on favorable terms. If additional funds are raised through the issuance of equity securities, dilution to existing stockholders may result. If insufficient funds are available, we may be unable to enhance brand awareness or to make capital expenditures necessary to support our business, either of which could seriously harm our business.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

  STATE OF READINESS

     We have completed an assessment of the Year 2000 readiness of our operating, financial and administrative systems, including the hardware and software that support our systems. Our assessment plan consisted of the following steps:

     - quality assurance testing of our internally developed proprietary software;

     - contacting or researching readiness statements of our third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of our services to our users;

     - contacting or researching readiness statements of our vendors of third-party systems;

     - contacting or researching readiness statements of our Infrastructure vendors;

     -  assessing repair or replacement requirements;

     -  repair and replacement;

     -  implementation of the plan; and

     - creation of contingency plans in the event of Year 2000 failures. This plan includes the backup of all mission critical systems immediately prior to the New Year.

     Over the last number of months, we have completed an audit of all of our systems and software. We have replaced systems or modified code where necessary. Our vendors of material hardware and software components, infrastructure, and systems have indicated that the products we use are currently Year 2000 compliant. We can not guarantee the compliance of our vendors and for this reason can not accurately predict costs associated with our vendors not being Year 2000 ready. These costs could be substantial and could have a serious adverse effect on our business and results of operations.

  COSTS TO DATE

     Most of our expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters generally. To date, our costs have not exceeded $50,000. After the New Year, we do not anticipate that such expenses will be material. Such expenses, if higher than anticipated, could have a serious adverse effect on our business, results of operations and financial condition.

  RISKS

     We are not currently aware of any Year 2000 readiness problems related to our internally developed systems that would have a material adverse effect on our business, results of operations and financial condition. We can not guarantee that third-party software, hardware, or services that our systems rely on are Year 2000 ready. If at the turn of the New Year, these systems prove to not be Year 2000 ready, this could have a serious adverse effect on our business and results of operations.

     Since we are dependent on third party vendors to provide significant network services and equipment, a Year 2000 disruption of these services could cause our customers and users to consider seeking alternative providers or cause an immense burden on our technical support staff. Either of these reactions could have a serious adverse effect on our business, results of operations and financial condition.

     In addition, governmental agencies, utility companies, Internet access companies, third party service providers and others outside our control may not be Year 2000 ready. The failure by such entities to be Year 2000 ready could result in systemic failure, which could also prevent us from delivering our services to our customers, decrease the use of the Internet, or prevent users from accessing our Web site, which could have a serious adverse effect on our business, results of operations and financial condition.

  CONTINGENCY PLAN

     We have developed a Year 2000 contingency plan. This plan includes backups of all mission critical hardware and software, as well as a team that will monitor our hardware, software and third party services during the transition between 1999 and the Year 2000.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components. We have no elements of comprehensive income and the net loss reported in the statements of operations is equivalent to the total comprehensive loss.

     Effective January 1, 1998, we adopted SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way business enterprises report information about operating segments, as well as enterprise-wide disclosures about products and services, geographic areas and major customers. We operate in one segment in the United States.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. Generally, it requires than an entity recognize all derivatives as either an asset or liability and measure those instruments at fair value, as well as identify the conditions for which a derivative may be specifically designed as a hedge. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. We do not currently engage or plan to engage in any derivative or hedging activities.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement requires companies to capitalize qualifying computer software costs which are incurred during the application development stage and amortize them over the software's estimated useful life. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. We adopted the requirements of SOP 98-1 as of January 1, 1999.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We maintain our cash equivalents in a money market fund. As of September 30, 1999, all of our cash equivalent investments will mature in one year or less (see note 2 to the notes to our financial statements). Bolt did not hold any derivative financial instruments as of September 30, 1999, and has never held such investments. Due to the short term nature of our investments, we believe we have no material exposure to interest rate risk arising from our investments. Therefore, no quantitative tabular disclosure is required.

     Currently, all of our revenues and expenses are denominated in U.S. dollars and as a result, we have not had any exposure to foreign currency rate fluctuations.

                                    BUSINESS

OUR BUSINESS

     Our Web site, Bolt.com, is a leading online destination that targets 15-20 year old teens. We feature teen-focused content generated primarily by our members, a platform for teens to interact with other teens and tools that allow our members to personalize their user experience. Our site enables members to create and actively participate in what we believe is one of the most teen-relevant environments found anywhere. We have designed Bolt.com to facilitate communication among teens, to empower them to express their opinions and ideas as a community, and to shop in an online store that our members help create. While the growth of our site to date has been driven largely by word-of-mouth, we are also building brand awareness through relationships with America Online, MSN Hotmail, Yahoo! and Lycos. As a result, our member base has grown to more than 1.5 million as of December 1, 1999 from about 340,000 as of December 1, 1998. According to Media Metrix, in October 1999, Bolt.com was the seventh "stickiest" site of all the sites on the Internet, as measured by minutes per user per month. According to Nielsen I/PRO, we had over 141 million page views and over 6 million user sessions in October 1999 as compared to 28 million page views and 1.4 million user sessions in December 1998. By comparison, Seventeen magazine, a leading teen-focused magazine which has been in existence since 1944, has a circulation of about 2.4 million.

     Based on the following factors, we believe that we will be able to grow our business in a rapid and cost efficient manner:

     - Global demographic: globally, teens share many interests and needs, which should allow us to readily expand on an international basis.

     - Member-generated content: substantially all of our content is generated by our members, minimizing the need for us to hire additional staff or pay third parties to generate additional content.

     - Critical mass: as one of the first entrants in this market, we have developed a large and loyal member base, which we believe is an important asset to continue our growth.

     We believe we have created a leading online teen destination and generated one of the largest databases of teen opinions and preferences in the world. With Bolt.com, we generate revenues through:

     -  fees from the sale of advertising and sponsorships on our site;

     -  e-commerce sales through our recently opened online Bolt Store; and

     - transactional fees paid by other retailers and e-commerce companies that promote their products and services on our site.

In the future, we expect to generate revenues through market research fees from companies that are interested in learning more about our highly-targeted teen audience.

INDUSTRY BACKGROUND

  GROWTH OF THE INTERNET, E-COMMERCE AND ONLINE ADVERTISING

     The Internet has emerged as a significant global communications medium, enabling millions of people to share information, communicate and conduct business electronically. Both the number of Internet users and the amount of time they spend online are growing. This growth is the result of a number of factors, including:

     - an increase in the number of computers in the home, schools and workplace;

     -  improvements in computer network infrastructure;

     -  more convenient, faster and less expensive Internet access;

     -  advances in computer and modem technology;

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

     -  an increase in public awareness of the benefits of using the Internet;
        and

     -  the development of easy-to-use interfaces.

     The rapid adoption of the Internet represents a significant opportunity for businesses to market and sell products and services online and for advertisers and businesses to capitalize on the Internet's interactive nature by marketing their products to highly targeted audiences. The success of Internet advertising can be attributed to the following factors:

     - Internet advertising offers advertisers a flexible way to target their messages and measure their results;

     - Internet advertisers can tailor their messages to specific groups of consumers;

     - Internet advertisers can change advertising content frequently in response to market factors, current events and consumer feedback; and

     - Advertisers can more accurately track the effectiveness of their advertising messages based on the rate at which consumers directly respond to their advertisements through "click-throughs" that their advertisements receive.

  GROWTH OF TARGETED ONLINE CONTENT AND COMMUNITY SITES

     As the Internet has grown, users and advertisers have started seeking more targeted and compelling content, information, expression and interaction. Just as cable television channels, such as MTV and ESPN, have become more popular by aggregating content targeted towards a specific audience, online content and community sites that provide a demographically targeted environment have emerged. Like the major television networks that provide programming across many demographic segments, the major online portals typically provide a broad range of content and services without a specific demographic focus.

     Targeted online communities provide users with the ability to access relevant content and to interact directly with other people with similar interests. Registered users, or members, are often eligible for additional services from a site, such as customization options or access to premium content. As a site learns more about its members as they register and spend more time online, it can tailor its features to meet the needs and preferences of its users and members. This information also provides advertisers and merchants with more focused demographic and psychographic information that can be used to maximize direct marketing opportunities.

  TEENS ARE BECOMING AN INCREASINGLY IMPORTANT AUDIENCE TO ONLINE ADVERTISERS AND MERCHANTS

     Significant advertising opportunities exist on a teen-focused Web site. Teens are more difficult than adults to reach with targeted advertising because teens generally do not subscribe to magazines in large numbers, and they tend to watch less television and lead more active lifestyles than adults. While teens are flooded with literally thousands of broad-based marketing messages every day from other traditional sources, such as billboard and radio advertising, we believe they are largely unreceptive to advertising messages that are not personally relevant. We believe that marketing products and services to teens online through a site with contextual, editorial information focused on them is more effective than using traditional marketing methods.

     The United States Census Bureau projects that the number of individuals between the ages of 10 and 24 will grow to 63.1 million in 2010. This growth rate is estimated to outpace growth of the general population by nearly 10%. In addition, teens also possess substantial disposable income. eMarketer, a market research firm, estimates that over $109 billion is spent annually by teens in the United States alone.

     Teens are often early adopters of new technologies and are significantly involved with the Internet. According to eMarketer, about 57% of 13 to 17 year olds use the Internet regularly, as compared to about 36% of 18-34 year olds, 31% of 35-54 year olds and 17% of individuals over the age of 55. eMarketer also estimates that the number of 13 to 17 year olds who regularly access the Internet will rise to 12.4 million by 2000 from 9.1 million in 1998, an increase of over 36%. eMarketer estimates that 13 to 17 year olds currently spend an average of 8.5 hours online per week as compared to 6.7 hours for individuals over the age of 18. This creates a significant opportunity to both sell products and advertise to teens online. eMarketer also estimates that online commerce sales to 13 to 17 year olds will increase to $1.4 billion in 2002 from $161 million in 1999.

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

  THE NEED FOR A RELEVANT INTERACTIVE FORUM FOR TEENS

     We believe that teens have a desire to express themselves when dealing with issues and problems affecting their lives, but they are often unable or unwilling to talk about these issues with adults or discuss them face to face with their friends. Accordingly, they require an interactive forum that will fill the need that teens have to anonymously express their ideas and opinions about teen-related issues to their peers. While traditional media is not suited to meet this need because it is not interactive, the Internet is particularly appropriate because it is currently the only mass medium that allows for real-time interactive communication. Accordingly, there appear to be substantial market opportunities for an online forum that combines content and community that is relevant to the lives of teens. The major Internet portals, however, have not seized this opportunity for the following reasons:

     - Most portals are generally not contextually relevant. These sites are designed to appeal to a broad audience, and therefore, we believe they have not created an environment that is contextually relevant to teens' needs and buying habits;

     - Major portals do not effectively address teen issues. We believe they do not effectively address the issues that are relevant to teens, such as peer, parental and school-related pressures, and issues revolving around friendship, relationships, sexuality and development; and

     - Major portals do not provide teen-relevant interactive services. We believe the major portals do not provide the kind of targeted interactivity and services that teens seek.

THE BOLT SOLUTION

     Bolt.com is one of the most well-known and widely visited Web sites for teens on the Internet. We provide a site where teens can congregate in an environment that caters exclusively to their interests and promotes their participation and recognition. With Bolt.com, we generate revenues from advertising and sponsorship sales and e-commerce transactions, and we expect to generate revenues from market research fees in the future.

  WHY TEENS USE BOLT

     We empower our members. Bolt.com is a site that empowers our teen-focused audience to express opinions and ideas regarding the ever-changing issues and trends that impact their lives. Our members communicate on our site and provide content for our site using their chosen Bolt Member IDs. This ensures anonymity and encourages frank and open discussion. Our members provide most of the content of Bolt.com, unlike other sites where the non-teen staff or third parties generate most of the content. We have created a process where our members are, in effect, a collection of hundreds of thousands of "freelance-writers" from around the world who continually contribute content such as news reports, music and movie reviews, product reviews and survey questions and answers. Our producers then gather, edit and filter these submissions and feature items that ultimately provide Bolt.com with its content. Accordingly, we do not generate content based on what we believe our audience is interested in; rather, we let our teen audience direct our content. Our members provide the content, and we provide the processes, framework, tools, utilities, and applications that empower teens around the world to have a voice regarding what is important in their lives.

     We provide personalized tools. Our more than 1.5 million members can use our personalized tools to help them manage their lives, making the site more valuable to them the more they use it. Through tools such as our Bolt Notes and Diaries, User Profiles and a Personal Calendar our members can personalize our site. In addition, through our member program, we gather a significant amount of data concerning the preferences and dislikes of our members, which should allow our site to be continually relevant to them. This data can be used to target content as well as advertising information toward particular members, while maintaining the confidentiality of our members (Bolt does not give out information about members without a member's consent). We believe our registered member base creates member loyalty and leads to repeat site visits, referrals and higher quality member-generated content.

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

     We offer member-directed online shopping. In September 1999, we launched the online Bolt Store, which offers products that our members have told us they want to buy. We allow our more than 1.5 million members to help create the Bolt Store by asking them, through surveys, polls and other interactive tools, which products they would like to buy. We then offer these items for sale and use third-party fulfillment sources to drop-ship products that are purchased at the Bolt Store. Currently, the Bolt Store offers over 1,000 products, including apparel, games, technology, sporting gear and other items.

  WHY MARKETERS ADVERTISE ON BOLT.COM

     We have developed a site that we believe is highly desirable to advertisers and have established relationships with over 100 new advertisers over the past nine months. We believe we have developed an attractive platform for advertisers for the following reasons:

     - Audience. We provide a highly-targeted, growing and demographically-focused audience.

     - Size. We have a large and active teen member base, as demonstrated by the over 141 million page views and over 6 million user sessions in October 1999.

     - Contextual Relevance and Targeting. Marketers can target their messages in a way that is particularly relevant to our members' interests.

     - Member Loyalty. According to Media Metrix, in October 1999, Bolt.com was the seventh "stickiest" site on the Internet, as measured by minutes per user per month.

     We offer advertisers a variety of advertising and sponsorship opportunities to allow them to take advantage of these factors, including:

     -  Banner advertisements;

     -  Integrated content sponsorships;

     -  Pop-up advertisements;

     -  Section sponsorships;

     -  A rotating "viewer window";

     -  HTML-based and text-based advertisements in targeted emails; and

     - Opt-in registration boxes, that allow members to request information from selected advertisers.

     Because of the substantial amount of data we collect on individual members, advertisers are able to purchase highly-targeted advertisements that specifically address their marketing needs. For example, if an advertiser wishes to reach only 18 year-old men in urban areas who have indicated that they like snowboarding, we can deliver a marketing message specifically to those members. While this is efficient for our advertisers, it is also relevant to our members, who are seeking messages or advertising that specifically address their needs and do not want to be inundated with advertising messages not relevant to their particular interests. We plan to continue this advertising methodology in an effort to become a leader in one-to-one marketing. During the past year, we have also focused on offering our members the ability to select specific advertisers from whom they wish to receive more information.

     In addition, while banner advertisements are the accepted advertising method for many advertising agencies, advertisers are realizing that the Internet provides an excellent opportunity to add more value to the user experience through integrated sponsorships. For example, Neutrogena sponsors an interactive question and answer section on Bolt.com where content focused on health and beauty tips is integrated with Neutrogena's advertisements.

  PROVIDING VALUABLE DATA ON THE TEEN DEMOGRAPHIC

     The data and information we gather about our highly-focused audience can be extremely valuable to companies that wish to target this demographic group. We have created a proprietary environment that not
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

only provides a compelling online experience for teens, but also generates a tremendous amount of data about our members. We collect this data both explicitly, through member-generated profiles, poll responses and survey results, and implicitly, through click-stream analysis, purchasing history and other site activity. We are able to provide valuable information relating to our specific demographic group to advertisers without compromising the actual identities of our members. Our members know and appreciate this fact, and because of it they are very forthcoming about their likes, dislikes and opinions.

     We believe our ability to collect data and extract insights about teens' preferences in the form of market research reports to companies will generate additional revenues in the future. We also are currently selling the ability to survey our audience through a member "opt-in" program on the site, and we are significantly ramping-up our data-mining capabilities to provide a unique service to those wishing to collect market research on this unique and elusive demographic.

THE BOLT STRATEGY

     Our goal is to be the leading media company focusing on teens. We intend to achieve this goal by pursuing the following strategies:

     CONTINUE TO BUILD BRAND AWARENESS. We believe that continuing to build brand awareness for our site is critical to attracting and expanding our global member base and customer loyalty. Our strategy is to enhance the recognition of the Bolt brand among our members, other users, customers and strategic partners through:

     - Traditional and Internet Advertising. We will continue to use traditional advertising, which may include print, television and radio, not only to continue to reach more advertising customers but also to publicize our brand to potential users. Also, we will use targeted online advertising on other Web sites, like Yahoo! or MSN, to promote our brand name to existing and potential members.

     - Non-Traditional Events. We will continue to promote our brand at events such as rock concerts, sporting events, and other events where teens gather. For example, in the summer of 1999, we conducted the "Power Trip," in which a Bolt-branded trailer traveled to over 50 events to encourage teens to discuss teen empowerment in their own communities. Tens of thousands of teens registered for our site through this event.

     CONTINUE TO DEVELOP AND EXTEND OUR RELATIONSHIPS WITH STRATEGIC PARTNERS AND ADVERTISERS. We intend to enhance our brand name and increase our customer base by expanding the number and type of strategic alliances and advertising relationships we have with online service providers and portals like America Online, MSN Hotmail, Yahoo! and Lycos, as well as traditional media outlets and retailers. In addition, we intend to strengthen our relationships with advertisers by providing more targeted advertising and sponsorship opportunities to our partners. We also intend to invest in additional reporting tools to provide unparalleled service in tracking results of promotional and advertising campaigns on the site.

     ENHANCE OUR ONLINE FEATURES. We will continue to develop our content, community and e-commerce product offerings to drive teen traffic to our Web site. We are always looking for innovative and exciting interactive tools and new technologies to enhance our users' experience. For instance, we intend to develop the ability to access many of the features and functionality found on Bolt.com by as many electronic means as possible, including wireless phones and pagers.

     EXPAND OUR E-COMMERCE OFFERINGS. We intend to continue to make e-commerce an integrated and valuable part of our Web site. The Bolt Store currently offers over 1,000 products for both men and women, and we intend to significantly increase the number of products we offer over the next year. In addition, we plan to integrate global shopping opportunities into the Bolt Store for our users outside of the United States who seek access to American products.

     DEVELOP A CO-BRANDED DEBIT CARD. We are planning to develop, with a strategic partner, the Bolt Card, a co-branded financial resource for teens that will not only provide them with a non-credit based means of conducting transactions at the Bolt Store but will also allow them to make purchases outside of the Bolt Store.

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

     EXPAND OUR INTERNATIONAL PRESENCE. We believe teens throughout the world share similar interests and face similar issues and problems. Therefore, we plan to launch localized versions of our Web site in strategic locations throughout the world, focusing on countries that have large teen populations with a significant Internet presence. Initially, we intend to target countries such as the United Kingdom, France, Germany, Japan, Italy, and Mexico. We plan to develop local sales staffs and create hosting operations, but intend to leverage our domestic production facility to maintain economies of scale as we focus on additional countries.

OUR WEB SITE

     The following table details some of the functions and tools we currently offer on Bolt.com:

SERVICE/FUNCTION                                   DESCRIPTION

Member ID/Profile.............   Each member chooses a Bolt member name and all
                                 communications on our site are accomplished using that name to ensure anonymity among our members. Our members are encouraged not to give their real names to other members. The member profile contains a member's basic information including age, sex, birthday, state, country if outside the U.S., and preferences. This is the basis for our database profile of each member, and provides members, as well as our advertising, commerce, and market research clients, with core data about the likes and interests of each member without disclosing any confidential personal information about the member.

Tagbooks......................   Allows individual members to create personal
                                 questions and polls within their Member
                                 Profiles. In order to access the Tagbooks of a member and answer questions or leave messages, you must access that member's profile. This has become one of the most popular features of Bolt.com. In addition, because only members can create Tagbooks, we have found that this feature drives member registration.

Bolt Notes....................   Allows members to leave a message for any Bolt
                                 member using a proprietary application that combines instant messaging capabilities with email.

Bolt Boards...................   Provides members with a forum to discuss almost
                                 any topic with each other on the Boards, ranging from Pro Wrestling to Alternative
                                 Religions. Bolt Boards are the main message boards on Bolt.com.

Bolt Store Product Reviews....   Allows our members to comment on products for
                                 sale in or that they have purchased in the Bolt
                                 Store. This provides teens with peer-generated information to support their decision making for product purchasing.

Bolt Email Service............   Provides every member with access to Internet
                                 email through the Bolt.com address. Currently, over 600,000 of our more than 1.5 million members have elected to subscribe to this service.

Bolt Homepages................   Allows members to categorize and create their
                                 own Web pages that we host free of charge.

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

Polls.........................   Allows our members to suggest poll topics.
                                 These poll topics are reviewed by our producers and highlighted in relevant channels where other members can respond to the poll questions. A member who responds to a poll question gets immediate feedback on how other members have responded.

Friends.......................   Enables members to generate listings of other
                                 Bolt members that the member chooses. When members access our site, they are told which of their Friends are also on the site. This facilitates online communication for our members.

Member Search.................   Provides members with the capability to find
                                 and contact other members with similar likes and/or dislikes.

Personal Calendar.............   This Web-based calendar allows members to set
                                 up reminders and appointments, including times to meet with friends online.

Chat..........................   Provides real-time communication in "rooms"
                                 with specific topics, such as movies, music, style and religion. Also includes rooms for French, German, Dutch and Spanish speakers.

Bolt Zap......................   Allows members to send instant messages to
                                 other online members and Friends, as well as to anyone else on the Internet.

Cards.........................   Allows our members to email "virtual cards" to
                                 other members with personalized messages.

Horoscopes....................   Provides proprietary horoscopes targeted to our
                                 teen members and provides interactive feedback on the horoscopes from members.

Diaries.......................   Allows our members to create a digital diary
                                 that does not run the risk of being found by mom, dad or a sibling. Members have the option of allowing others to see certain entries if they desire.

ADVERTISING SALES

     As of October 31, 1999, we had a direct advertising sales force comprised of nine sales people, in addition to our Director of Advertising and our Vice President of Ad Sales. This group is located primarily in New York, and we have sales offices in Chicago and Los Angeles and plan to open offices in Detroit and San Francisco in 2000. Our sales force has been successful in attracting a diverse group of advertisers by promoting the value of our teen audience and teen-focused Web site environment. During 1999, our sales force has entered into contracts with over 100 advertising customers. These are some of our customers who advertise on or sponsor some of the content of Bolt.com:

COMMUNICATIONS AND TECHNOLOGY  ENTERTAINMENT AND MEDIA        HEALTH AND BEAUTY
  BellSouth                      Bertelsmann/BMG Music          Clinique
  Hewlett Packard                MGM Pictures                   Coty
  Intel                          MTV                            Gillette
  Microsoft                      Showtime                       Johnson & Johnson
  Sprint                         Sony Pictures Entertainment    Smith Kline Beecham
FASHION AND RETAIL             FOOD AND BEVERAGE              AUTOMOTIVE
  Artcarved                      Coca Cola                      Ford Motor Company
  Converse                       Dr. Pepper/7Up                 Toyota
  J.C. Penney

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

     We currently derive, and expect to continue to derive, a substantial portion of our revenues from advertising sales. We offer advertisers the following advertising options:

     - Banner advertisements. An advertiser may purchase banners, which are graphical advertisements with the advertiser's logo, for placement throughout our site or in a specific area within our site.

     - Integrated content sponsorships. Advertisers may also sponsor a specific area or feature of our site. For example, Gillette currently sponsors a feature called "Lookin' Good" that features ways that teens deal with their personal appearance.

     - Pop-up advertisements. Advertisers may choose to have an advertising window "pop-up" following certain actions by members on Bolt.com. For instance, after a member responds to a poll question about a pop star, a window may pop-up advertising a new artist or musician.

     - Section sponsorships. Advertisers may also pay to own a premiere position within a particular section or sections of Bolt.com. For example, Emusic.com is currently a section sponsor of the Bolt.com music section.

     - A rotating "viewer window." Our front page contains a rotating viewer window that displays advertisements and promotes new content on the site. Because this window is constantly changing and is always visible to members, it provides our advertisers with an excellent way to catch the attention of our members.

     - HTML-based and text-based advertisements in targeted email. We send over 4.0 million targeted HTML-based emails every week. We provide advertisers the opportunity to place a graphic advertisement within these emails. In addition, we also send over 1.0 million text-based targeted emails every week. Advertisers can choose to include a textual advertisement in these messages. Because of our ability to target these emails, the advertisements tend to be more relevant to the recipient.

     - Opt-in registration boxes. When new members register, they have the opportunity to "opt-in" or request information about products or services from certain advertisers. These advertisers, such as BMG Music, pay a fee for each new member that opts-in for information about their products or services during registration. Thousands of new members register for our site every day.

E-COMMERCE AND THE BOLT STORE

     In September 1999, we launched the Bolt Store, which we believe is one of the largest collections of teen-focused product offerings on the Internet. In creating the Bolt Store, we have utilized our relationships with our more than
1.5 million members by asking them, through surveys, polls and other interactive tools which products they would like to buy through our Web site. We allow our members to help create the Bolt Store by telling us what brands and products they like and do not like, and how their lifestyles are impacted by those products. We listen to their requests and attempt to facilitate their needs, by offering a number of these products through the Bolt Store. By using member input to create the Bolt Store, we shift the model of traditional retailing from promotion-based sales (a "push" model) to one where our members choose the products they want (a "pull" model). The Bolt Store currently contains over 1,000 products that our members help select, including apparel, games, technology, sporting gear and other items. We expect to significantly increase the number of products we offer over the next year.

     Because we have a valuable database of aggregate and individual product preferences from the millions of teens that visit Bolt.com on a monthly basis, we expect that the Bolt Store will become an effective example of one-to-one marketing on the Internet. Because of this, we believe we will be able to sell more effectively than traditional retailers and other online retail sites that are solely focused on commerce because our members are telling us and each other what brands and products they like and do not like, and how their lifestyles are impacted by those products.

     Within the Bolt Store, we manage all ordering, returns, and product selection. We have carefully selected several fulfillment partners to supply the products from their warehouses and drop-ship orders to our customers after receiving an order confirmation from us. We take title of inventory from the shipper; however,

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

products generally are shipped the same day the order is fulfilled, resulting in our having little, if any, inventory. Our customers are given a number of shipping options, all of which are handled by standard shipping franchises such as UPS and Federal Express.

     We also generate e-commerce revenues by charging transaction fees to retailers and e-commerce companies that wish to use our site to promote their products and services as well as to purchase premium positioning on our site. We facilitate contact between our members and many of these companies by providing a link from Bolt.com to their Web sites. Generally these companies pay us either a flat fee, a fee based on retail sales to our members or a combination of the two. We currently have e-commerce transaction fee arrangements with companies including CDNow, Lids and InfoBeat.

MARKET RESEARCH

     We intend to utilize the valuable data and information we collect from our teen members in order to make market research an important part of our business. We intend to offer to teen-focused marketers a variety of products ranging from online surveys to complete trend reports within the scope of our Web site. These products will be sold as components of our advertising business.

     We have begun to provide market research to a number of our advertising customers, including a major apparel manufacturer researching the latest trends in the jeans market and Artcarved, a leading manufacturer of class rings. Through surveys and polls on Bolt.com, Artcarved was able to collect research information on how teens perceived class rings, the growth potential of the industry, and how teens intend to purchase rings (i.e., through in-school representatives or at jewelry stores).

CUSTOMER CARE

     Site support. Users who are unfamiliar with our site can click on the "help" button on Bolt.com. This feature describes all of our Bolt.com features and services and explains to the user how to use them. In addition, our members can post messages on our help boards and our Bolt staff will respond. Finally, users can also send emails to Bolt Support, and our staff generally responds within one day.

     Bolt Store customer support. We provide live customer support to our Bolt Store customers 24 hours per day, seven days per week. We currently outsource this service to a third-party provider but we expect to provide this service in-house in the future. Our Bolt Store customers can obtain live customer support at any time simply by clicking through to a customer service representative and "chatting" online. In addition, our customers can obtain order processing, shipping status and other account information online at Bolt.com.

MARKETING AND PROMOTION

     We employ a variety of online, offline and non-traditional marketing methods designed to:

     -  build our brand awareness;

     -  drive traffic to our site;

     -  build our registered member base; and

     -  minimize our member and customer acquisition costs.

     To increase our brand recognition online, we maintain strategic relationships with leading Internet portals and Web sites, including America Online, MSN Hotmail, Yahoo! and Lycos. We also use traditional advertising such as print, television and radio promotions. We believe that promotion in publications such as the New York Times and Advertising Age is particularly effective in reaching potential sponsors. We also intend to launch an advertising campaign in print, radio and television that will promote Bolt.com as a place for teens to be empowered through having a collective voice. We intend to choose media that will allow us to reach a significant portion of the teen market, including alternative and top 40 radio formats, teen magazines and television programming focused on the teen market.

     In addition, we promote our brand with non-traditional marketing promotions at events such as rock concerts, sporting events, and other gatherings of interest to teens. For example, in the third quarter of 1999, we conducted the "Power Trip," during which a Bolt-branded Airstream trailer traveled to over 50 events to encourage teens to discuss teen empowerment in their own communities. Tens of thousands of teens registered
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for our site through this event. We are also a sponsor of the Gravity Games in
Providence, Rhode Island and Mammoth Mountain, California which are produced by NBC and Petersen Action Sports Publications. We receive a sponsorship placement at the Gravity Games and ad placement in designated Petersen magazines, in return for a Gravity Games featured placement on Bolt.com. A Gravity Games page is contained within the Sports Section of Bolt.com and is promoted by banners and buttons as well as direct mail newsletters to Bolt.com members.

BOLT.COM STRATEGIC RELATIONSHIPS

     We believe that forming strategic alliances with major online portals and service providers can increase our brand awareness and be a source of significant new Web site traffic. We currently have strategic relationships with the following:

     - America Online. We are the only teen community partner for the AOL branded service's teen message boards and teen chat rooms. We entered into a 26 month agreement with AOL on November 16, 1999. We will provide management of AOL's teen community tools, including the teen message boards and chat rooms. In return, we will receive brand exposure because we are entitled to establish and maintain a linked, customized, user-generated content environment at aol.bolt.com, and all teen-focused message boards, chat rooms, and teen community areas within the AOL service, including aol.bolt.com, will be Bolt branded. We will also have the exclusive ability to sell advertising on aol.bolt.com. In addition, we pay a fee for placement in the AOL shopping service and on teen targeted sites on the AOL network, including Spinner, WinAmp, Netscape, Compuserve and MovieFone.

     - MSN Hotmail. We provide teen content for the MSN Hotmail WebCourier Newsletter Program. We have an agreement with Hotmail which expires on August 27, 2000. This relationship has been a key traffic driver for us and an important service for Hotmail's teen user base. The Bolt newsletter is delivered twice per week to over 1.9 million Hotmail users who elected to receive our content when they registered with Hotmail. Bolt pays Hotmail a slotting fee and a minimal mail postage per mailing fee after the first 1.5 million newsletters have been mailed. In addition to the WebCourier Program, we also advertise on the MSN Shopping Channel, MSN Hotmail and the MSN service targeted to teens. We can include advertising in the newsletter and are entitled to all revenues generated from the sale of these advertisements. Our current agreement with Hotmail runs through August 27, 2000.

     - Yahoo!. We are a co-branding sponsor of the Yahoo! Teen Chat Channel, a popular area on Yahoo! for teens. This agreement, which was entered into in September 1999, has a nine month term. As a co-branding sponsor of the Yahoo! Teen Chat Channel, we are the only teen-focused site that has a fixed banner placement on the top of the entrance page to Yahoo! Teen Chat. We also receive a content placement on the left side of this page that changes continually with new Bolt content. In addition, we receive shopping related promotions and receive a number of teen targeted banner advertisements on the Yahoo! network. We pay Yahoo! a one-time fee and are guaranteed a certain number of impressions.

     - Lycos. We provide teen-generated content for Lycos' MailCity email Newsletter. We entered into an agreement with Lycos in August 1999. This agreement has a one year term that automatically renews unless either party gives 30 days written notice of its decision not to renew. This program allows us to deliver HTML-based email to over 350,000 teens who have specifically expressed interest in receiving our mailing. This mailing is delivered once per week every Tuesday. We include advertising and sponsorships in the newsletter and are entitled to all revenues generated from the sale of these advertisements.

     - Ford Motor Company. On November 17, 1999, we entered into a partnership with Ford Motor Company to develop Cars.bolt.com, a co-branded destination on our site, that we expect to launch in January 2000. Cars.bolt.com will feature auto-related content geared towards teens, including personalized classified advertisements, an automotive dictionary, teen-focused buyer guides, information on how to buy and lease cars and an interactive drivers education seminar called "Behind the Wheel" that will help our teen members prepare for their driving license tests. In addition, Cars.bolt.com will feature an interactive Ford-branded design studio called "Design Your Own

        Dream Car." With this feature, our members will use a drag and drop graphical interface to design cars and submit their designs to Ford. Under this agreement, we will also provide quarterly market research studies to Ford. This agreement continues through December 31, 2002, but may be terminated on December 31, 2000 or 2001 by either party.

COMPETITION

     The market for Internet traffic, registered users and Internet advertising is new and rapidly evolving, and competition is intense. With no substantial barriers to entry, we expect that competition will continue to intensify.

     We believe that the primary competitive factors in creating community on the Internet and attracting advertisers are:

     -  functionality;

     -  brand recognition;

     -  user affinity and loyalty;

     -  the ability to target a specific demographic;

     -  variety of value-added services;

     -  ease-of-use;

     -  quality of service;

     -  reliability and critical mass; and

     -  the overall cost-effectiveness of the advertising medium.

     We compete with sites, and sites with areas, that are primarily focused on targeting teens online. These sites include MTV Online and the Yahoo! Teen Chat area. We also compete with retailers that have moved to the Web such as Alloy Clothing and Delia's. We will likely also face online competition in the future from:

     -  search engine providers;

     -  content sites;

     -  commercial online services;

     -  sites maintained by Internet service providers;

     - traditional media companies such as MTV, Disney and NBC, many of which have recently made significant acquisitions or investments in Internet companies; and

     - other entities that attempt to establish communities on the Internet by developing their own or purchasing one of our competitors.

     We also compete with traditional forms of media, such as newspapers, magazines, radio and television, for advertisers and advertising revenues.

TECHNOLOGY AND SYSTEMS

     We rely almost exclusively on a variety of third-party products for our hardware and software. We operate our network to ensure maximum uptime, to obtain, preserve and analyze customer data, and to enhance our members' experience.

     Our goal is to maintain the technological infrastructure required to handle heavy traffic, e-commerce and complex graphics on our site. We currently house our servers at Exodus Communications in New Jersey. Exodus maintains an environmentally controlled data center with multiple communication lines and uninterrupted power. We believe that our infrastructure conforms to the latest industry standards. We are also in the process of installing additional servers. If a server fails, we believe that we have enough back-up servers to ensure that our service interruption would be minimized. Our infrastructure is scalable in that as additional capacity is needed, additional servers can be easily added. We are also planning to expand our server system to multiple data centers. Currently, a complete failure at our data center would prevent us from delivering our services to our customers and prevent users from accessing our Web site.

     We also run weekly full backups of all of our servers, as well as daily incremental backups of these same machines. These tape backups are stored off of the premises.

TRADEMARKS AND INTELLECTUAL PROPERTY

     We use the following trademarks for which applications in the United States Patent and Trademark Office are pending: "Bolt," our logo, "Banned On," "Bolt Notes" and "Bolt Reporter." We also have trademark and domain name applications pending in other countries.

GOVERNMENT REGULATION

     We are subject to various laws and governmental regulations relating to our business. Although there are currently few laws or regulations directly applicable to online services or the Internet, the increasing popularity and use of the Internet might cause additional laws and regulations to be adopted. These laws and regulations currently cover or may cover in the future issues including the following:

  INTERNET PRIVACY

     The Children's Online Privacy Protection Act of 1998, which was enacted by the United States Congress on October 21, 1998 and for which the Federal Trade Commission issued its final regulations on October 20, 1999, regulates the collection, use, and/or disclosure of personal information obtained from children under the age of 13. Under the provisions of this Act, which becomes effective on April 21, 2000, Web sites catering to children will be required to:

     - provide notice on their Web site and to parents of children under the age of 13 with notice of what information is being collected, how the site uses the information, and the Web site's practices regarding disclosures of information;

     - obtain verifiable parental consent for the collection, use and/or disclosure of their children's information, and allow parents to terminate their consent at any time;

     - provide parents an opportunity to review the information collected from their children; and

     - refrain from conditioning a child's participation in a game on the child revealing more information than reasonably necessary to participate.

     We do not collect information from children under age 13 and therefore do not need to take any specific actions in order to comply with these regulations. However, if we discover that a Bolt member about whom we have collected information has misrepresented his or her age and is in fact under age 13, or that a child under 13 has disclosed personal information on our bulletin boards or in any other public forum on our site, we will have to either (1) remove that person as a Bolt member, or (2) comply with the Federal Trade Commission regulations under the Act.

     It is important to our members that we protect their privacy. We use password protection and member IDs to ensure anonymity among our members. In addition, we do not sell or distribute information about the identities, preferences or page views of individual members without their permission. We do disclose certain information to third parties, with our members' permission, in connection with product promotions and special programs in which members elect to participate. The market research data that we sell to third parties consists of trend information about various segments of our members; for example, what certain types of users like to do in their spare time or which of two products our members prefer. While we believe that we currently adequately provide for our members' privacy, our current programs may not conform to legislation or regulations adopted in the future by the Federal Trade Commission or other governmental entities. In addition, if unauthorized persons were able to penetrate our security and gain access to, or otherwise misappropriate, our members' personal information, we could be subject to liability. Such liability could include claims for misuses of personal information, such as for unauthorized marketing purposes or unauthorized use of credit cards. These claims could result in litigation which could require us to expend significant financial resources and divert management's attention from operations.

     The European Union adopted a Directive which became effective in October 1998 that imposes restrictions on the collection and use of personal data. Under the Directive, European Union citizens are guaranteed the right of access to their data, the right to know where the data originated, the right to have inaccurate data corrected, the right to recourse in the event of unlawful processing of information and the right to withhold permission to use their data for direct marketing. The Directive could affect U.S. companies that collect information over the Internet from individuals in European Union member countries and may impose restrictions that are more stringent than current Internet privacy standards in the United States or our own privacy policies. The Directive does not, however, define what standards of privacy are adequate. As a result, the Directive might adversely affect the activities of entities, including Bolt, that engage in data collection from members in European Union member countries.

  INTERNET TAXATION

     A number of legislative proposals have been made by federal, state, local and foreign governments that would impose additional taxes on the sale of goods and services over the Internet, and some states have taken measures to tax Internet-related activities. Although in October 1998 Congress placed a three-year moratorium on state and local taxes on Internet access or on discriminatory taxes on electronic commerce, existing state or local laws were excluded from this moratorium. Further, once this moratorium is lifted, some type of federal or state taxes may be imposed upon Internet commerce. Such legislation or other attempts at regulating commerce over the Internet may cause sales at the Bolt Store to decrease, which would affect our business.

  DOMAIN NAMES

     Our domain names are our Internet "addresses." Domain names have been the subject of significant trademark litigation in the United States. We have applied for registration of certain domain names in the United States and foreign countries. Third parties might bring claims for infringement against us for the use of these domain names. Moreover, because domain names derive value from the individual's ability to remember such names, it is possible that our domain names could lose their value if, for example, members begin to rely on mechanisms other than domain names to access online resources.

     The current system for registering, allocating and managing domain names has been the subject of litigation and of proposed regulatory reform. Our domain names might lose their value, and we might have to obtain entirely new domain names in addition to or instead of our current domain names if such litigation or reform efforts result in a restructuring of the current system.

  JURISDICTION

     Due to the global reach of the Internet, it is possible that the governments of other states and foreign countries might attempt to regulate our activities or prosecute us for violations of their laws. This could seriously affect our business.

     In addition, because our products and services are available over the Internet anywhere in the world, multiple jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each of those jurisdictions. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify. It is possible that state and foreign governments might also attempt to regulate our transmissions of content on our Web sites or prosecute us for violations of their laws. State or foreign governments might allege or charge us with violations of local laws, we might unintentionally violate these laws, and these laws might be modified, or new laws might be enacted, in the future.

EMPLOYEES

     As of December 6, 1999, we employed a total of 88 full-time employees in the following areas:

     -  product development;

     -  technology;

     -  sales and business development;

     -  e-commerce;

     -  marketing;

     -  market research; and

     -  finance and administration.

     In addition, about 11 persons provide services to us pursuant to consulting and/or freelance agreements. To support our anticipated future growth, we expect to hire additional employees, particularly in the areas of sales and marketing. None of our employees is represented by unions, and we believe our relations with our employees are good.

FACILITIES

     Our principal offices are located in about 11,500 square feet of leased space at 304 Hudson Street, New York, New York 10013. The lease for this space expires February 27, 2007. As we expand, we expect that suitable additional space will be available on commercially reasonable terms, although no assurance can be made in this regard. We also currently lease a small office in Chicago, Illinois pursuant to a lease that expires on December 31, 2000 and a small office in Los Angeles, California pursuant to a lease that expires on January 31, 2000.

LEGAL

     We are not currently involved in any material legal proceedings, nor, to our knowledge, are any threatened.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning our directors, executive officers and key employees as of December 6, 1999:

                   NAME                     AGE                        POSITION
                   ----                     ---                        --------
Daniel A. Pelson(2).......................  33     President, Chief Executive Officer and Director
Jane Mount................................  28     Executive Vice President of Product Development
Albert G. Pastino.........................  57     Chief Financial Officer
Frank Harrison............................  38     Senior Vice President of Finance
Mark Stutzman.............................  30     Chief Technology Officer
Jeanne Sachs..............................  34     Vice President of Ad Sales
Justin Nesci..............................  30     Vice President of Business Development
Alexa Tobin...............................  31     Vice President of Commerce
David Titus, Ph.D.........................  45     Director of Business Intelligence
Alan Colner(1)............................  44     Director
Robert Dove(1)............................  45     Director
Stephen Harrick(2)........................  29     Director
Samantha McCuen(1)(2).....................  31     Director
William S. Peabody........................  28     Director

------------
(1) Member of our Audit Committee
(2) Member of our Compensation Committee

     Daniel A. Pelson co-founded Bolt and has served as our President and Chief Executive Officer and as a director since our inception. Mr. Pelson also serves as Chairman of the Board of Directors for Concrete Media Construction, a custom publishing and Web site development company that was spun off from Bolt in December 1998. Prior to founding Bolt, in 1994 Mr. Pelson created Word, an online magazine that was acquired by Icon CMT Corporation in 1994. From 1988 to 1993, he served as a marketing, sales and product development executive for Sun Microsystems where he marketed and sold products and services to the media industry. Mr. Pelson holds a B.A. in political science and economics from Colgate University and an M.B.A. from New York University's Stern School of Business.

     Jane Mount co-founded Bolt and has served as our Executive Vice President of Product Development since October 1998 and also served as our Creative Director from September 1996 to September 1998. Ms. Mount is responsible for continually driving the usage statistics of Bolt, and responding to the constantly evolving needs of the teen marketplace. From November 1995 to August 1996, she served as Design Director of Word, an online magazine which was acquired by Icon CMT Corporation in 1994. Ms. Mount holds a B.A. from Davidson College.

     Albert G. Pastino has served as our Chief Financial Officer since November 1999. From June 1997 to June 1999, Mr. Pastino served as Senior Vice President and Treasurer of AmTec, Inc., a telecommunications company. From July 1993 to March 1997, Mr. Pastino was with Kohlberg and Company, a private equity investment company, where he served in a variety of positions, including as the President of Kisco Capital Company, Inc., an affiliate of Kohlberg and Company, and also served on the boards of directors of a number of Kohlberg & Company's portfolio companies. From 1989 through 1992, Mr. Pastino served as Senior Vice President and Chief Operating Officer of Fortis Private Capital, Inc., a private equity investment company specializing in expansion financings and management buyouts. Mr. Pastino began his business career at Deloitte & Touche LLP where he served as a partner. Mr. Pastino also gained investment banking experience while working at Alex. Brown & Sons, Incorporated and at various times throughout his career served as the interim chief financial officer of a number of privately and publicly held companies.

     Frank Harrison has been our Senior Vice President of Finance since September 1998 and served as our acting Chief Financial Officer from September 1998 to October 1999. From 1991 to 1998, Mr. Harrison was the principal of Harrison & Company, LLC, a firm he founded in 1991 that provided finance and accounting services to middle-market advertising, new media, and high-technology companies, as well as to large, multi-national public companies. From 1987 to 1991, he was a manager in the Stamford, CT office of Coopers & Lybrand in the Emerging Business Services division. He holds a B.S. in Business Administration from the University of Dayton.

     Mark Stutzman has served as our Chief Technology Officer since July 1999. From July 1998 to June 1999, Mr. Stutzman served as Executive Director, Technology at Cyberian Outpost, a leading e-commerce retailer, where he managed the development, data, system operations and warehouse teams. From 1995 to 1998, he was employed at IBM where, he oversaw the design and implementation of an infrastructure that was designed to scale to support over 1,000 business-to-business Web sites for IBM's corporate customers. While at IBM, Mr. Stutzman also managed all technical facets of ShopIBM, IBM's premiere commerce site, and served as the technical team leader for IBM Global Service's Web hosting department. Mr. Stutzman holds a B.A. in English from S.U.N.Y. New Paltz in New York.

     Jeanne Sachs has served as our Vice President of Ad Sales since May 1, 1999. From November 1994 to May 1999, Ms. Sachs served as Advertising Director of YM, a leading teen-focused magazine. Prior to joining YM, Ms. Sachs held national advertising sales positions at a number of teen and woman-focused magazines, including Seventeen, Vogue and Woman's Day. Ms. Sachs holds a B.S. in International Business and Economics from New York University.

     Justin Nesci has been our Vice President of Business Development since December 1999 and served as our Director of Business Development from April 1999 to December 1999. From March 1997 to March 1999, Mr. Nesci served as an advertising director for E! Online. From February 1996 to March 1997, Mr. Nesci managed brand marketing and media sales for 2d Interactive, Inc., a start-up, interactive media company. From August 1994 to January 1996, Mr. Nesci was a management consultant at Lochridge & Company. From September 1991 to August 1994, Mr. Nesci was an industry analyst for Dataquest, Inc. Mr. Nesci holds a B.A. in Organizational Behavior & Management and Political Science from Brown University.

     Alexa Tobin has served as our Vice President of Commerce since May 1999. From February 1998 to April 1999, Ms. Tobin served as Director of Merchandising for Music Boulevard/N2K, Inc., a leading e-commerce company. From June 1996 to July 1997, Ms. Tobin was the Music Director at WXRK-FM in New York City. From May 1994 to February 1995, Ms. Tobin was the Program Director at WEQX-FM in Albany, NY. From February 1995 to June 1996, she served as Program Director at WBRU-FM, in Providence, Rhode Island. From October 1989 to April 1994, Ms. Tobin worked for Newbury Comics, a leading retailer of music and lifestyle merchandise, where her duties included store management, buying, and ultimately managing the entire distribution facility. Ms. Tobin holds a B.A. in political science from Brown University.

     Dr. David Titus has served as our Director of Business Intelligence since August 1999. From June 1997 to July 1999, Dr. Titus managed consumer research at Philip Morris. From June 1994 to May 1997, he served as a Client Service Executive at Eric Marder Associates, a market research consulting company, where his accounts included Fortune 100 companies in the telecommunications, high tech and consumer package goods industries. Dr. Titus holds a Ph.D. and M.S. in Social Psychology from Rutgers University and B.A in psychology from Montclair State College.

     Alan Colner has been a director since November 1998. Since August 1996, he has served as Managing Director, Private Equity Investments at Moore Capital Management, Inc. Before Joining Moore Capital, Mr. Colner was a Managing Director of Corporate Advisors, L.P., the general partner of Corporate Partners, a private equity fund affiliated with Lazard Freres & Co. LLC. He also serves on the board of directors of iVillage Inc. and NextCard, Inc. as well as several private companies. Mr. Colner holds a B.A. from Yale University and an M.B.A. from the Stanford University Graduate School of Business.

     Robert Dove has been a director since January 1997. Since May 1996, Mr. Dove has been an Executive Vice President and Managing Director of Bechtel Enterprises Holdings, Inc., a wholly-owned subsidiary of Bechtel Group, Inc. Mr. Dove is also a Senior Vice President of Bechtel Group, Inc. From 1985 until 1996, Mr. Dove worked for UBS Securities, an investment banking firm, where he served as, among other things, a Managing Director. Mr. Dove also serves as a director of several private companies. Mr. Dove is a graduate of the Forest School and is a past member of the Institute of bankers in London.

     Stephen J. Harrick has been a director since February 1999. Mr. Harrick has been a Principal at Highland Capital Partners, a venture capital firm focused on Internet and e-commerce companies, since 1997. Mr. Harrick attended Harvard Business School from 1995 to 1997. From 1993 to 1995, he worked at Morgan Stanley & Co. Incorporated as a Financial Analyst specializing in mergers and acquisitions. Mr. Harrick also serves as a director of several private companies. He holds a B.A. in History from Yale University and an M.B.A. from Harvard Business School.

     Samantha McCuen has been a director since February 1999. Ms. McCuen is a Managing Director of Sandler Capital Management, an investment management firm. Ms. McCuen joined Sandler in 1996 and is currently responsible for analyzing, structuring and managing Sandler's investments in Internet and technology companies in the public and private sectors. She is also a Principal of Sandler Internet Partners, L.P. From 1990 to 1996, Ms. McCuen held both equity research and investment banking positions at Morgan Stanley & Co. Incorporated where she specialized in Internet and PC software companies, and was a co-author of The Internet Report. Ms. McCuen also serves as a director of several private Internet companies. Ms. McCuen holds a B.A. in Economics from Lehigh University.

     William S. Peabody has been a director since February 1999. In September 1992, Mr. Peabody founded Tripod.com, a successful Web site community that had over four million registered users. He served as the President and Chief Executive Officer of Tripod until it was sold to Lycos, Inc. in February 1998. Since February 1998, he has served as the Vice President of Network Strategy for Lycos. Mr. Peabody is an observer to the Lycos board of directors, and sits on the board of directors of several private companies, including Streetmail.com and eZiba.com. Mr. Peabody holds a bachelor's degree in political philosophy and sociology from Williams College.

BOARD COMPOSITION

     Upon completion of this offering, our board of directors will consist of six members divided into three classes with two members in each class. Each year the stockholders will elect the members of one of the three classes to a three-year term of office. Upon completion of this offering, Robert Dove and Samantha McCuen will serve in the class whose term expires in 2001; Stephen Harrick and Alan Colner will serve in the class whose term expires in 2002; and Daniel Pelson and William Peabody will serve in the class whose term expires in 2003.

COMMITTEES OF THE BOARD OF DIRECTORS

     Upon completion of this offering, our board of directors will have a compensation committee, which will make recommendations concerning salaries and incentive compensation for our employees and consultants, establish and approve salaries and incentive compensation for our executive officers and administer our stock plans. Upon completion of this offering, our board of directors will also have an audit committee, which will review the result and scope of audits and other services provided by our independent public accountants.

COMPENSATION OF DIRECTORS

     Our directors who are also our employees receive no compensation for serving on the board of directors. We reimburse our non-employee directors for all travel and other reasonable expenses incurred in attending board of director and committee meetings. Our non-employee directors are eligible to receive nonqualified stock option grants under our stock option plans. In April 1999, we granted William S. Peabody, one of our directors, an option to purchase 48,400 shares of our common stock at an exercise price of $.58 per share. One fourth of this option becomes exercisable after one year and the remaining portion becomes exercisable in 36 equal monthly installments thereafter. We may in the future grant additional nonqualified stock options to non-employee directors as an incentive to join or remain on the board of directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Upon completion of this offering, the compensation committee of our board of directors will consist of Daniel Pelson, Samantha McCuen and Stephen Harrick. Neither Ms. McCuen nor Mr. Harrick has been an officer or employee of Bolt at any time since our inception. No executive officer of Bolt serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Prior to the formation of the compensation committee, the board of directors as a whole made decisions relating to the compensation of our executive officers.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued during the year ended December 31, 1998 to our Chief Executive Officer. No other executive officer earned greater than $100,000 in the year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                              LONG-TERM
                                                             COMPENSATION
                                                                AWARDS
                                                             ------------
                                     ANNUAL COMPENSATION        SHARES
                                    ---------------------     UNDERLYING        ALL OTHER
   NAME AND PRINCIPAL POSITION      SALARY($)    BONUS($)     OPTIONS(#)     COMPENSATION($)
----------------------------------  ---------    --------    ------------    ---------------
Daniel A. Pelson..................   $80,000       --            --                --
President and Chief Executive
Officer

OPTION GRANTS IN LAST FISCAL YEAR

     There were no options granted by Bolt to the executive officer named in the Summary Compensation Table above during our fiscal year ended December 31, 1998.

FISCAL YEAR-END OPTION VALUES

     The executive officer named in the Summary Compensation Table above did not exercise any options during our fiscal year ended December 31, 1998 and did not hold any stock options as of December 31, 1998.

STOCK PLANS

  1999 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK OPTION PLAN

     Our 1999 Employee, Director and Consultant Stock Option Plan was approved by our board of directors and by our stockholders in February 1999. Under this plan, we may grant incentive stock options and nonqualified stock options. As of December 6, 1999, a total of 3,077,948 shares of common stock had been reserved for issuance under this plan. As of December 6, 1999, no shares had been issued pursuant to options granted under this plan, 2,207,600 shares were subject to outstanding options and 870,348 shares were available for future grant. On December 15, 1999, our board of directors voted to increase the number of shares issuable under this plan to 3,814,000.

     Upon completion of this offering, this plan is to be administered by our Compensation Committee. The Compensation Committee will determine the terms of options granted pursuant to this plan, including:

     -  the exercise price and the number of shares subject to each option;

     -  the vesting schedule for options;

     -  the termination or cancellation provisions applicable to options; and

     - the conditions relating to our right to reacquire shares subject to options.

The maximum term of options granted under this plan is ten years.

     If we are acquired, the Compensation Committee will provide that outstanding options under this plan shall be: (1) assumed by the successor or acquiring company; (2) exercised within a specified number of days or the options will terminate; or (3) terminated in exchange for a cash payment equal to the value of the option at the time we are acquired. If we are acquired, the Compensation Committee may also provide that all outstanding options fully vest.

  1997 STOCK OPTION PLAN

     Our 1997 Stock Option Plan was approved by our board of directors and by our stockholders in February 1997. Under this plan we may grant incentive stock options, nonqualified stock options and stock appreciation rights (SARs). As of December 6, 1999, a total of 424,544 shares of common stock have been reserved for issuance under this plan. Of these shares, 38,544 shares have been issued pursuant to options granted under this plan, 386,000 shares were subject to outstanding options and no shares were available for future grant.

     Upon completion of this offering, this plan is to be administered by our Compensation Committee. The Compensation Committee will determine the terms of options granted pursuant to this plan, including:

     - the term, exercise price and the number of shares subject to each option or SAR;

     -  the form of consideration to be paid upon exercise of options and SARs;

     -  the vesting schedule for options and SARs; and

     - the termination or cancellation provisions applicable to options and SARs.

The maximum term of options granted under this plan is ten years.

     If we are acquired or in the event of a change of control, the Compensation Committee may provide that certain options or SARs then outstanding for at least one year shall receive upon exercise an amount equal to the fair market value of the consideration to be received per share upon acquisition or change of control minus the applicable exercise price multiplied by the number of shares subject to such option or SAR. The Compensation Committee may provide that this amount may be paid in cash, in the kind of property payable in such merger or change of control or by a combination of cash and property.

  401(k) PLAN

     We maintain a retirement and deferred savings plan for our employees that is intended to qualify as a tax-qualified plan under the Internal Revenue Code. The 401(k) Plan provides that each participant may contribute up to 15% of their salary up to a statutory limit, which is $10,000 in calendar year 1999. Under this Plan we may match up to 25% of employee contributions, up to a maximum of 4% of an employee's compensation.

LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION

     The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.

     Our certificate of incorporation and bylaws also provide that we will indemnify any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. We will repay certain expenses incurred by a director or officer in connection with any civil or criminal action or proceeding, specifically including actions by us or in our name (derivative suits). Such indemnifiable expenses include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest.

     Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

     There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

     Stock Purchases. The following executive officers, directors or holders of more than five percent of our voting securities purchased securities in the amounts as of the dates set forth below. Each share of our Series A-1, Series A-2, Series B-1, and Series B-2 preferred stock is convertible into four shares of our common stock. Each share of our Series C preferred stock is convertible into one share of our common stock.

                                                                 PREFERRED STOCK
                              COMMON     ---------------------------------------------------------------
                              STOCK      SERIES A-1   SERIES A-2   SERIES B-1   SERIES B-2    SERIES C
                            ----------   ----------   ----------   ----------   ----------   -----------
DIRECTORS AND EXECUTIVE
  OFFICERS
Daniel A. Pelson..........   2,684,000          --           --           --           --          9,756
Albert G. Pastino.........          --          --           --           --           --          7,317
Frank Harrison............          --          --           --        2,828           --          2,439
William S. Peabody(1).....          --          --           --       24,193           --         36,585
Samantha McCuen...........          --          --           --        4,839           --             --
Concrete Media, Inc.(2)...          --          --           --           --           --          4,878
5% STOCKHOLDERS
Bechtel Enterprises
  Holdings, Inc.(3).......          --     600,000      125,000           --           --        507,317
Sandler Capital
  Management(4)...........          --          --           --      459,677           --        317,072
Highland Capital
  Partners(5).............          --          --           --      483,871           --        341,463
Oak Investment Partners
  VIII, Limited
  Partnership.............          --          --           --           --      268,818        195,122
Moore Capital Management,
  Inc.(6).................          --          --           --           --           --        975,610
Price Per Share...........     $.00002       $2.50        $3.60        $6.20        $7.44         $10.25
Date(s) of Purchase.......      9/1/96     1/10/97      2/22/99      2/23/99       3/1/99      11/17/99,
                                                                                                11/23/99
                                                                                             and 12/6/99

------------

(1) The 36,585 shares of Series C preferred stock purchased by Mr. Peabody consist of 16,097 shares purchased by Peabody Sabot Ventures, 19,513 shares purchased by Peabody Family Ventures and 975 shares purchased by Caribou Ventures. Mr. Peabody, one of our directors, is the Managing General Partner of each of these entities.

(2) Dan Pelson, our President and Chief Executive Officer, Jane Mount, our Executive Vice President of Product Development, Frank Harrison, our Senior Vice President of Finance, and Bechtel Enterprises Holdings, Inc., a five percent stockholder, own a total of 87% of the stock of this company.

(3) Robert Dove, one of our directors, is an Executive Vice President and Managing Director of Bechtel Enterprises Holdings, Inc.

(4) Samantha McCuen, one of our directors, is a Managing Director of Sandler Capital Management.

(5) Stephen J. Harrick, one of our directors, is a Principal of Highland Capital Partners.

(6) Alan Colner, one of our directors, is Managing Director, Private Equity Investments of Moore Capital Management, Inc.

     We have entered into the following agreements and transactions with our executive officers, directors and holders of more than five percent of our voting securities:

     Amended and Restated Registration Rights Agreement. Bolt, Daniel A. Pelson, our President and Chief Executive Officer, the preferred stockholders listed above and other stockholders have entered into an agreement, pursuant to which they will have registration rights with respect to their shares of common stock following this offering. See "Description of Capital Stock -- Registration Rights" for a more detailed description of the terms of this agreement.

     Sale of custom publishing division. On December 30, 1998, we sold our custom publishing division that provided Web site development services to third parties to Concrete Media Construction, LLC. In consideration we received:

     - A promissory note in the amount of $315,000, bearing interest at a rate equal to the Federal Rate, as defined by the Internal Revenue Code. This note is due and payable in full on December 31, 2001.

     - A promissory note in the amount of $105,000, bearing interest at the Federal Rate. This note was guaranteed by the individuals and entity listed below and was due and payable in full on January 15, 1999. It was paid in full on January 29, 1999.

At the time of this transaction, Dan Pelson, our President and Chief Executive Officer, Jane Mount, our Executive Vice President of Product Development, Frank Harrison, our Senior Vice President of Finance, and Bechtel Enterprises Holdings, Inc., a five percent stockholder, held a total of 87% of the equity interest in Concrete Media Construction.

     After this transaction, we rented space and provided financial, administrative and accounting services to Concrete Media Construction. Concrete Media Construction also provided the services of an information services employee to us. Concrete Media Construction has paid us about $103,000 for rent and the financial, administrative and accounting services we have provided. We have paid Concrete Media Construction about $25,000 for the services they have provided to us. On October 1, 1999, Concrete Media Construction, LLC was reorganized as a Delaware corporation and renamed Concrete Media, Inc. The officers and five percent stockholder mentioned above hold the same total percentage of the equity of Concrete Media, Inc. as they held in Concrete Media Construction, LLC. We are currently providing only minimal administrative services to Concrete Media, Inc.

     Sale of Girls On division. On January 29, 1999, we sold our Girls On division to Girls On, Inc., a wholly-owned subsidiary of Concrete Media Construction, in exchange for the assumption by Girls On, Inc. of all current and future liabilities of this division. The agreement for this sale also included a provision entitling us to receive additional contingent consideration if Girls On, Inc. was sold by Concrete Media Construction to a third party. On August 5, 1999, Concrete Media Construction sold Girls On, Inc. to Oxygen Media, LLC. Pursuant to the contingent consideration provision of the agreement, we received $386,000 in cash as well as equity securities in Oxygen Media valued at $1,050,000.

     Bechtel Enterprises Holding, Inc. On January 22, 1998, we issued a promissory note to Bechtel in the principal amount of $500,000 with an interest rate of ten percent per year. This note was due and payable in full upon the demand of Bechtel at any time after July 22, 1998. In February 1999, this note was converted in exchange for:

     - $52,466 in cash as full and final consideration for the payment of the interest on this note;

     - $50,000 in cash as a payment of a portion of the principal of this note; and

     -  125,000 shares of our Series A-2 Convertible Preferred Stock.

Bechtel is a five percent stockholder and Robert Dove, one of our directors, is an Executive Vice President and Managing Director of Bechtel.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 6, 1999, and as adjusted to reflect the sale of our common stock offered by this prospectus by:

     -  the executive officer named in the Summary Compensation Table;

     -  each of our directors;

     -  all of our current directors and executive officers as a group; and

     - each stockholder known by us to own beneficially more than five percent of our common stock.

     Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of December 6, 1999, pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 14,973,965 shares of common stock outstanding on December 6, 1999, which assumes the conversion of all outstanding
shares of preferred stock into common stock, and                shares of common
stock outstanding after the completion of this offering.

     Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Bolt, Inc., 304 Hudson Street, 7th Floor, New York, NY 10013.

                                                                            PERCENTAGE OF
                                                                            COMMON STOCK
                                                                         BENEFICIALLY OWNED
                                                                     ---------------------------
                                                NUMBER OF SHARES         BEFORE          AFTER
              BENEFICIAL OWNER                 BENEFICIALLY OWNED       OFFERING        OFFERING
---------------------------------------------  ------------------    ---------------    --------
DIRECTORS AND EXECUTIVE OFFICERS
Daniel A. Pelson(1)..........................       2,993,434               20.0%
Robert Dove(2)...............................       3,412,195               22.8
Samantha McCuen(3)...........................       2,175,136               14.5
Stephen J. Harrick(4)........................       2,276,947               12.9
Alan Colner(5)...............................         975,610                6.5
William S. Peabody(6)........................         133,357                  *
All current executive officers and directors
  as a group (14 persons)(7).................      12,579,681               84.0

FIVE PERCENT STOCKHOLDERS
Bechtel Enterprises Holdings, Inc.(2)........       3,412,195               22.8
Highland Capital Partners(4).................       2,276,947               15.2
Sandler Capital Management(3)................       2,155,780               14.4
Oak Investment Partners VIII, Limited
  Partnership(8).............................       1,270,394                8.5
Moore Capital Management, Inc.(5)............         975,610                6.5

------------
 *  Represents beneficial ownership of less than 1% of the shares of Common
    Stock.

(1) Includes 4,878 shares held by Concrete Media, Inc. Mr. Pelson owns 38% of the equity securities of Concrete Media. He disclaims beneficial ownership of these shares except to the extent of his proportional pecuniary interest in these shares.

(2) Consists of 3,407,317 shares held by Bechtel Enterprises Holdings, Inc. and 4,878 shares held by Concrete Media, Inc. Bechtel owns 37% of the equity securities of Concrete Media. Bechtel disclaims beneficial ownership of these shares except to the extent of its proportional pecuniary interest in these shares. Mr. Dove is an Executive Vice President and Managing Director of Bechtel and disclaims beneficial ownership of these shares. Bechtel is located at 50 California Street--Suite 2200, San Francisco, California 94111.

(3) Includes 1,451,736 shares held by Sandler Capital Partners IV, L.P., 594,289 shares held by Sandler Capital Partners IV FTE, L.P. and 109,755 shares held by Sandler Internet Partners, L.P. Ms. McCuen is a Managing Director of Sandler Capital Management and disclaims beneficial ownership of these shares except to the extent of her proportional pecuniary interest in these shares. Sandler Capital Management is located at 767 Fifth Avenue--45th Floor, New York, New York 10153.

(4) Consists of 2,185,868 shares held by Highland Capital Partners IV Limited Partnership and 91,079 shares held by Highland Entrepreneurs Fund IV Limited Partnership. Highland Capital Partners manages these two entities. Mr. Harrick is a Principal of Highland Capital Partners and disclaims beneficial ownership of these shares. Highland Capital Partners IV Limited Partnership and Highland Entrepreneurs Fund IV Limited Partnership each disclaim beneficial ownership of the shares owned by the other entity. Highland Capital Partners is located at 2 International Place--22nd Floor, Boston, Massachusetts 02110.

(5) Includes 780,488 shares held by Moore Global Investments, Ltd and 195,122 shares held by Remington Investments Strategies, L.P. Moore Capital Management, Inc., a Connecticut corporation, is vested with investment discretion with respect to portfolio assets held for the account of Moore Global Investments. Moore Capital Advisors, L.L.C., a New York limited liability company, is the sole general partner of Remington Investment Strategies. Mr. Louis M. Bacon is the majority shareholder of Moore Capital Management, Inc., and is the majority equity holder of Moore Capital Advisors, L.L.C. As a result, Mr. Bacon, though he disclaims beneficial ownership of the shares, may be deemed to be the beneficial owner of the aggregate shares held by Moore Global Investments and Remington Investment Strategies. Alan Colner is Managing Director, Private Equity Investments of Moore Capital Management, Inc., which is the trading advisor of Moore Global Investments. He is also a director of Bolt. Mr. Colner does not have voting or investment power with respect to the shares of securities owned by Moore Global Investments or Remington Investment Strategies, and disclaims beneficial ownership of the shares. Moore Capital Management, Inc. is located at 1251 Avenue of the Americas, New York, New York 10020.

(6) Includes 67,897 shares held by Peabody Family Ventures of which Mr. Peabody is the Managing General Partner, 48,353 shares held by Peabody Sabot Ventures of which Mr. Peabody is the Managing General Partner and 975 shares held by Caribou Ventures of which Mr. Peabody is the Managing General Partner.

(7) Includes 8,937,757 shares held by entities affiliated with our directors and executive officers. See footnotes 1 through 6 above. Also includes 585,800 shares issuable upon options exercisable within 60 days of December 6, 1999.

(8) Includes 24,139 shares held by Oak VIII Affiliates Fund, Limited Partnership. Oak Investment Partners VIII, Limited Partnership is located at One Gorham Island, Westport, Connecticut 06880.

                          DESCRIPTION OF CAPITAL STOCK

     Upon completion of this offering, we will be authorized to issue 50,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.001 par value per share, and there will be shares of common stock and no shares of preferred stock outstanding. Assuming the conversion of our preferred stock, as of December 6, 1999, we had 14,973,965 shares of common stock outstanding held of record by 49 stockholders, and there were outstanding options to purchase 2,593,600 shares of common stock and outstanding warrants to purchase 47,900 shares of common stock.

COMMON STOCK

     Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and nonassessable, and the holders of common stock have no preferences or rights of conversion, exchange or pre-emption. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

PREFERRED STOCK

     The preferred stock, if issued, would have priority over the common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. Our board of directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change in control of Bolt or an unsolicited acquisition proposal.

WARRANTS

     As of December 6, 1999, the following warrants were outstanding.

     - A warrant to purchase 40,000 shares of our common stock was outstanding at an exercise price of $.025 per share. This warrant expires on April 22, 2009.

     - A warrant to purchase 1,975 shares of our Series B-3 Convertible Preferred Stock was outstanding at an exercise price of $30.37 per share. Upon completion of this offering, this warrant will automatically convert into a warrant to purchase 7,900 shares of our common stock at an exercise price of $7.59 per share. This warrant expires on August 31, 2006.

Each of these warrants contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations, and reclassifications and consolidations.

REGISTRATION RIGHTS

     The holders of the following shares of our common stock are entitled to certain registration rights with respect to those shares. These registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in any such registration under certain circumstances. All expenses incurred in connection with registrations effected in connection with the following rights will be borne by us.

     Demand Rights.  Beginning 180 days after completion of this offering:

     - The holders of 11,147,620 shares of common stock and 890,500 shares of common stock issuable upon the exercise of outstanding options and warrants will have certain rights to cause us to register those shares under the Securities Act. We may be required to effect up to three such registrations.

     - The holders of 3,787,801 shares of common stock will the right, on one occasion, to cause us to register those shares under the Securities Act.

Stockholders with these registration rights who are not part of an initial registration demand are entitled to notice and are entitled to include their shares of common stock in the registration.

     Piggyback Rights. If at any time after this offering we propose to register any of our equity securities under the Securities Act, other than in connection with

     - a registration relating solely to our stock option plans or other employee benefit plans, or

     - a registration relating solely to a business combination or merger involving us,

the holders of 14,935,421 shares of common stock and 890,500 shares of common stock issuable upon the exercise of outstanding options and warrants are entitled to notice of such registration and are entitled to include their common stock in the registration.

     Shelf Registration Rights. In addition, the holders of 14,935,421 shares of common stock and 890,500 shares of common stock issuable upon the exercise of outstanding options and warrants will have the right to cause us to register these shares on a Form S-3, provided that we are eligible to use this form. There is no limit to the number of registrations on Form S-3 that we may be required to effect, except that we will not be required to effect such a registration unless the aggregate offering price of the shares to be registered, based on the then current market price, is at least $1.0 million. Stockholders with these registration rights who are not part of an initial registration demand are entitled to notice and are entitled to include their shares of common stock in the registration.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     The provisions of Delaware law and of our certificate of incorporation and by-laws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of Bolt.

     Delaware Statutory Business Combinations Provision. We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporations Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of
Section 203, a "business combination" is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

     Classified Board of Directors. Upon completion of this offering, our board of directors will be divided into three classes. Each year the stockholders will elect the members of one of the three classes to a three-year term of office. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The board of directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

     Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Our by-laws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder's notice generally must be delivered not less than 45 days nor more than 75 days prior to the anniversary of the mailing date of the proxy statement for the previous year's annual meeting. For a special meeting, the notice must generally be delivered by the later of 90 days prior to the special meeting or ten days following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the by-laws. If it is determined that business was not properly brought before a meeting in accordance with our by-law provisions, such business will not be conducted at the meeting.

     Special Meetings of Stockholders. Special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of directors.

     No Stockholder Action by Written Consent. Our certificate of incorporation does not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

     Super-Majority Stockholder Vote required for Certain Actions. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the affirmative vote of the holders of at least 80% of our outstanding voting stock to amend or repeal any of the provisions discussed in this section of this prospectus entitled "Delaware Law and Certain Charter and By-law Provisions". This 80% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. A 80% vote is also required for any amendment to, or repeal of, our by-laws by the stockholders. Our by-laws may be amended or repealed by a simple majority vote of the board of directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock will be American Stock Transfer and Trust Company.

LISTING

     We will complete an application for listing our common stock on the Nasdaq National Market under the symbol "BOLT."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Upon completion of this offering, we will have           shares of common
stock outstanding, assuming no exercise of options and warrants outstanding as of December 6, 1999, and the conversion of all outstanding shares of preferred
stock. Of these shares, the           shares sold in this offering will be
freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our existing "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining 14,973,965 shares of common stock existing are "restricted shares" as defined in Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act. As a result of the contractual 180-day lock-up period described below and the provisions of Rules 144 and 701, these shares will be available for sale in the public market as follows:

             NUMBER OF SHARES                                      DATE
------------------------------------------    ----------------------------------------------
 ..........................................    On the date of this prospectus.
          ................................    After 90 days from the date of this
                                              prospectus.
          ................................    After 180 days from the date of this
                                              prospectus (subject, in some cases, to volume
                                              limitations).
          ................................    At various times after 180 days from the date
                                              of this prospectus (subject, in some cases, to
                                              volume limitations).

LOCK-UP AGREEMENTS

     Bolt, our directors and executive officers and certain of our stockholders and option holders have each agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated, subject to limited exceptions. Morgan Stanley & Co. Incorporated, however, may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of our then-outstanding shares of common stock, which
will equal about          shares immediately after this offering, or the average
weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice of the sale on Form
144. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person, or persons whose shares are aggregated who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 that were purchased from us, or any affiliate, at least two years previously, would be entitled to sell shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

RULE 701

     Subject to limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by our employees, directors, officers or consultants prior to the date we become subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, under written compensatory benefit plans or written contracts relating to the compensation of these persons. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of the options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its minimum holding period requirements.

REGISTRATION RIGHTS

     Upon completion of this offering, the holders of about 14,935,421 shares of common stock and 890,500 shares of common stock issuable upon the exercise of outstanding options and warrants shares of common stock or their transferees, will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See "Description of Capital Stock--Registration Rights" for a more complete description of these registration rights.

STOCK OPTIONS

     As of December 6, 1999, options to purchase a total of 2,593,600 shares of common stock under our stock option plans were outstanding and 1,017,183 were
exercisable.                of the shares subject to options are subject to
lock-up agreements. An additional 870,348 shares of common stock were available for future option grants under our stock plans.

     Upon completion of this offering, we intend to file a registration statement under the Securities Act covering all shares of common stock subject to outstanding options or issuable pursuant to our stock option plans. Subject to Rule 144 volume limitations applicable to affiliates, shares registered under any registration statements will be available for sale in the open market, beginning 90 days after the date of the prospectus, except to the extent that the shares are subject to vesting restrictions with us or the contractual restrictions described above.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Thomas Weisel Partners LLC and J.P. Morgan Securities Inc. are acting as representatives, have severally agreed to purchase and we have agreed to sell to them, the respective number of shares of common stock set forth opposite the names of these underwriters below:

                                                              NUMBER OF
NAME                                                           SHARES
----                                                          ---------
Morgan Stanley & Co. Incorporated...........................
Thomas Weisel Partners LLC..................................
J.P. Morgan Securities Inc..................................

          Total.............................................
                                                              ========

     The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of specified legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus, except those shares covered by the over-allotment option described below, if any shares are taken.

     The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and a portion to some dealers at a price that represents
a concession not in excess of $     per share under the public offering price.
Any underwriter may allow, and these dealers may reallow, a concession not in
excess of $     per share to other underwriters or to other dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

     We have granted to the underwriters an option, exercisable for 30 days from
the date of this prospectus, to purchase up to an aggregate of        additional
shares at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares offered by this prospectus. To the extent this option is exercised, each underwriter will become obligated, subject to specified conditions, to purchase about the same percentage of additional shares as the number set forth next to the underwriter's name in the preceding table bears to the total number of shares set forth next to the names of all underwriters in the preceding table. If the underwriters exercise the over-allotment option in full, the total price to the public for this offering
would be $          , the total underwriting discounts and commissions would be
$          and the total proceeds to Bolt would be $          .

     The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

     At our request, the underwriters have reserved up to          shares of
common stock offered by this prospectus for sale at the initial public offering price to some of our directors, officers, employees, business associates and related persons of Bolt. The number of shares available for sale to the general public will be reduced to the extent that these persons purchase these reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

     Bolt has applied to list the common stock on the Nasdaq National Market under the symbol "BOLT."

     Bolt, our directors and executive officers and certain of our stockholders and option holders have each agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, he, she or it will not, during the period ending 180 days after the date of this prospectus:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

     - enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

     The restrictions described in the immediately preceding paragraph do not apply to:

     - the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

     - transactions by any person other than Bolt relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering.

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed shares of common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     Bolt and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 98 filed public offerings of equity securities, of which 78 have been completed, and has acted as a syndicate member in an additional 53 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

PRICING OF THE OFFERING

     Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price will be:

     -  the future prospects of Bolt and its industry in general;

     - sales, earnings and certain other financial and operating information of Bolt in recent periods; and

     - the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of Bolt.

     The estimated initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     The validity of the issuance of the common stock offered by us in this offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. As of the date of this prospectus, persons and entities affiliated with Mintz Levin own an aggregate of 9,759 shares of our common stock. The underwriters are being represented by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

     The financial statements of Bolt as of and for the nine months ended September 30, 1999 and for the years ended December 31, 1998 and December 31, 1997 and for the period of August 15, 1996 through December 31, 1996, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing in this prospectus and are included in reliance upon the reports of that firm given upon their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

     You may read and copy all or any portion of the registration statement without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at such address, and at the SEC's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC's Web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

                                   BOLT, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Balance Sheets as of December 31, 1997 and 1998 and
September 30, 1999..........................................  F-3
Statements of Operations for the period August 15, 1996
  (date of inception) to December 31, 1996, for the years
  ended December 31, 1997 and 1998 and for the nine months
  ended September 30, 1998 (unaudited) and 1999.............  F-4
Statements of Stockholders' Equity (Deficiency) for the
  period August 15, 1996 (date of inception) to December 31,
  1996, for the years ended December 31, 1997 and 1998 and
  for the nine months ended September 30, 1999..............  F-5
Statements of Cash Flows for the period August 15, 1996
  (date of inception) to December 31, 1996, for the years
  ended December 31, 1997 and 1998 and for the nine months
  ended September 30, 1998 (unaudited) and 1999.............  F-6
Notes to Financial Statements...............................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Bolt, Inc.

     We have audited the accompanying balance sheets of Bolt, Inc. (the "Company") as of December 31, 1997 and 1998 and September 30, 1999, and the related statements of operations, stockholders' equity (deficiency) and cash flows for the period August 15, 1996 (date of inception) to December 31, 1996, for each of the two years in the period ended December 31, 1998 and for the nine months ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1997, 1998 and September 30, 1999, and the results of its operations and its cash flows for the period August 15, 1996 (date of inception) to December 31, 1996, for each of the two years in the period ended December 31, 1998 and for the nine months ended September 30, 1999, in conformity with generally accepted accounting principles.

                                          /s/  DELOITTE & TOUCHE LLP

New York, New York
December 6, 1999

                                   BOLT, INC.

                                 BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                            DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                                1997           1998           1999
                                                            ------------   ------------   -------------
ASSETS
Current assets:
  Cash and cash equivalents...............................    $   184        $   194         $ 3,637
  Accounts receivable, net of allowance for doubtful
     accounts of $0, $11 and $101 as of December 31, 1997,
     1998 and September 30, 1999, respectively............        150            338           1,062
  Prepaid expenses and other current assets...............         61             --             356
                                                              -------        -------         -------
          Total current assets............................        395            532           5,055
Property and equipment, net...............................        242            454           2,377
Investments...............................................         --             --           1,050
Other assets..............................................         25             47             270
                                                              -------        -------         -------
Total assets..............................................    $   662        $ 1,033         $ 8,752
                                                              =======        =======         =======
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
  Accounts payable........................................    $   172        $   246         $ 1,757
  Accrued expenses........................................         95            234             329
  Short-term debt.........................................         --             --             500
  Current portion of note payable and capital lease
     obligations..........................................         --            182             338
                                                              -------        -------         -------
          Total current liabilities.......................        267            662           2,924
Deferred revenues.........................................         --             53              51
Convertible promissory note...............................         --            450              --
Note payable..............................................         --            320             297
Capital lease obligations, less current portion...........         --            178             578
                                                              -------        -------         -------
Total liabilities.........................................        267          1,663           3,850
                                                              -------        -------         -------
Commitments
Redeemable convertible preferred stock:
  Series B-1 convertible preferred stock, $.001 par value;
     no shares authorized, issued and outstanding, 1997
     and 1998; 1,048,387 shares authorized, issued and
     outstanding, 1999 ...................................         --             --           6,132
  Series B-2 convertible preferred stock, $.001 par value;
     no shares authorized, issued and outstanding, 1997
     and 1998; 268,818 shares authorized, issued and
     outstanding, 1999 ...................................         --             --           1,887
                                                              -------        -------         -------
Total redeemable convertible preferred stock .............         --             --           8,019
                                                              -------        -------         -------
Stockholders' equity (deficiency):
  Common stock, $.001 par value; 16,000,000 shares
     authorized; 4,400,000 shares issued and outstanding,
     1997; 4,400,000 shares issued and 2,978,800 shares
     outstanding, 1998; and 4,438,544 shares issued and
     3,017,344 shares outstanding, 1999 ..................          4              4               4
  Series A-1 convertible preferred stock, $.001 par value;
     600,000 shares authorized, issued and outstanding,
     1997, 1998 and 1999 .................................          1              1               1
  Series A-2 convertible preferred stock, $.001 par value;
     no shares authorized, issued and outstanding, 1997
     and 1998; 125,000 shares authorized, issued and
     outstanding, 1999 ...................................         --             --              --
  Additional paid-in capital..............................      1,593          1,987           7,781
  Warrants................................................         --             --           1,521
  Deferred financing costs................................         --             --            (633)
  Accumulated deficit.....................................     (1,203)        (1,741)         (6,139)
  Deferred compensation...................................         --             --          (4,876)
  Note receivable from related party......................         --           (420)           (315)
  Treasury stock..........................................         --           (461)           (461)
                                                              -------        -------         -------
  Total stockholders' equity (deficiency).................        395           (630)         (3,117)
                                                              -------        -------         -------
          Total liabilities and stockholders' equity
            (deficiency)..................................    $   662        $ 1,033         $ 8,752
                                                              =======        =======         =======

                       See notes to financial statements.

                                   BOLT, INC.

                            STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                    PERIOD FROM
                                  AUGUST 15, 1996          YEAR ENDED            NINE MONTHS ENDED
                                (DATE OF INCEPTION)       DECEMBER 31,             SEPTEMBER 30,
                                      THROUGH         ---------------------   -----------------------
                                 DECEMBER 31, 1996      1997        1998         1998         1999
                                -------------------   ---------   ---------   -----------   ---------
                                                                              (UNAUDITED)
Bolt revenues.................       $      --        $      32   $     404    $     184    $   1,885
Revenues related to the Girls
  On and custom publishing
  divisions...................              19              446       2,281        1,606           38
                                     ---------        ---------   ---------    ---------    ---------
          Total revenues......              19              478       2,685        1,790        1,923
                                     ---------        ---------   ---------    ---------    ---------
Costs and expenses:
  Production and technology...              15              810       1,138          813        2,389
  E-commerce..................              --               --          --           --          235
  Sales and marketing.........               1              287         630          393        2,782
  General and
     administrative...........              51              549       1,327          967          999
  Depreciation and
     amortization.............               4               25          75           50          211
  Stock-based compensation....              --               --          --           --        1,256
                                     ---------        ---------   ---------    ---------    ---------
          Total costs and
            expenses..........              71            1,671       3,170        2,223        7,872
                                     ---------        ---------   ---------    ---------    ---------
Loss from operations..........             (52)          (1,193)       (485)        (433)      (5,949)
Other income (expense):
  Interest income (expense),
     net......................              --               42         (53)         (30)         115
  Gain on sale of Girls On....              --               --          --           --        1,436
                                     ---------        ---------   ---------    ---------    ---------
Net loss......................       $     (52)       $  (1,151)  $    (538)   $    (463)   $  (4,398)
                                     =========        =========   =========    =========    =========
Basic loss per share..........       $    (.01)       $    (.26)  $    (.12)   $    (.11)   $   (1.46)
                                     =========        =========   =========    =========    =========
Weighted average number of
  shares of common stock
  outstanding.................       4,400,000        4,400,000   4,368,850    4,400,000    3,009,720
                                     =========        =========   =========    =========    =========

                       See notes to financial statements.

                                   BOLT, INC.

                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                CONVERTIBLE PREFERRED STOCK
                                                                            -----------------------------------
                                                          COMMON STOCK         SERIES A-1         SERIES A-2      ADDITIONAL
                                                       ------------------   ----------------   ----------------    PAID IN
                                                        SHARES     AMOUNT   SHARES    AMOUNT   SHARES    AMOUNT    CAPITAL
                                                       ---------   ------   -------   ------   -------   ------   ----------
Balance at August 15, 1996 (date of inception).......         --     $--         --     $--         --     $--     $    --
Issuance of common stock to founders.................  4,400,000      4          --     --          --     --           94
Net loss.............................................         --     --          --     --          --     --           --
                                                       ---------     --     -------     --     -------     --      -------
Balance at December 31, 1996.........................  4,400,000      4          --     --          --     --           94
Issuance of Series A-1 convertible preferred stock...         --     --     600,000      1          --     --        1,499
Net loss.............................................         --     --          --     --          --     --           --
                                                       ---------     --     -------     --     -------     --      -------
Balance at December 31, 1997.........................  4,400,000      4     600,000      1          --     --        1,593
Purchase of founders common stock....................         --     --          --     --          --     --           --
Sale of custom publishing division to related
 party...............................................         --     --          --     --          --     --          394
Net loss.............................................         --     --          --     --          --     --           --
                                                       ---------     --     -------     --     -------     --      -------
Balance at December 31, 1998.........................  4,400,000      4     600,000      1          --     --        1,987
Issuance of Series A-2 convertible preferred stock in
 exchange for convertible note.......................         --     --          --     --     125,000     --          450
Sale of Girls On division............................         --     --          --     --          --     --           55
Issuance of common stock.............................     38,544     --          --     --          --     --           24
Proceeds on payment of note receivable...............         --     --          --     --          --     --           --
Issuance of warrant to purchase common stock to
 placement agent.....................................         --     --          --     --          --     --         (868)
Deferred compensation on stock options...............         --     --          --     --          --     --        6,133
Amortization of deferred compensation................         --     --          --     --          --     --           --
Issuance of warrant to purchase
 Series B-3 convertible preferred stock in
 connection with credit facility.....................         --     --          --     --          --     --           --
Deferred financing costs on warrants.................         --     --          --     --          --     --           --
Net loss.............................................         --     --          --     --          --     --           --
                                                       ---------     --     -------     --     -------     --      -------
Balance at September 30, 1999........................  4,438,544     $4     600,000     $1     125,000     $--     $ 7,781
                                                       =========     ==     =======     ==     =======     ==      =======

                                                                                                                    NOTES
                                                                                                                  RECEIVABLE
                                                         TREASURY STOCK                               DEFERRED       FROM
                                                       ------------------     DEFERRED                FINANCING    RELATED
                                                        SHARES     AMOUNT   COMPENSATION   WARRANTS     COSTS       PARTY
                                                       ---------   ------   ------------   --------   ---------   ----------
Balance at August 15, 1996 (date of inception).......         --   $  --      $    --       $   --      $  --       $  --
Issuance of common stock to founders.................         --      --           --           --         --          --
Net loss.............................................         --      --           --           --         --          --
                                                       ---------   -----      -------       ------      -----       -----
Balance at December 31, 1996.........................                 --           --           --         --          --
Issuance of Series A-1 convertible preferred stock...         --      --           --           --         --          --
Net loss.............................................         --      --           --           --         --          --
                                                       ---------   -----      -------       ------      -----       -----
Balance at December 31, 1997.........................         --      --           --           --         --          --
Purchase of founders common stock....................  1,421,200    (461)          --           --         --          --
Sale of custom publishing division to related
 party...............................................         --      --           --           --         --        (420)
Net loss.............................................         --      --           --           --         --          --
                                                       ---------   -----      -------       ------      -----       -----
Balance at December 31, 1998.........................  1,421,200    (461)          --           --         --        (420)
Issuance of Series A-2 convertible preferred stock in
 exchange for convertible note.......................         --      --           --           --         --          --
Sale of Girls On division............................         --      --           --           --         --          --
Issuance of common stock.............................         --      --           --           --         --          --
Proceeds on payment of note receivable...............         --      --           --           --         --         105
Issuance of warrant to purchase common stock to
 placement agent.....................................         --      --           --          868         --          --
Deferred compensation on stock options...............         --      --       (5,553)          --         --          --
Amortization of deferred compensation................         --      --          677           --         --          --
Issuance of warrant to purchase
 Series B-3 convertible preferred stock in
 connection with credit facility.....................         --      --           --          653         --          --
Deferred financing costs on warrants.................         --      --           --           --       (633)         --
Net loss.............................................         --      --           --           --         --          --
                                                       ---------   -----      -------       ------      -----       -----
Balance at September 30, 1999........................  1,421,200   $(461)     $(4,876)      $1,521      $(633)      $(315)
                                                       =========   =====      =======       ======      =====       =====


                                                       ACCUMULATED
                                                         DEFICIT      TOTAL
                                                       -----------   -------
Balance at August 15, 1996 (date of inception).......    $    --     $    --
Issuance of common stock to founders.................         --          98
Net loss.............................................        (52)        (52)
                                                         -------     -------
Balance at December 31, 1996.........................        (52)         46
Issuance of Series A-1 convertible preferred stock...         --       1,500
Net loss.............................................     (1,151)     (1,151)
                                                         -------     -------
Balance at December 31, 1997.........................     (1,203)        395
Purchase of founders common stock....................         --        (461)
Sale of custom publishing division to related
 party...............................................         --         (26)
Net loss.............................................       (538)       (538)
                                                         -------     -------
Balance at December 31, 1998.........................     (1,741)       (630)
Issuance of Series A-2 convertible preferred stock in
 exchange for convertible note.......................         --         450
Sale of Girls On division............................         --          55
Issuance of common stock.............................         --          24
Proceeds on payment of note receivable...............         --         105
Issuance of warrant to purchase common stock to
 placement agent.....................................         --          --
Deferred compensation on stock options...............         --         580
Amortization of deferred compensation................         --         677
Issuance of warrant to purchase
 Series B-3 convertible preferred stock in
 connection with credit facility.....................         --         653
Deferred financing costs on warrants.................         --        (633)
Net loss.............................................     (4,398)     (4,398)
                                                         -------     -------
Balance at September 30, 1999........................    $(6,139)    $(3,117)
                                                         =======     =======

                       See notes to financial statements.

                                   BOLT, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               PERIOD
                                                           AUGUST 15, 1996       YEAR ENDED        NINE MONTHS ENDED
                                                         (DATE OF INCEPTION)    DECEMBER 31,         SEPTEMBER 30,
                                                               THROUGH         ---------------   ---------------------
                                                          DECEMBER 31, 1996     1997     1998       1998        1999
                                                         -------------------   -------   -----   -----------   -------
                                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss...............................................         $(52)          $(1,151)  $(538)     $(463)     $(4,398)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization........................            4                25      75         50          231
  Deferred stock based compensation....................           --                --      --         --        1,256
  Gain on sale of Girls On.............................           --                --      --         --       (1,436)
  Changes in operating assets and liabilities:
    Increase in accounts receivable....................          (13)             (136)   (188)      (237)        (724)
    (Increase) decrease in prepaid expenses and other
      current assets...................................           --               (61)     61         17         (356)
    (Decrease) increase in other assets................           (7)              (17)    (23)         1         (195)
    Increase in accounts payable.......................           19               153      74        129        1,585
    Increase in accrued expenses.......................           22                73     138         85          130
    Increase (decrease) in deferred revenues...........            8                (8)     53         32           (2)
                                                                ----           -------   -----      -----      -------
    Net cash used in operating activities..............          (19)           (1,122)   (348)      (386)      (3,909)
                                                                ----           -------   -----      -----      -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment...................          (43)             (229)    (65)       (55)      (2,214)
  Proceeds from the sale of Girls On...................           --                --      --         --          386
                                                                ----           -------   -----      -----      -------
    Net cash used in investing activities..............          (43)             (229)    (65)       (55)      (1,828)
                                                                ----           -------   -----      -----      -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of convertible preferred
    stock, net.........................................           --             1,500      --         --        8,019
  Proceeds from equipment lease financing..............           --                --      --         --          651
  Proceeds from credit facility........................           --                --      --         --          500
  Proceeds from the payment of note receivable.........           --                --      --         --          105
  Proceeds from the issuance of common stock...........           72                25      --         --           24
  Proceeds from convertible note.......................           --                --     500        500           --
  Payments of capital lease obligations................           --                --     (20)        --          (45)
  Payment of convertible note payable..................           --                --      --         --          (50)
  Payments made for treasury stock.....................           --                --     (57)        --          (24)
                                                                ----           -------   -----      -----      -------
    Net cash provided by financing activities..........           72             1,525     423        500        9,180
                                                                ----           -------   -----      -----      -------
Increase in cash and cash equivalents..................           10               174      10         59        3,443
Cash and cash equivalents, beginning of period.........           --                10     184        184          194
                                                                ----           -------   -----      -----      -------
Cash and cash equivalents, end of period...............         $ 10           $   184   $ 194      $ 243      $ 3,637
                                                                ====           =======   =====      =====      =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for income taxes...........................         $ --           $     1   $   1      $  --      $     6
  Cash paid for interest...............................         $ --           $    --   $  13      $  --      $    57
SUPPLEMENTAL DISCLOSURE OF NON-CASH FLOW TRANSACTIONS:
  Fixed assets acquired under capital leases...........         $ --           $    --   $ 247      $  --      $   651
  Note issued to founders for treasury stock...........         $ --           $    --   $ 404      $  --      $    --
  Note received for net assets of custom publishing
    division from related party........................         $ --           $    --   $ 420      $  --      $    --
  Transfer of Girls On liabilities, net................         $ --           $    --   $  --      $  --      $    55
  Conversion of promissory note........................         $ --           $    --   $  --      $  --      $   450
  Warrant issued for Series B-3 convertible preferred
    stock in connection with credit facility...........         $ --           $    --   $  --      $  --      $   653
  Warrant issued for common stock to placement agent...         $ --           $    --   $  --      $  --      $   868

                       See notes to financial statements.

                                   BOLT, INC.

                         NOTES TO FINANCIAL STATEMENTS
             FOR THE PERIOD AUGUST 15, 1996 (DATE OF INCEPTION) TO
            DECEMBER 31, 1996, FOR THE YEARS ENDED DECEMBER 31, 1997
           AND 1998 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

1.  THE COMPANY

     ORGANIZATION--Bolt, Inc., was incorporated in the State of Delaware on August 15, 1996 under the name Concrete Media, Inc. ("Concrete"). Concrete amended and restated its certificate of incorporation on January 10, 1997. As part of a reorganization, the Company sold its custom publishing business division, effective December 30, 1998, and sold its Girls On Web content site ("Girls On") effective January 29, 1999. Effective February 1999, Bolt Media, Inc. was merged into Concrete and Concrete changed its name to Bolt Media, Inc. (the "Company"). On November 17, 1999, Bolt Media, Inc. changed its name to Bolt, Inc. ("Bolt").

     Prior to December 30, 1998, the Company operated through three divisions and/or subsidiaries:

          Bolt, a leading provider of member generated, teen focused content on the Internet through its portal site, Bolt. com;

          Custom Publishing, which provided Web site development and related services to third parties; and

          Girls On, a leading provider of entertainment-related content, written by and focused toward young women.

2.  SIGNIFICANT ACCOUNTING POLICIES AND PROCEDURES

     BASIS OF PRESENTATION--The financial statements include the accounts of Bolt, Inc., and its wholly-owned subsidiary from the date of inception through the period December 31, 1998. The subsidiary was merged with and into the Company on February 16, 1999 (see note 1). All significant intercompany accounts and transactions have been eliminated in consolidation through December 31, 1998.

     USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     CASH AND CASH EQUIVALENTS--The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

     PROPERTY AND EQUIPMENT AND RELATED DEPRECIATION AND AMORTIZATION--Property and equipment are stated at cost, and in the case of equipment under capital leases, the present value of the future minimum lease payments, less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of the depreciable assets, which range from three to seven years, or the lease term. Improvements are capitalized, while repair and maintenance costs are charged to operations as incurred. Depreciation and amortization expense was $4,310, $24,844, $75,000, $50,000, and $211,000 for the period August 15, 1996 to December 31, 1996, for years ended December 31, 1997 and 1998, and for the nine month periods ended September 30, 1998 (unaudited) and 1999, respectively.

     INVESTMENTS--Investments in less than 20% of the share capital of other companies are presented at cost. In the event that management identifies a decline of an other than temporary nature in the estimated fair value of an investment to an amount below cost, such investment will be written down to fair market value.

     IMPAIRMENT OF ASSETS--The Company's long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the net carrying amount may not be recoverable. When such events occur, the Company measures impairment by comparing the carrying value of the long-lived asset to the

                                   BOLT, INC.

estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition. If the sum of the expected undiscounted future cash flows were less than the carrying amount of the assets, the Company would recognize an impairment loss. The impairment loss, if determined to be necessary, would be measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company determined that, as of December 31, 1997, 1998 and September 30, 1999, there had been no impairment in the carrying value of its long-lived assets.

     COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE--As of January 1, 1999, costs of computer software developed or obtained for internal use are capitalized while in the application development stage and are expensed while in the preliminary stage and post-implementation stage. The Company amortizes these capitalized costs over the life of the systems, which is estimated to be four years. The Company capitalized approximately $1.4 million of internal development and software purchase costs relating to its Web site incurred during the application development stage. Prior to January 1, 1999 the Company expensed all internal costs related to software development.

     DEFERRED REVENUES--Deferred revenues represents amounts billed in excess of revenues recognized. Included in accounts receivable are amounts due (under contract) relating to deferred revenues.

     REVENUE RECOGNITION--Income is derived from a variety of sources, including advertising, custom publishing and syndication and E-commerce. Revenues from advertising are derived from the sale of advertising space on the Company's different online services, typically include the guarantee of a minimum number of impressions (times that an advertisement is viewed by members of the Company's online service) and are recognized ratably as impressions are delivered over the period of the advertising contract. Revenues from custom publishing projects and production services from customers that advertise on our site are recognized as earned, over the term of each project. Substantially all projects were completed by December 31, 1997, 1998 and September 30, 1999. E-commerce revenues are recognized when the products are shipped. We also generate e-commerce revenues by charging transaction fees to retailers and e-commerce companies that wish to use our site to promote their products and services as well as to purchase premiere positioning on our site. Generally these companies pay us either a flat fee, a fee based on retail sales to our members or a combination of the two. We recognize transaction fee revenues when earned from our third party partners or, in cases where we receive a flat fee, based on the term of the contract.

     INCOME TAXES--The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," pursuant to which deferred income tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates currently in effect. State and local taxes are based on factors other than income.

     NET LOSS PER COMMON SHARE--Basic loss per common share was computed by dividing net loss by the weighted average number of shares of common stock outstanding. Diluted loss per share has not been presented since the impact for options and warrants, and conversion of preferred shares would have been anti-dilutive (see notes 11 & 13).

     RECENT ACCOUNTING PRONOUNCEMENTS--In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components. The Company has no elements of comprehensive income and the net loss reported in the statements of operations is equivalent to the total comprehensive loss.

     Effective January 1, 1998, the Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way business enterprises

                                   BOLT, INC.

report information about operating segments, as well as enterprise-wide disclosures about products and services, geographic areas and major customers. The Company operates in one segment in the United States.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. Generally, it requires than an entity recognize all derivatives as either an asset or liability and measure those instruments at fair value, as well as identify the conditions for which a derivative may be specifically designed as a hedge. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. The Company does not currently engage or plan to engage in any derivative or hedging activities.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement requires companies to capitalize qualifying computer software costs which are incurred during the application development stage and amortize them over the software's estimated useful life. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The Company adopted the requirements of SOP 98-1 as of January 1, 1999.

     FAIR VALUE OF FINANCIAL INSTRUMENTS--The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and notes payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments and the relatively stable interest rate environment.

     UNAUDITED FINANCIAL INFORMATION--The interim financial information for the nine months ended September 30, 1998, and the related notes, are unaudited. The unaudited interim financial information has been prepared on the same basis as the annual financial statements and, in the opinion of management, reflects all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of operations and cash flows for the nine months period ended September 30, 1998.

3.  SALE OF CERTAIN PORTIONS OF THE BUSINESS

     CUSTOM PUBLISHING--On December 30, 1998, the Company sold its custom publishing division, primarily comprised of the name "Concrete Media," the division's customer list, certain computer equipment and all related liabilities of the division to a related party, Concrete Media Construction, LLC (the "LLC"). The selling price was $420,000, payable in the form of two promissory notes, one for $105,000 and one for $315,000. At December 31, 1998, the notes receivable were reflected as a reduction of stockholders' equity. The first note was paid on January 29, 1999 and the other note is due on December 30, 2001. The amount in excess of the carrying value of net assets transferred to the LLC was recorded as additional paid-in capital.

     The Company continues to provide customers with content production services related to advertising or product presentation on the Company's Web site.

     GIRLS ON--On January 29, 1999, the Company sold all assets of the business of Girls On (primarily the name "Girls On," related trademarks and the software code necessary to operate the site) to a subsidiary of the LLC, Girls On, Inc. in exchange for Girls On, Inc.'s assumption of all current and future liabilities of Girls On.

     The Girls On sale agreement included a provision entitling the Company to additional contingent consideration based on a formula set forth in the agreement. On August 5, 1999, the LLC sold Girls On to Oxygen Media, LLC. In connection with this sale, pursuant to the contingent consideration provision of the agreement, the Company received $386,000 in cash as well as equity securities in Oxygen Media with a fair value of $1,050,000. The gain of $1,436,000 was recognized in the third quarter of 1999.

                                   BOLT, INC.

4.  CONCENTRATION OF CREDIT RISK

     Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents, and trade accounts receivable. The Company maintains cash and cash equivalents with various domestic financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. From time to time, the Company's cash balances with any one financial institution may exceed Federal Deposit Insurance corporation insurance limits.

     The Company's customers are concentrated in the United States. The Company performs ongoing credit evaluations, generally does not require collateral and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information; to date such losses have been within management's expectations.

5.  PROPERTY AND EQUIPMENT

     At December 31, 1997 and 1998 and September 30, 1999, property and equipment consisted of the following (in thousands):

                                                        DECEMBER 31,
                                                        ------------    SEPTEMBER 30,
                     DESCRIPTION                        1997    1998        1999
------------------------------------------------------  ----    ----    -------------
Computer equipment, including assets under capital
  leases..............................................  $222    $365       $2,316
Furniture and fixtures................................    49     193          363
                                                        ----    ----       ------
                                                         271     558        2,679
Less accumulated depreciation and amortization........    29     104          302
                                                        ----    ----       ------
Property, plant and equipment, net....................  $242    $454       $2,377
                                                        ====    ====       ======

6.  INCOME TAXES

     No provision for income taxes has been made because the Company has sustained cumulative losses since the commencement of operations. At September 30, 1999, the Company had net operating loss carryforwards ("NOLs") of approximately $6,209,000, which will be available to reduce future taxable income. The NOLs are expected to expire in the following years (in thousands):

                  YEAR ENDING DECEMBER 31,
------------------------------------------------------------
2012........................................................  $1,166
2013........................................................     554
2014........................................................   4,489
                                                              ------
                                                              $6,209
                                                              ======

In accordance with SFAS No. 109, the Company has computed the components of deferred income taxes as follows (in thousands):

                                        DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                            1997            1998            1999
                                        ------------    ------------    -------------
Deferred tax assets...................     $ 670           $ 771           $ 2,918
Less valuation allowance..............      (670)           (771)           (2,918)
                                           -----           -----           -------
Net deferred taxes....................     $   0           $   0           $     0
                                           =====           =====           =======

                                   BOLT, INC.

The Company's NOLs primarily generated the deferred tax assets. At December 31, 1997 and 1998 and September 30, 1999, a valuation allowance was provided as the realization of the deferred tax benefits is not likely.

7.  CONVERTIBLE PROMISSORY NOTE

     On January 22, 1998, the Company entered into a convertible promissory note with the Series A preferred stockholder whereby the Company received a $500,000 loan, due July 22, 1998, or thereafter on demand. The note bears interest at 10% per annum. On February 17, 1999, a portion of the note was paid, along with accrued interest. The balance of this note was then converted into 125,000 shares of Series A-2 preferred stock (see note 11).

8.  SHORT TERM DEBT

     In August 1999, the Company entered into a short-term revolving line of credit of up to $500,000 with a financing company, maturing on September 1, 2000. Borrowings under this line are made available to the Company against certain eligible receivables as defined in the agreement and bear interest at prime (8 1/4 percent as of September 30, 1999) plus one percent. As of September 30, 1999, $500,000 was outstanding under the line. The loan is collateralized by the Company's cash and cash equivalents and accounts receivable.

9.  COMMITMENTS

     OFFICE LEASES--In August 1998, the Company entered into a sublease agreement to rent office space through February 27, 2007.

     Rent expense was $8,675, $52,523, $111,859, $89,699 and $148,508 for the
period August 15, 1996 to December 31, 1996, for the years ended December 31, 1997 and 1998, and for the nine month period ended September 30, 1998 (unaudited) and 1999, respectively.

     Future minimum payments under the operating lease are as follows (in thousands):

Three months ending December 31, 1999.......................  $   66
Year ending December 31, 2000...............................     265
Year ending December 31, 2001...............................     265
Year ending December 31, 2002...............................     265
Year ending December 31, 2003...............................     265
Year ending December 31, 2004...............................     265
Thereafter..................................................     574
                                                              ------
          Total minimum lease payments......................  $1,965
                                                              ======

     EQUIPMENT LEASES--In August 1999, the Company entered into an equipment lease financing agreement with a financing company. The agreement provides for borrowings not to exceed $1,000,000 which are secured by the Company's equipment and fixtures, and expires at the end of each lease term. The Company has an option to increase this lease line by an additional $500,000 by providing written notice. As of September 30, 1999, $651,023 was outstanding under the line. In addition, the Company issued the financing company a warrant to purchase preferred stock (see note 10).

                                   BOLT, INC.

     The Company is a lessee under several capital lease agreements with third parties for certain equipment. Future minimum lease payments under noncancelable capital leases, together with the present value of the net minimum payments as of September 30, 1999, are as follows (in thousands):

Three months ending December 31, 1999.......................  $ 78
Year ending December 31, 2000...............................   311
Year ending December 31, 2001...............................   282
Year ending December 31, 2002...............................   205
Year ending December 31, 2003...............................    23
Year ending December 31, 2004...............................    23
Thereafter..................................................    49
                                                              ----
          Total minimum lease payments......................  $971
                                                              ----
Less: amounts representing interest.........................   138
                                                              ----
Present value of minimum capital lease payments.............   833
Less: current portion.......................................   255
                                                              ----
Long-term capitalized lease obligations.....................  $578
                                                              ====

     The assets and liabilities under capital leases are recorded at the present value of the minimum lease payments using effective interest rates ranging from 8 percent to 21 percent per annum.

10.  REDEEMABLE CONVERTIBLE PREFERRED STOCK

     In February 1999, the Company sold 1,317,205 shares of Series B-1 and B-2 Convertible Preferred Stock (the "Series B Preferred Stock") to a group of investors. The net proceeds to the Company were approximately $8,019,000. Currently each share of Series B Preferred Stock is convertible, at any time, at the option of the holder, into four shares of common stock.

     The Company will be required to redeem all outstanding shares of Series B Preferred Stock on February 23, 2004. The Series B-1 Preferred Stock will be redeemed for $6.20 per share plus all declared and unpaid dividends, if any. The Series B-2 Preferred Stock will be redeemed for $7.44 per share plus all declared and unpaid dividends, if any. The carrying value of the Series B Preferred Stock is its redemption value, as no dividends have been declared or paid on these shares.

     The Series B Preferred stockholders have senior preference and priority as to the dividends of the Company. If declared, dividends on the Series B shares shall accrue at 8% of the $6.20 stated value of the Series B-1 Preferred Stock and at 8% of the $7.44 stated value of the Series B-2 Preferred Stock. Series B Preferred Stock dividends are not cumulative.

     Series B and Series A Preferred stockholders are entitled to voting rights equal to the number of shares of Common Stock into which the preferred stock is convertible. These holders have additional voting rights regarding matters that affect their series of preferred stock and certain other matters.

11.  STOCKHOLDERS' EQUITY (DEFICIENCY)

     PREFERRED STOCK--In January 1997, the Company sold 600,000 shares of Series A-1 Convertible Preferred Stock to an investor in a private placement. The Company received net proceeds of $1,500,000. Currently, each share of Series A-1 Preferred Stock is convertible, at the option of the holder, into four shares of Common Stock.

     In February 1999, the holder of the convertible promissory note (see note
7) exercised its option to convert the convertible promissory note after the Company made payments of $50,000 of principal and

                                   BOLT, INC.

$52,479 of interest. The remaining $450,000 under this note was converted into 125,000 shares of Series A-2 Preferred Stock. Each share of Series A-2 Preferred Stock is convertible into four shares of Common Stock.

     The Series A-1 and Series A-2 (the "Series A Preferred Stock") Preferred Stockholders have senior preference and priority to the Common Stock to the dividends of the Company. Dividends payable on the Series A Preferred Stock, if declared, will be payable at a rate per annum determined by the Company's Board of Directors. Series A Preferred Stock Dividends are not cumulative.

     After dividends are paid on the Company's Series B Preferred Stock and Series A Preferred Stock, holders of such shares shall participate with the holders of the Company's Common Stock in the issuance of any further dividends ratably in proportion to the number of shares of Common Stock that would be held by each such holder if all outstanding shares of the Company's Series B Preferred Stock and Series A Preferred Stock were converted into common stock.

     TREASURY STOCK--In July 1998, a founder left the Company. Under the terms of a Shareholders' Agreement, on December 22, 1998, the Company repurchased 710,600 shares for approximately $.0125 per share. The balance of the founder's shares, 710,600 shares, were repurchased at a price of $.625 per share.

     The total purchase price of $453,750 was paid as follows: $50,000 upon closing, and the balance in the form of a promissory note. The note requires twenty-two monthly payments of $2,750 each, and a payment of $50,000 due December 22, 1999, and the balance of $293,250 with interest, is due November 2000. In addition, the Company incurred $7,203 of expenses related to this transaction.

     WARRANTS--The Company has issued a warrant to purchase 40,000 shares of Common Stock at $.025 per share to a placement agent in connection with the Series B Preferred Stock financing. This warrant may be exercised in the event of any of the following: (a) a sale of assets of the Company for which stockholder approval is required, (b) a sale of shares of Common Stock of the Company pursuant to an effective registration Statement, (c) the purchase of more than 66 2/3% of the Company's Common Stock by any person or entity and (d) a merger or consolidation of the Company which existing shareholders do not own a majority of the shares of the surviving entity. The Company has recorded this warrant at $868,000 using the Black Scholes option pricing method and has reduced additional paid in capital for a like amount.

     In connection with an equipment lease line of credit, the Company has granted a warrant to purchase Series B-3 Preferred Stock. This warrant expires on August 31, 2006. Initially the warrant was for 8,065 Shares of Series B-3 Preferred Stock and was valued at $652,484 using the Black Scholes option pricing model. However, this warrant is adjustable and the final number of shares issuable and the exercise price per share will be based on a future financing event. An offset in the stockholders' equity section has been recorded as deferred financing costs and will be amortized over the three-year life of the financing agreement (see note 16 for the final terms of this warrant).

12.  RETIREMENT PLAN

     The Company has a 401(k) Retirement/Savings Plan (the "401(k) Plan") for all eligible employees. Employees are eligible to participate on the first semi-annual enrollment date after their date of hire. The Company is not required to, but may make discretionary contributions to the 401(k) Plan. The Company did not make any voluntary contributions to the 401(k) Plan for the years ended December 31, 1997, and 1998 or for the nine month period ended September 30, 1999.

13.  STOCK OPTION PLANS

     The Company has established the 1997 Stock Option Plan (the "1997 Plan") and the 1999 Employee, Director and Consultant Stock Option Plan (the "1999 Plan") to reward employees, consultants and directors for service to the Company and to provide incentives for future service and enhancement of shareholder value.

                                   BOLT, INC.

As of September 30, 1999, the 1997 Plan and the 1999 Plan provided for awards of up to 424,544 and 2,537,948 shares of common stock of the Company, respectively. Options granted under these plans typically vest over a four-year period with 25% vesting in the first year of grant and the remainder vesting equally each month over a thirty-six month period. A total of 2,659,000 options had been granted under these plans as of September 30, 1999.

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options.

     Transactions involving the incentive stock options granted to employees are summarized as follows:

                                                                             WEIGHTED
                                                                             AVERAGE
                                                     NUMBER      EXERCISE    EXERCISE
                                                   OF OPTIONS     PRICE       PRICE
                                                   ----------    --------    --------
Granted..........................................    570,000      $ .625      $ .625
Exercised........................................         --      $ .625      $ .625
Canceled.........................................         --      $ .625      $ .625
                                                   ---------
Outstanding, December 31, 1997...................    570,000
Granted..........................................    160,000      $ .625      $ .625
Exercised........................................         --      $ .625      $ .625
Canceled.........................................   (102,000)     $ .625      $ .625
                                                   ---------
Outstanding, December 31, 1998...................    628,000
Granted..........................................  2,273,000      $ .58       $ .58
Exercised........................................    (38,544)     $ .58       $ .58
Canceled.........................................   (203,456)     $ .58       $ .58
                                                   ---------
Outstanding, September 30, 1999..................  2,659,000
                                                   =========

     There were 37,042, 59,375 and 1,004,433 options exercisable as of December 31, 1997, December 31, 1998 and September 30, 1999, respectively.

     These plans also provide for stock appreciation rights ("SAR's"). As of September 30, 1999, no SAR's had been granted.

     SFAS No. 123, Accounting for Stock-Based Compensation, provides for a fair value based method of accounting for employee options and options granted to non-employees and measures compensation expense using an option valuation model that takes into account, as of the grant date, the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock, and the risk-free interest rate for the expected term of the options. For each of the years ended December 31, 1997 and 1998 and for the nine months ended September 30, 1999, no options were granted to non-employees.

                                   BOLT, INC.

     In connection with the issuance of certain options at prices below the fair market value, the Company had recorded deferred compensation expense of $4.9 million as of September 30, 1999, representing the difference between the exercise price and the deemed fair market value of the Company's common stock at such date. Such amount is included as a reduction of stockholders' equity and is being amortized by charges to operations over the vesting period. Amortization of deferred compensation amounted to $677,250 for the nine months ended September 30, 1999. On February 19, 1999, the Company granted 710,600 stock options to two of the Company's founders at an exercise price of $.58. Such options vested immediately. The Company has recorded a charge of $579,139, representing the difference between the exercise price and the deemed fair market value of the Company's common stock at such date.

     Pro forma disclosure as if the Company adopted the cost recognition requirement under SFAS 123 is presented below (in thousands).

                                                                                   NINE MONTHS
                                             YEAR ENDED         YEAR ENDED            ENDED
                                            DECEMBER 31,       DECEMBER 31,       SEPTEMBER 30,
                                                1997               1998                1999
                                          -----------------  -----------------  ------------------
Net loss applicable to common shares--as
  reported..............................       $1,151              $538               $4,398
Net loss applicable to common
  shares--pro forma.....................       $1,163              $552               $5,107
Loss per common share--as reported......        $.26               $.12               $1.46
Loss per common share--pro forma........        $.26               $.13               $1.70

     The Company used the Black-Scholes option pricing model to estimate fair value utilizing the following assumtions for the respective years (all numbers shown are weighted averages):

                                                                                   NINE MONTHS
                                             YEAR ENDED         YEAR ENDED            ENDED
                                            DECEMBER 31,       DECEMBER 31,       SEPTEMBER 30,
                                                1997               1998                1999
                                          -----------------  -----------------  ------------------
Risk-free interest rate.................        4.62%              4.62%              6.00%
Expected life of options................     3.25 years         3.25 years          3.25 years
Expected annual volatility..............        .001%              .001%               50%
Expected dividend yield.................        none               none                none

14.  MAJOR CUSTOMERS

     Revenues from one customer represented 25% of total revenues for the nine months ended September 30, 1999. Revenues from one customer represented 52% of total revenues in 1998. Revenues from two customers represented 15% and 10% of total revenues in 1997 and 81% and 19% for the period August 15, 1996 (date of inception) through December 31, 1996.

15.  RELATED PARTY TRANSACTIONS

     On December 30, 1998, the Company entered into an agreement whereby the Company and the LLC have been providing and will continue to provide certain services to each other as defined in the agreement. These amounts are determined based on the actual costs incurred related to such services provided.

                                   BOLT, INC.

16.  SUBSEQUENT EVENTS

     STOCK SPLIT--On November 17, 1999, the Company effected a four-for-one stock split of each outstanding share of common stock. The four-for-one stock split described above has been applied retrospectively for all periods presented.

     SERIES C FINANCING--On November 17, 1999, November 23, 1999 and December 6, 1999, the Company sold an aggregate of 3,787,801 shares of Series C Convertible Preferred Stock ("Series C Preferred Stock") to a group of investors for $10.25 per share. The Company received gross proceeds from this sale of approximately $38.8 million. The Company will be required to redeem all of the shares of Series C Preferred Stock and Series B Preferred Stock on November 17, 2004. The Series C Preferred Stock is redeemable at an amount equal to $10.25 per share (subject to appropriate adjustment for any recapitalization events), plus an amount equal to all declared and unpaid dividends, if any. Currently, each share of Series C Preferred Stock is convertible, at any time, at the option of the holder, into one share of common stock.

     INCREASE IN AUTHORIZED STOCK--In connection with the Series C financing, the Company amended and restated its certificate of incorporation to increase the number of authorized shares of common stock and preferred stock to an aggregate of 30,000,000 and 7,500,000, respectively.

     ADJUSTMENT OF SERIES B-3 PREFERRED STOCK WARRANT--The terms of the warrant issued by the Company in connection with the equipment lease line of credit (see note 11) have been finalized. This warrant is now exercisable for up to 1,975 shares of Series B-3 Preferred Stock at an exercise price of $30.37 per share and has a redemption value of $30.37 per share plus all declared and unpaid dividends, if any. Each share of Series B-3 Preferred Stock is convertible into four shares of the Company's Common Stock. Upon the completion of an initial public offering of the Company's Common Stock, this warrant will automatically convert into a warrant to purchase 7,900 shares of Common Stock at an exercise price of $7.59 per share.

     INCREASE IN SHARES UNDER STOCK PLAN--On November 17, 1999, the board of directors and the stockholders of the Company approved an amendment to the 1999 Plan to increase the number of shares of Common Stock issuable thereunder to 3,077,948.

     AGREEMENT WITH AMERICA ONLINE, INC.--In the fourth quarter of 1999, the Company entered into an agreement with America Online, Inc. ("AOL"). The agreement requires the Company to manage and monitor AOL's teen channel as well as to develop a version of Bolt's primary web site that adheres to AOL teen content policies. In return, the Company will receive a minimum number of impressions during the term of the agreement based on branded content and promotional placements that will appear on a variety of AOL properties. The Company will pay AOL a cash amount over the course of 18 months and will provide AOL with certain programming content. The Company will amortize the cost of this agreement ratably as the impressions are delivered. The value of the services the Company will provide to AOL will be recognized as barter revenues as the Company's services are delivered to AOL.

     AGREEMENT WITH FORD MOTOR COMPANY, INC.--In the fourth quarter of 1999, the Company entered into an agreement with Ford Motor Company, Inc. ("Ford") under which the Company will create, manage and provide certain content for a co-branded area of the Company's site. The Company will also provide market research information to Ford. The agreement is to run from January 1, 2000 through December 31, 2002, but may be terminated by either party on December 31, 2000 or 2001. Ford has agreed to pay the Company a cash amount over the course of the contract life in exchange for the above services and for a scheduled minimum number of guaranteed impressions as defined in the agreement. The Company will recognize the revenue derived from this agreement ratably as such impressions are delivered in accordance with the terms of the agreement.

                           [DESCRIPTION OF GRAPHICS]

     The graphic at the top of the page contains the following phrases: "Bolt Profiles give members the chance to find out more about each other (Info about Me, My Homepage, My Board Posts, and Diary), contact each other [Notes], and respond to each other's personal polls [Tagbook]"; and "Stats: 40k notes sent per day, 45k board posts per day, 75k poll responses per day and 600K email accounts."

     The remainder of the page contains a graphic which is a sample profile application, "SupaFlyGuy", which includes "stats" regarding the age, sex, birthday, zodiac sign, country of, and membership information for the member. Click-throughs from various links from the profile are displayed around the profile, such as samples of various applications for "info about me", "diary", "tagbook", "my board posts", "send notes", and "my homepage". Directly below the profile application page is a quote from a member, which states: "Bolt cuts out the fluff. It's about the people who use it, what we want to see, our lives."

                                 BOLT.COM LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

SEC Registration Fee........................................  $   12,144
Nasdaq National Market Listing Fee..........................      90,000
NASD Filing Fee.............................................       5,100
Printing and Engraving Fees.................................     150,000
Legal Fees and Expenses.....................................     375,000
Accounting Fees and Expenses................................     325,000
Blue Sky Fees and Expenses..................................      10,000
Transfer Agent and Registrar Fees...........................      10,000
Miscellaneous...............................................      22,756
                                                              ----------
          Total.............................................  $1,000,000
                                                              ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our certificate of incorporation provides that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of Bolt, Inc. or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our certificate of incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, our bylaws authorize the claimant to bring an action against us and prescribes what constitutes a defense to such action.

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article Tenth of our certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

     - from any breach of the director's duty of loyalty to us or our stockholders;

     - from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     -  under Section 174 of the Delaware General Corporation Law; and

     - from any transaction from which the director derived an improper personal benefit.

     We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

     Additionally, reference is made to the Underwriting Agreement filed as
Exhibit 1.1 hereto, which provides for indemnification by the underwriters of Bolt, our directors and officers who sign the Registration Statement and persons who control Bolt, under certain circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In the three years preceding the filing of this Registration Statement, we have sold the following securities that were not registered under the Securities Act. The following information gives effect to a 4-for-1 split of our common stock effected on November 17, 1999.

  (a)  ISSUANCES OF CAPITAL STOCK AND WARRANTS

     The sale and issuance of the securities described in paragraphs (1) through
(8) below were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) or Regulation D promulgated thereunder.

          (1) On September 1, 1996, we issued a total of 4,400,000 shares of common stock to two of our founders for $.00002 per share. We repurchased 1,421,200 of these shares in December 1998.

          (2) On January 10, 1997, we sold and issued a total of 600,000 shares of Series A-1 Convertible Preferred Stock for $2.50 per share to one investor in a private placement. Each share of our Series A-1 preferred stock is convertible into four shares of our common stock.

          (3) On February 22, 1999, we issued 125,000 shares of Series A-2 Convertible Preferred Stock to one investor in exchange for $450,000 of principal of a note payable by Bolt. Each share of our Series A-2 preferred stock is convertible into four shares of our common stock.

          (4) On February 23, 1999, we sold and issued a total of 1,048,387 shares of Series B-1 Convertible Preferred Stock for $6.20 per share to 18 investors in a private placement. Each share of our Series B-1 preferred stock is convertible into four shares of our common stock.

          (5) On March 1, 1999, we sold and issued a total of 268,818 shares of Series B-2 Convertible Preferred Stock for $7.44 per share to two investors in a private placement. Each share of our Series B-2 preferred stock is convertible into four shares of our common stock.

          (6) On November 17, 1999, November 23, 1999 and December 6, 1999, we sold and issued a total of 3,787,801 shares of Series C Convertible Preferred Stock for $10.25 per share to 32 investors in a private placement. Each share of our Series C preferred stock is convertible into one share of our common stock.

          (7) On April 22, 1999, we issued a warrant to purchase 40,000 shares of our common stock at an exercise price of $.025 per share to one investor.

          (8) On August 23, 1999, we issued a warrant to purchase 1,975 shares of our Series B-3 Convertible Preferred Stock at an exercise price of $30.37 per share to one investor. Each share of our Series B-3 preferred stock is convertible into four shares of our common stock.

  (b)  CERTAIN GRANTS AND EXERCISES OF STOCK OPTIONS

     The sale and issuance of the securities described below were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701.

     Pursuant to our 1999 Employee, Director and Consultant Stock Option Plan and our 1997 Stock Option Plan, we have issued options to purchase an aggregate of 3,222,000 shares of common stock. Of these options:

     - options to purchase 589,856 shares of common stock have been canceled or lapsed without being exercised;

     -  options to purchase 38,544 shares of common stock have been exercised;
        and

     - options to purchase a total of 2,593,600 shares of common stock are currently outstanding, at a weighted average exercise price of $.82 per share.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)  EXHIBITS


EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
  *1.1    Form of Underwriting Agreement.
  +3.1    Restated Certificate of Incorporation of the Registrant.
  *3.2    Restated Certificate of Incorporation of the Registrant to
          be filed upon completion of this offering.
  +3.3    Amended and Restated Bylaws of the Registrant.
  *3.4    Restated Bylaws of the Registrant to be effective upon
          completion of this offering.
  *4.1    Form of Common Stock Certificate.
  *5.1    Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
          P.C. with respect to the legality of securities being
          registered.
 +10.1    The Registrant's 1999 Employee, Director and Consultant
          Stock Option Plan.
 +10.2    The Registrant's 1997 Stock Option Plan.
 +10.3    Second Amended and Restated Registration Rights Agreement,
          dated November 17, 1999 by and between the Registrant and
          Certain Stockholders.
 +10.4    Agreement of Sublease, dated August 15, 1998, by and between
          Avalanche Solutions, Inc. and the Registrant.
 +10.5    Office Service Agreement, dated October 29, 1999, by and
          between Vantas West Wacker, Inc., dba VANTAS, and the
          Registrant.
 +10.6    Office Service Agreement, dated June 30, 1999, by and
          between Vantas and the Registrant.
**10.7    Anchor Tenant Agreement, dated November 16, 1999, by and
          between America Online, Inc. and the Registrant.
**10.8    Special Delivery/Special Offer Agreement, dated August 15,
          1999, by and between Lycos, Inc. and the Registrant.
**10.9    Agreement, dated November 17, 1999, by and between Ford
          Motor Co. and the Registrant.
**10.10   Anchor Provider Agreement, dated August 27, 1999, by and
          between Microsoft Corporation and the Registrant.
**10.11   Advertising Insertion Order, dated September 1, 1999, by and between Yahoo! Inc. and the Registrant.
 +10.12   Asset Purchase and Assumption of Liabilities Agreement,
          dated December 30, 1998, by and between the Registrant and
          Concrete Media Construction, LLC.

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
 +10.13   Asset Purchase and Assumption of Liabilities Agreement,
          dated January 29, 1999, by and between the Registrant and
          Girls On, Inc.
  23.1    Consent of Deloitte & Touche LLP
 *23.2    Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
          P.C. (see Exhibit 5.1)
 +24.1    Powers of Attorney (See page II-5)
 +27.1    Financial Data Schedule


------------
*  To be filed by amendment.


+  Previously filed.



** Confidential treatment has been requested for a portion of this exhibit.


  (b)  FINANCIAL STATEMENT SCHEDULES

     Financial Statement Schedules are omitted because the information is included in our financial statements or notes to those financial statements.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on December 30, 1999.


                                          BOLT, INC.

                                          By:     /s/ DANIEL A. PELSON
                                            ------------------------------------
                                                      Daniel A. Pelson
                                            President & Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities held on the dates indicated.



                     SIGNATURE                                   TITLE                     DATE
                     ---------                                   -----                     ----
               /s/ DANIEL A. PELSON                  President, Chief Executive      December 30, 1999
---------------------------------------------------    Officer and Director
                 Daniel A. Pelson                      (principal executive
                                                       officer)

               /s/ ALBERT G. PASTINO                 Chief Financial Officer         December 30, 1999
---------------------------------------------------    (principal financial and
                 Albert G. Pastino                     accounting officer)

                   ROBERT DOVE*                      Director                        December 30, 1999
---------------------------------------------------
                    Robert Dove

                 WILLIAM PEABODY*                    Director                        December 30, 1999
---------------------------------------------------
                  William Peabody

                 SAMANTHA MCCUEN*                    Director                        December 30, 1999
---------------------------------------------------
                  Samantha McCuen

                STEPHEN J. HARRICK*                  Director                        December 30, 1999
---------------------------------------------------
                Stephen J. Harrick

                   ALAN COLNER*                      Director                        December 30, 1999
---------------------------------------------------
                    Alan Colner



* By executing his name hereto, Daniel A. Pelson is signing this document on behalf of the persons indicated above pursuant to the powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.




             By: /s/ DANIEL A. PELSON
  ----------------------------------------------
                 Daniel A. Pelson
                 Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
  *1.1    Form of Underwriting Agreement.
  +3.1    Restated Certificate of Incorporation of the Registrant.
  *3.2    Restated Certificate of Incorporation of the Registrant to
          be filed upon completion of this offering.
  +3.3    Amended and Restated Bylaws of the Registrant.
  *3.4    Restated Bylaws of the Registrant to be effective upon
          completion of this offering.
  *4.1    Form of Common Stock Certificate.
  *5.1    Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
          P.C. with respect to the legality of securities being
          registered.
 +10.1    The Registrant's 1999 Employee, Director and Consultant
          Stock Option Plan.
 +10.2    The Registrant's 1997 Stock Option Plan.
 +10.3    Second Amended and Restated Registration Rights Agreement,
          dated November 17, 1999 by and between the Registrant and
          Certain Stockholders.
 +10.4    Agreement of Sublease, dated August 15, 1998, by and between
          Avalanche Solutions, Inc. and the Registrant.
 +10.5    Office Service Agreement, dated October 29, 1999, by and
          between Vantas West Wacker, Inc., dba VANTAS, and the
          Registrant.
 +10.6    Office Service Agreement, dated June 30, 1999, by and
          between Vantas and the Registrant.
**10.7    Anchor Tenant Agreement, dated November 16, 1999, by and
          between America Online, Inc. and the Registrant.
**10.8    Special Delivery/Special Offer Agreement, dated August 15,
          1999, by and between Lycos, Inc. and the Registrant.
**10.9    Agreement, dated November 17, 1999, by and between Ford
          Motor Co. and the Registrant.
**10.10   Anchor Provider Agreement, dated August 27, 1999, by and
          between Microsoft Corporation and the Registrant.
**10.11   Advertising Insertion Order, dated September 1, 1999, by and between Yahoo! Inc. and the Registrant.
 +10.12   Asset Purchase and Assumption of Liabilities Agreement,
          dated December 30, 1998, by and between the Registrant and
          Concrete Media Construction, LLC.
 +10.13   Asset Purchase and Assumption of Liabilities Agreement,
          dated January 29, 1999, by and between the Registrant and
          Girls On, Inc.
  23.1    Consent of Deloitte & Touche LLP
 *23.2    Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
          P.C. (see Exhibit 5.1)
 +24.1    Powers of Attorney (See page II-5)
 +27.1    Financial Data Schedule


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*  To be filed by amendment.



+  Previously filed.



** Confidential treatment has been requested for a portion of this exhibit.